SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
_____________________________________________
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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
_____________________________________________
WRIGHT MEDICAL GROUP N.V.
(Name of Registrant as Specified in Its Charter)
_____________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Wright Medical Group N.V.
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
(+ 31) 20 521-4777
________________________
May 15, 2018

Dear Shareholders:
On behalf of the board of directors, we cordially invite you to attend the 2018 Annual General Meeting of Shareholders of Wright Medical Group N.V. to be held on Friday, June 29, 2018, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.
Information about our annual general meeting, the agenda items and the various matters on which our shareholders will vote is included in the notice of meeting and proxy statement that follow.
It is important that your shares be represented at the annual general meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Regardless of whether you plan to attend the meeting, we encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 27, 2018. If you attend the annual general meeting and prefer to vote in person, you may withdraw your proxy at that time.
Our annual report on Form 10-K for the fiscal year ended December 31, 2017 is being provided to you together with these proxy materials for your review. A copy of our related Dutch statutory annual accounts, as prepared in accordance with Dutch law, is available on our website at www.wright.com.
On behalf of the board of directors and management, it is our pleasure to express our appreciation for your continued support.

Sincerely,
/s/ David D. Stevens	/s/ Robert J. Palmisano
David D. Stevens	Robert J. Palmisano
Chairman	President and Chief Executive Officer

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Wright Medical Group N.V.
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
(+ 31) 20 521-4777
________________________
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 29, 2018
________________________
TO THE SHAREHOLDERS OF WRIGHT MEDICAL GROUP N.V.:
Notice is hereby given that the Annual General Meeting of Shareholders of Wright Medical Group N.V. will be held on Friday, June 29, 2018, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.
The agenda for the Annual General Meeting is as follows:

1.	Opening.

2.	Report of our board of directors on the fiscal year ended December 31, 2017 (for discussion only).

3.
Appointment of one executive director and eight non-executive directors and notification to the shareholders of the contemplated appointment of Robert J. Palmisano as an executive director and David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors to serve until the 2019 annual general meeting of shareholders or until his or her earlier death, resignation or removal (voting proposal no. 1).

4.	Directors’ remuneration for the fiscal year ended December 31, 2017 (for discussion only).

5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 (voting proposal no. 2).

6.	Appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 30, 2018 (voting proposal no. 3).

7.	Adoption of our Dutch statutory annual accounts for the fiscal year ended December 31, 2017 (voting proposal no. 4).

8.	Release of each member of our board of directors from liability with respect to the exercise of his or her duties during the fiscal year ended December 31, 2017 (voting proposal no. 5).

9.
Extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 29, 2019 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 6).

10.	Approval, on an advisory basis, of our executive compensation (voting proposal no. 7).

11.	Closing.

Many of the agenda matters are presented to the general meeting of our shareholders as a result of our company being organized under the laws of the Netherlands. Several matters that are within the authority of the board of directors under most U.S. state corporate laws require shareholder approval under Dutch law. Additionally, Dutch governance provisions require certain discussion topics for annual general meetings of shareholders upon which shareholders do not vote.
Our board of directors has determined that all holders of record of our ordinary shares as of the close of business on Friday, June 1, 2018, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, are entitled to notice of and to attend and vote at the Annual General Meeting. If you wish to attend the Annual General Meeting, however, you must notify our board of directors of your intention to do so no later than June 22, 2018, by submitting your name and number of ordinary shares beneficially owned to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own ordinary shares through a broker, such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so in the manner described above no later than June 22, 2018 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2018. Access to the Annual General Meeting is permitted only after verification of personal identification.
It is important that your shares be represented at the Annual General Meeting, regardless of the number of shares you hold and whether or not you plan to attend the Annual General Meeting in person. Regardless of whether you plan to attend the Annual General Meeting, I encourage you to exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 27, 2018. If you attend the meeting and prefer to vote in person, you may withdraw your proxy at that time.
With respect to the appointment of one executive director and eight non-executive directors in voting proposal no. 1, our board of directors recommends a vote FOR the appointment of Robert J. Palmisano as an executive director and each of David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors. With respect to the other voting proposals, our board of directors recommends a vote FOR each of the other voting proposals being presented to our shareholders at the Annual General Meeting.
* * * * *

By Order of the Board of Directors,
/s/ James A. Lightman
James A. Lightman
Senior Vice President, General Counsel and Secretary

Amsterdam, The Netherlands
May 15, 2018

TABLE OF CONTENTS
____________________

____________________

References to “Wright,” “company,” “we,” “our” or “us” in this proxy statement refer to Wright Medical Group N.V. and our subsidiaries unless the context otherwise requires.
References to “Wright ordinary shares,” “ordinary shares” or “shares” in this proxy statement refer to our ordinary shares, par value €0.03 per share.
References in this proxy statement to a particular year refer to the applicable fiscal year, unless we indicate otherwise. Accordingly, references to “2017” or the “year ended December 31, 2017” mean the fiscal year ended December 31, 2017, unless we indicate otherwise.
References to the “Wright/Tornier merger” or the “merger” in this proxy statement refer to the merger between Wright Medical Group, Inc. and Tornier N.V. completed on October 1, 2015. References to “legacy Wright” and “legacy Tornier” refer to Wright Medical Group, Inc. and Tornier N.V., respectively, before completion of the Wright/Tornier merger.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on February 28, 2018, in “Part I, Item 1A, Risk Factors,” which is being provided to you together with this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our Annual Report on Form 10-K, including in “Part I, Item 1A. Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10‑K are not exclusive and further information concerning our company and our business, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.
____________________
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on June 29, 2018. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2017 are available at www.proxyvote.com. In addition, such documents also are available at our offices at the address set forth above and on our website at www.wright.com.

ii

Wright Medical Group N.V.
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
(+ 31) 20 521-4777
________________________
PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS

To be held on June 29, 2018
________________________
The board of directors of Wright Medical Group N.V. is soliciting your proxy for use at the 2018 Annual General Meeting of Shareholders to be held on Friday, June 29, 2018, beginning at 9:00 a.m. (Central European Time) at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.
The annual general meeting of shareholders to which this proxy statement relates constitutes the annual general meeting of shareholders for purposes of and will satisfy applicable laws, rules and regulations of the United States, the Nasdaq Stock Market and the Netherlands. As used herein, the term “Annual General Meeting” means the 2018 Annual General Meeting of Shareholders to be held on June 29, 2018.
This proxy statement, proxy card and other materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are being sent to our shareholders on or about May 15, 2018.
GENERAL INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING
When and Where is the Annual General Meeting?
The Annual General Meeting will be held on Friday, June 29, 2018, at 9:00 a.m. (Central European Time), at our principal executive office located at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.
What is the Purpose of the Annual General Meeting?
The purpose of the Annual General Meeting is to give our shareholders an opportunity to consider and act upon the matters set forth in the Notice of Annual General Meeting of Shareholders.
How Do I Attend the Annual General Meeting?
If you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so no later than June 22, 2018, by submitting your name and number of Wright ordinary shares beneficially owned to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. If you own your ordinary shares through a broker and you wish to attend the Annual General Meeting, you must notify our board of directors of your intention to do so in the manner described above no later than June 22, 2018 and also provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2018. Access to the Annual General Meeting is permitted only after verification of personal identification.
Who Can Vote?
Only shareholders of record of our ordinary shares at the close of business on June 1, 2018, or the record date, according to American Stock Transfer & Trust Company, LLC, our registrar and transfer agent, or such shareholders’ proxies, will be entitled to vote at the Annual General Meeting. As of May 4, 2018, the number of outstanding ordinary shares entitled to vote on each voting proposal at the Annual General Meeting was 105,969,807.
How Many Votes Do I Have?
Each Wright ordinary share entitles the holder thereof to one vote on each matter that is voted on at the Annual General Meeting.
Is My Vote Important?
Yes. Your vote is important regardless of how many Wright ordinary shares you own. Please take a moment to read the instructions in response to the next question below, vote your shares and submit your proxy as soon as possible to ensure that your shares are represented and voted at the Annual General Meeting.
How Do I Vote?
If you are the registered holder of Wright ordinary shares, you are the record holder of those shares, and you can vote at the Annual General Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual General Meeting. If you attend the Annual General Meeting, you may revoke your proxy by voting in person at that time.
If you are a shareholder of record and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on June 27, 2018 to be counted.
There are three ways to vote by proxy:

•
By Internet-You can vote by Internet by going to the website www.proxyvote.com and following the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, your proxy card.

•	By Telephone-You can vote by telephone by calling toll-free 1-800-690-6903 in the United States, Canada and Puerto Rico and following the instructions.

•
By Mail-You can vote by mail by completing, signing, dating and mailing your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on (i)  our executive director nominee and each of our eight non-executive director nominees in voting proposal no. 1 and (ii) each of the other voting proposals in this proxy statement.
If you vote by proxy without indicating your instructions, your shares will be voted:

•	FOR the appointment of Robert J. Palmisano as an executive director and David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and

Elizabeth H. Weatherman as non-executive directors, as recommended by our board of directors, in voting proposal no. 1; and

•	FOR each of the other voting proposals in this proxy statement, as recommended by our board of directors.
How Do I Vote if My Shares Are Held in Street Name?
If you own Wright ordinary shares through a broker, bank or other nominee, such shares often are referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our share register. For shares held in street name, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own ordinary shares in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, you should vote your shares by following the procedures specified on your broker’s voting instruction form. Shortly before the Annual General Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual General Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual General Meeting, as well as notify our board of directors of your intention to do so in the manner described above no later than June 22, 2018 and provide us with appropriate evidence of ownership of and authority to vote the shares no later than June 22, 2018.
Can I Change My Vote or Revoke My Proxy?
Yes. You may change your vote or revoke a proxy at any time prior to its exercise at the Annual General Meeting by:

•	giving to our Senior Vice President, General Counsel and Secretary a written notice of revocation of the proxy’s authority;

•	submitting a duly executed proxy card bearing a later date;

•	voting again by Internet, telephone or mail at a later time before the closing of these voting facilities at 11:59 p.m. (Eastern Time) on June 27, 2018; or

•	attending the Annual General Meeting and voting in person.
Your attendance at the Annual General Meeting alone, without voting at the meeting, will not revoke your proxy.
What Vote is Required to Appoint Directors and Approve Each Voting Proposal?
Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on the board of directors. If the list of candidates contains one candidate for a vacancy to be filled, such candidate shall be appointed, unless the binding nature of the nominations by the board of directors is set aside. The binding nature of the nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual general meeting if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of the issued share capital. At an annual general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.
The affirmative vote of a majority of the votes cast in person or by proxy at the Annual General Meeting and entitled to vote on the proposal is required to approve each of the other voting proposals in this proxy statement.
Although there is no general quorum requirement under Dutch law, our articles of association provide that resolutions with respect to the voting proposals in this proxy statement shall be passed by a simple majority of votes cast in a meeting where at least one-third of the outstanding shares are represented. Broker non-votes will not count as shares present at the Annual General Meeting or for the purpose of determining the number of votes cast. “Broker non-votes”

are shares that are held in “street name” by a broker, bank or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Abstentions will count as shares present at the Annual General Meeting, but will not count for the purpose of determining the number of votes cast.
How Will Votes Be Counted?
Each Wright ordinary share will be counted as one vote according to the instructions contained on a properly completed proxy or cast in person at the Annual General Meeting. Shares will not be voted in favor of a proposal if either the shareholder abstains from voting on a particular matter or the shares represent broker non-votes.
Who Will Count the Votes?
All proxies submitted to us will be tabulated by Broadridge Financial Solutions, Inc. All shares voted by shareholders of record present in person at the Annual General Meeting will be tabulated by our Corporate Secretary or his designee.
How Does the Board of Directors Recommend that I Vote on the Voting Proposals?
Our board of directors recommends that you vote:

•
FOR the appointment of Robert J. Palmisano as an executive director and David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as non-executive directors, in each case to serve until the 2019 annual general meeting of shareholders or until his or her earlier death, resignation or removal (voting proposal no. 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 (voting proposal no. 2);

•	FOR the appointment of KPMG N.V. as the auditor for our Dutch statutory annual accounts for the fiscal year ending December 30, 2018 (voting proposal no. 3);

•	FOR the adoption of our Dutch statutory annual accounts for the fiscal year ended December 31, 2017 (voting proposal no. 4);

•	FOR the release of each member of our board of directors from liability with respect to the exercise of his or her duties during the fiscal year ended December 31, 2017 (voting proposal no. 5);

•
FOR the approval of the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 29, 2019 on the open market, through privately negotiated transactions or in one or more self-tender offers for a price per share (or depositary receipt) not less than the nominal value of a share and not higher than 110% of the market price of a share (or depositary receipt) at the time of the transaction (voting proposal no. 6); and

•	FOR the approval, on an advisory basis, of our executive compensation (voting proposal no. 7).
Where Can I Find the Voting Results of the Annual General Meeting?
We plan to announce preliminary voting results at the Annual General Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual General Meeting.

VOTING PROPOSAL NO. 1 - APPOINTMENT OF DIRECTORS
__________________

Board Structure and Size
We have a one-tier board structure. Our articles of association provide that the number of our directors will be determined by our board of directors, provided that our board of directors will be comprised of at least one executive director and two non-executive directors. Under Dutch law, our executive directors are responsible for the policy and day-to-day management of our company. Our non-executive directors supervise and provide guidance to the executive director.
Our board of directors is currently comprised of one executive director and seven non-executive directors. In connection with the Annual General Meeting, our board of directors set the number of our directors at nine, one of whom is an executive director and eight of whom are non-executive directors, conditioned upon and effective as of the appointment of the nine director nominees listed below.
At the Annual General Meeting, our shareholders will be asked to appoint one individual to fill the one open executive director position and eight individuals to fill the eight open non-executive director positions. In each case, these directors would be appointed to serve until the 2019 annual general meeting of shareholders or until his or her earlier death, resignation or removal.
Current Directors
Our board of directors currently consists of the following eight directors, one of whom is an executive director and seven of whom are non-executive directors.

Robert J. Palmisano, Executive Director	Amy S. Paul, Non-Executive Director
Gary D. Blackford, Non-Executive Director	David D. Stevens, Non-Executive Director
John L. Miclot, Non-Executive Director	Richard F. Wallman, Non-Executive Director
Kevin C. O’Boyle, Non-Executive Director	Elizabeth H. Weatherman, Non-Executive Director
Director Nominees
At the Annual General Meeting, our shareholders will be asked to appoint one individual to fill the one open executive director position and eight individuals to fill the eight open non-executive director positions. In each case, these directors would be appointed to serve until the 2019 annual general meeting of shareholders or until his or her earlier death, resignation or removal. The director nominees are listed below, eight of whom as current directors and one of whom, J. Patrick Mackin, if appointed by our shareholders, would be a new non-executive director. The table below sets forth certain information, as of May 10, 2018, concerning the director nominees.

Name	Age	Position
Robert J. Palmisano	73	President and Chief Executive Officer and Executive Director
David D. Stevens	64	Chairman and Non-Executive Director
Gary D. Blackford	61	Non-Executive Director
J. Patrick Mackin	51	Non-Executive Director Nominee
John L. Miclot	59	Non-Executive Director
Kevin C. O’Boyle	62	Non-Executive Director
Amy S. Paul	66	Non-Executive Director
Richard F. Wallman	67	Non-Executive Director
Elizabeth H. Weatherman	58	Non-Executive Director

Under Dutch law and our articles of association, our board of directors has the right to make binding nominations for open positions on our board of directors. If the list of candidates contains one candidate for each open position to be filled, such candidate shall be appointed unless the binding nature of the nominations by the board of directors is set aside. The binding nature of nominations by our board of directors may be overridden by a vote of two-thirds of the votes cast at an annual or extraordinary general meeting of our shareholders if such two-thirds vote constitutes more than one-half of our issued share capital, in which event a new meeting would be called at which the resolution for appointment of a member of our board of directors would require a majority of two-thirds of the votes cast, representing more than one-half of our issued share capital. At an annual or extraordinary general meeting of shareholders, votes in respect of the appointment of a member of our board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.
Our board of directors, upon recommendation of the nominating, corporate governance and compliance committee of our board of directors, has unanimously adopted resolutions to make the following binding nominations:

1.
For the only open executive director position, our board of directors has nominated Robert J. Palmisano to serve as an executive director for a term ending on the 2019 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Palmisano for this position.

2.
For the first open non-executive director position, our board of directors has nominated David D. Stevens to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Stevens for this position.

3.
For the second open non-executive director position, our board of directors has nominated Gary D. Blackford to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Blackford for this position.

4.
For the third open non-executive director position, our board of directors has nominated J. Patrick Mackin to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Mackin for this position.

5.
For the fourth open non-executive director position, our board of directors has nominated John L. Miclot to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Miclot for this position.

6.
For the fifth open non-executive director position, our board of directors has nominated Kevin C. O’Boyle to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. O’Boyle for this position.

7.
For the sixth open non-executive director position, our board of directors has nominated Amy S. Paul to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until her earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Ms. Paul for this position.

8.
For the seventh open non-executive director position, our board of directors has nominated Richard F. Wallman to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until his earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Mr. Wallman for this position.

9.
For the eighth open non-executive director position, our board of directors has nominated Elizabeth H. Weatherman to serve as a non-executive director for a term ending on the 2019 annual general meeting of shareholders or until her earlier death, resignation or removal. Our board of directors recommends that shareholders vote for the appointment of Ms. Weatherman for this position.

Information regarding these nine director nominees, all of whom are current directors other than Mr. Mackin, including their biographical information, can be found below under “-Information About Director Nominees.”
Each director that is appointed at the Annual General Meeting will serve until the 2019 annual general meeting of shareholders or until his or her earlier death, resignation or removal.
The persons named as proxies will vote the proxies received by them for the appointment of Mr. Palmisano as an executive director and the appointment of Mr. Stevens, Mr. Blackford, Mr. Mackin, Mr. Miclot, Mr. O’Boyle, Ms. Paul, Mr. Wallman and Ms. Weatherman as non-executive directors, unless otherwise directed. If prior to the Annual General Meeting, our board of directors should learn that any nominee for director will be unable to serve for any reason, the proxies may be voted only for the appointment of the nominees who will be able to serve. The board of directors has no reason to believe that any of the director nominees will be unable to serve.
The proposed executive director appointment and each of the proposed non-executive director appointments is each considered a separate voting item under Dutch law.
Information About Director Nominees
Robert J. Palmisano was appointed our President and Chief Executive Officer and an executive director and member of our board of directors in October 2015 in connection with the Wright/Tornier merger. Mr. Palmisano has served as President and Chief Executive Officer of Wright Medical Group, Inc. since September 2011. Prior to joining legacy Wright, Mr. Palmisano served as President and Chief Executive Officer of ev3 Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano currently serves on the Providence College Board of Trustees and serves on the board of directors of Avedro Inc., a privately held ophthalmic medical device and pharmaceutical company. Mr. Palmisano previously served on the board of directors of ev3 Inc., Osteotech, Inc. and Abbott Medical Optics, Inc., all publicly held companies, and Bausch & Lomb, a privately held company. Under the terms of his employment agreement, we have agreed that Mr. Palmisano will be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders during the term of his employment as President and Chief Executive Officer of our company. Mr. Palmisano’s qualifications to serve on our board of directors include his day-to-day knowledge of our company and business due to his position as President and Chief Executive Officer, his experience serving on other public companies’ boards of directors, and his extensive business knowledge working with other public companies in the medical device industry.
David D. Stevens joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Stevens serves as our Chairman. Mr. Stevens was a member of the board of directors of Wright Medical Group, Inc. from 2004 to 2015 and served as Chairman of the Board from 2009 to October 2015 and interim Chief Executive Officer of Wright from April 2011 to September 2011. He has been a private investor since 2006. Mr. Stevens served as Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005, served as Chairman of the Board from 1999 to 2005, and was President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He serves on the board of directors of Allscripts Healthcare Solutions, Inc., a publicly held company. He previously served on the board of directors of Viasystems Group, Inc., a publicly held company, from 2012 until May 2015 when it was acquired by TTM Technologies, Inc., Medco Health Solutions, Inc., a publicly held company, from 2006 until 2012 when it was acquired by Express Scripts Holding Company, and Thomas & Betts Corporation, a publicly held company, from 2004 to 2012 when it was acquired by ABB Ltd. Mr. Stevens's qualifications to serve on our board of directors include his extensive experience serving as a chief executive officer, including as interim chief executive officer of legacy Wright, his close familiarity with our business, and his prior experience as a director of legacy Wright.
Gary D. Blackford joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Blackford was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. From 2002 to February 2015, Mr. Blackford served as President and Chief Executive Officer and a member of the board of directors of Universal Hospital Services, Inc., a provider of medical technology outsourcing and services to the healthcare industry, and from 2007 to February 2015, served as Chairman of the Board. From 2001 to 2002, Mr. Blackford served as Chief Executive Officer of Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer of ShopforSchool, Inc. He served as Chief Operating Officer for Value Rx from 1995 to 1998 and Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford currently serves on the board of directors of Halyard Health, Inc. and ReShape Lifesciences Inc. (formerly EnteroMedics Inc.), both publicly held companies. He also serves on the board of directors of Pipeline Rx, Inc., a privately held telepharmacy company and is the Vice Chairman of the Minnesota Children's Hospitals and Clinics. Mr. Blackford previously served on the board of directors of Compex Technologies, Inc., a publicly held medical device company, from 2005 until its acquisition by Encore Medical Corporation in 2006. Mr. Blackford’s qualifications to serve as a member of our board of directors include his experience as a chief executive officer and director of a healthcare services company and other companies and as a director of other public companies in the healthcare industry, his extensive experience leading healthcare companies, and his prior experience as a director of legacy Wright.
J. Patrick Mackin currently serves as President and Chief Executive Officer of CryoLife, Inc., a manufacturer, processor, and distributor of medical devices and implantable human tissues used in cardiac and vascular surgical procedures focused on aortic repair. He has held this position since September 2014. He was appointed to the CryoLife board of directors in October 2014, and was appointed Chairman of the CryoLife board of directors in April 2015. Mr. Mackin has more than 25 years of experience in the medical device industry. Prior to joining CryoLife, Mr. Mackin served as President of Cardiac Rhythm Disease Management, the then largest operating division of Medtronic, Inc., a global medical device company, from August 2007 to August 2014. At Medtronic, he previously held the positions of Vice President, Vascular, Western Europe and Vice President and General Manager, Endovascular Business Unit. Prior to joining Medtronic in 2002, Mr. Mackin worked for six years at Genzyme, Inc. serving as Senior Vice President and General Manager for the Cardiovascular Surgery Business Unit and as Director of Sales, Surgical Products division. Before joining Genzyme, Mr. Mackin spent four years at Deknatel/Snowden-Pencer, Inc. in various roles and three years as a First Lieutenant in the U.S. Army. Mr. Mackin has served as a director of Opsens, Inc., a fiber optic sensors manufacturer, since 2016. Mr. Mackin received an MBA from the Kellogg Graduate School of Management at Northwestern University and is a graduate of the U.S. Military Academy at West Point. Mr. Mackin’s qualifications to serve on our board of directors include his experience as a chief executive officer of a medical device company and various other officer positions with medical device companies and his deep knowledge of the medical device industry.
John L. Miclot joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Miclot was a member of the board of directors of Wright Medical Group, Inc. from 2007 to 2015. Mr. Miclot has served as President and Chief Executive Officer and a member of the board of directors of LinguaFlex, Inc., a medical device company focused on treatment of sleep disordered breathing, since August 2015. From December 2011 to December 2014, he served as Chief Executive Officer and a member of the board of directors of Tengion Inc., a publicly held company that focused on organ and cell regeneration. Prior to joining Tengion, Mr. Miclot was an Executive-in Residence at Warburg Pincus, LLC. From 2008 to 2010, he was President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases. From 2003 until 2008, he served as President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, and prior to such time, served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. From 1995 to 1998, he served as Senior Vice President, Sales and Marketing of Healthdyne Technologies, Inc., a medical device company that was acquired by Respironics, Inc. in 1998. Mr. Miclot spent the early part of his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc. and Medix Inc. Mr. Miclot serves as Chairman and a member of the board of directors of Breathe Technologies, Inc., a privately held company. Mr. Miclot also serves as a director of the Pittsburgh Zoo and PPG Aquarium, charitable and educational institutions, serves on the University of Iowa Tippie College of Business board of advisors and serves as an industrial advisor to EQT Partners, an investment company. Mr. Miclot previously served on the board of directors of DENTSPLY International Inc., a dental products company, prior to its merger with Sirona Dental Systems, Inc. in February 2016, and ev3 Inc., a global endovascular device company, prior to the sale of the company in 2010. Mr. Miclot’s qualifications to serve on our board of directors include his substantial experience as a chief executive officer of several medical device companies, his deep knowledge of the medical device industry, and his prior experience as a director of legacy Wright.
Kevin C. O’Boyle has served as a non-executive director and member of our board of directors since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company that was acquired by Shire plc in July 2011. From January 2003 until December 2009, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc., a medical device orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle serves on the board of directors of GenMark Diagnostics, Inc. and Sientra, Inc., both publicly held companies. Mr. O’Boyle previously served on the board of directors of ZELTIQ Aesthetics, Inc., a public company acquired by Allergan plc in April 2017, and Durata Therapeutics, Inc. until its acquisition by Actavis plc in November 2014. Mr. O’Boyle’s qualifications to serve on our board of directors includes his executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held, and his financial and accounting expertise.
Amy S. Paul joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Ms. Paul was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul previously served on the board of directors of Derma Sciences, Inc., a publicly held company, Viking Systems, Inc., a publicly held company, until October 2012 when it was acquired by Conmed Corporation, and was a commissioner of the Northwest Commission on Colleges and Universities from 2010 to 2013. Ms. Paul serves on the President’s Innovation Network at Westminster College. Ms. Paul’s qualifications to serve on our board of directors include her over three decades of experience in the medical device industry, including having served in various executive roles with responsibilities that include international and divisional operations as well as marketing and sales functions, her experience as a director of other public companies in the healthcare industry, and her prior experience as a director of legacy Wright.
Richard F. Wallman has served as a non-executive director and member of our board of directors since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc., Mr. Wallman served as Controller of International Business Machines Corporation. Mr. Wallman serves on the board of directors of Charles River Laboratories International, Inc., Extended Stay America, Inc. and Roper Technologies, Inc., all publicly held companies. Mr. Wallman previously served on the board of directors of Convergys Corporation, Dana Holding Corporation and ESH Hospitality, Inc., all publicly held companies. Mr. Wallman’s qualifications to serve on our board of directors include his prior public company experience, including as Chief Financial Officer of Honeywell, his significant public company director experience, and his financial experience and expertise.
Elizabeth H. Weatherman has served as a non-executive director and member of our board of directors since July 2006. Ms. Weatherman was initially appointed as a director of Tornier in connection with the securityholders’ agreement that Tornier entered into with certain shareholders. The securityholders’ agreement terminated by its terms in May 2016. Ms. Weatherman has been a Special Limited Partner of Warburg Pincus LLC, a private equity firm, since January 2016. Ms. Weatherman previously was a Partner of Warburg Pincus & Co., a Member and Managing Director of Warburg

Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and primarily focused on the firm’s healthcare investment activities. Ms. Weatherman serves on the board of directors of several privately held companies. Ms. Weatherman previously served on the boards of directors of several publicly held companies, primarily in the medical device industry, including ev3 Inc., Wright Medical Group, Inc., and Kyphon Inc. Ms. Weatherman’s qualifications to serve on our board of directors include her extensive experience as a director of several public and private companies in the medical device industry.
Board Recommendation
Our board of directors unanimously recommends that shareholders vote “FOR” the appointment of Robert J. Palmisano as an executive director and each of David D. Stevens, Gary D. Blackford, J. Patrick Mackin, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman as a non-executive director, in each case to serve until the 2019 annual general meeting of shareholders, or until his or her earlier death, resignation or removal.

VOTING PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018
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Proposed Ratification of the Appointment of KPMG LLP
The audit committee of our board of directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 and has directed that management submit the appointment of KPMG LLP for ratification by our shareholders at the Annual General Meeting. A voting proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018 will be presented at the Annual General Meeting.
Although ratification is not required by law or otherwise, our board of directors is submitting this proposal as a matter of good corporate practice. If this proposal is not approved by our shareholders at the Annual General Meeting, the audit committee will reconsider its appointment of KPMG LLP. Even if this proposal is approved by our shareholders at the Annual General Meeting, the audit committee may appoint a different independent registered public accounting firm at any time during the year if it determines that this would be in the best interests of our company and our shareholders.
Representatives of KPMG LLP are not expected to be present in person at the Annual General Meeting. However, representatives of KPMG LLP will be available by telephone at the Annual General Meeting to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.
Audit, Audit-Related, Tax and Other Fees
The following table shows the fees that we paid or accrued for audit and other services provided by our independent registered public accounting firm, KPMG LLP, and its affiliated entities, including KPMG N.V., for fiscal years 2017 and 2016:

Fees	2017	2016
Audit fees	$2,050,153	$2,400,253
Audit-related fees	72,550	43,000
Tax fees	—	265,000
All other fees	3,000	120,000
Total	$2,125,703	$2,828,253
In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K, and the review of our consolidated financial statements included in quarterly reports on Form 10-Q and registration statements and for services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included in “audit fees” and include fees for services performed related to audits on our benefit plan and due diligence on acquisitions; “tax fees” are fees for tax compliance and consultation primarily related to assistance with international tax compliance and tax audits, tax advice on acquisitions, and tax planning; and “all other fees” are fees for any services not included in the first three categories, which includes fees for a risk management review and assessment.
Pre-Approval Policies and Procedures
In addition to retaining KPMG LLP to audit our consolidated financial statements, the audit committee from time to time will retain KPMG LLP to provide other auditing and advisory services. The audit committee understands the need for our independent registered public accounting firm to maintain objectivity and independence in its audits of our consolidated financial statements. The audit committee has reviewed all non-audit services provided by KPMG LLP in 2017 and has concluded that the provision of such services was compatible with maintaining KPMG LLP’s independence in the conduct of its auditing functions.
To help ensure the independence of the independent auditor, the audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent registered public accounting firm prior to commencement of services. Our audit committee chairman has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.
Report of the Audit Committee of the Board of Directors
This report is furnished by the audit committee of our board of directors with respect to our consolidated financial statements for the fiscal year ended December 31, 2017.
Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, expressing an opinion as to the conformity of the consolidated financial statements with U.S. generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.
In performing its oversight role, the audit committee has (i) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2017; (ii) discussed with representatives of KPMG LLP the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees); (iii) received the written disclosures and the letters from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the audit committee concerning KPMG LLP’s independence; and (iv) discussed with representatives of KPMG LLP its independence and concluded that it is independent from Wright and our management.
Based upon the reviews and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.
Audit Committee
Richard F. Wallman, Chair
Gary D. Blackford
Kevin C. O’Boyle
Board Recommendation
Our board of directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2018.

VOTING PROPOSAL NO. 3 - APPOINTMENT OF KPMG N.V. AS AUDITOR FOR DUTCH STATUTORY ANNUAL ACCOUNTS FOR FISCAL YEAR 2018
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Proposed Appointment of KPMG N.V.
Pursuant to Dutch law, the general meeting is authorized to appoint an auditor to audit our Dutch statutory annual accounts. Further to the recommendation of the audit committee of our board of directors, our board of directors proposes to the general meeting to appoint KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 30, 2018.
Representatives of KPMG N.V. are expected to be present in person at the Annual General Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.
If this voting proposal is not adopted by our shareholders at the Annual General Meeting, an alternative auditor will need to be appointed by the general meeting to audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 30, 2018.
Audit, Audit-Related, Tax and Other Fees
We refer you to “Voting Proposal No. 2. Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal Year 2018-Audit, Audit-Related, Tax and Other Fees” for a description of all fees that we paid or accrued for audit and other services provided by KPMG N.V. and its affiliated entities, including KPMG LLP, for fiscal years 2017 and 2016.
Pre-Approval Policies and Procedures
We refer you to “Voting Proposal No. 2. Ratification of the Appointment of KPMG LLP as Independent Registered Public Accounting Firm for Fiscal Year 2018-Pre-Approval Policies and Procedures” for a description of our policies and procedures regarding audit and permissible non-audit services provided by our independent registered public accounting firm, KPMG LLP, and the auditor of our Dutch statutory annual accounts, KPMG N.V.
Board Recommendation
Our board of directors unanimously recommends that shareholders vote “FOR” the appointment of KPMG N.V. to serve as our auditor who will audit our Dutch statutory annual accounts to be prepared in accordance with Dutch law for the year ending December 30, 2018.

VOTING PROPOSAL NO. 4 - ADOPTION OF DUTCH STATUTORY ANNUAL ACCOUNTS
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Proposed Adoption of Dutch Statutory Annual Accounts
At the Annual General Meeting, as contemplated by Dutch law and as required for Dutch registered companies, our shareholders will be asked to adopt our Dutch statutory annual accounts for the fiscal year ended December 31, 2017, which are comprised of our balance sheet and the profits and loss account with explanatory notes thereto prepared in accordance with International Financial Reporting Standards, or IFRS.
As a public limited liability company incorporated under the laws of the Netherlands, we are required by both Dutch law and our articles of association to prepare Dutch statutory annual accounts and submit them to our shareholders for confirmation and adoption. Our Dutch statutory annual accounts have been prepared in accordance with IFRS and Dutch law. Our Dutch statutory annual accounts are different from the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017 that were prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and filed with the SEC. The Dutch statutory annual accounts contain some disclosures that are not required under U.S. GAAP and not contained in our Annual Report on Form 10-K.
A copy of our Dutch statutory annual accounts is available on our website at www.wright.com or may be obtained by contacting James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.
Due to the international nature of our business and pursuant to a prior shareholder authorization, our Dutch statutory annual accounts and annual report have been prepared in the English language.
Board Recommendation
Our board of directors unanimously recommends that shareholders vote “FOR” the adoption of our Dutch statutory annual accounts for the fiscal year ended December 31, 2017.

VOTING PROPOSAL NO. 5 - RELEASE OF CERTAIN LIABILITIES
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Proposed Release of Certain Liabilities
At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to release each member of our board of directors in office during the fiscal year ended December 31, 2017 from liability with respect to the exercise of his or her management and other duties during our fiscal year ended December 31, 2017.
If our shareholders approve this release of liability, then members of our board of directors will not be liable to our company for actions that such directors took on behalf of our company in the exercise of their duties during the fiscal year ended December 31, 2017. However, this release does not apply to matters that were not previously disclosed to our shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.
Board Recommendation
Our board of directors unanimously recommends that shareholders vote “FOR” the release of each member of our board of directors in office during the fiscal year ended December 31, 2017 from liability with respect to the exercise of his or her management and other duties during our fiscal year ended December 31, 2017.

VOTING PROPOSAL NO. 6 - EXTENSION OF AUTHORITY OF THE BOARD OF DIRECTORS TO REPURCHASE UP TO 10% OF OUR ISSUED SHARE CAPITAL UNTIL DECEMBER 29, 2019
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Proposed Extension of Repurchase Authority
At the Annual General Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our shareholders will be asked to vote on an extension of the authority of our board of directors to repurchase up to 10% of our issued share capital (including depositary receipts issued for our shares) until December 29, 2019 in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share (or depositary receipt) ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. This authority to repurchase shares is similar to that generally afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the average of the closing price on each of the consecutive trading days during a period no shorter than five trading days and no longer than 20 trading days immediately preceding the date of repurchase as reasonably determined by our board of directors. Our prior board of directors share repurchase authorization is scheduled to expire on December 23, 2018.
Under Dutch law and our articles of association, our board of directors may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this voting proposal will allow us to have the flexibility to repurchase our shares without the expense of calling an extraordinary general meeting of shareholders. Such authorization may not continue for more than 18 months, but may be given on a rolling basis.
Although our board of directors has no present intention to commence an open market or other share repurchase program, our board of directors believes that we would benefit by authorizing our board of directors to repurchase our shares if the board of directors believes such repurchases would be in the best interests of our company and shareholders. For example, to the extent our board of directors believes that our shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital (including depositary receipts issued for our shares) may represent an attractive investment for us. Such shares could be used for any valid corporate purpose, including use under our equity compensation plans, sale in connection with the exercise of outstanding options, or for acquisitions, mergers or similar transactions. The reduction in our issued capital resulting from any such purchases will increase the proportionate interest of the remaining shareholders in our net worth and whatever future profits we may earn. However, the number of shares repurchased (including depositary receipts issued for our shares), if any, and the timing and manner of any repurchases would be determined by our board of directors, in light of prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the shares in our capital which we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries (including depositary receipts issued for our shares), may never exceed 50% of our issued share capital.
In order to provide us with sufficient flexibility, our board of directors proposes that the general meeting of shareholders extend authority to our board of directors for the repurchase of up to 10% of our issued share capital (including depositary receipts issued for our shares) (or, based on the number of shares currently outstanding, approximately 10.6 million shares) until December 29, 2019 on the open market, or through privately negotiated repurchases or in self-tender offers, at prices ranging up to 110% of the market price per share (or depositary receipt) at the time of the transaction. Such authority would extend for 18 months from the date of the Annual General Meeting until December 29, 2019.
Board Recommendation
Our board of directors unanimously recommends that shareholders vote “FOR” the extension of the authority of our board of directors to repurchase up to 10% of our issued share capital until December 29, 2019.

VOTING PROPOSAL NO. 7 - ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION
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Proposed Advisory Approval of our Executive Compensation
Our board of directors is providing our shareholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this proxy statement, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes.
We last submitted a say-on-pay proposal to our shareholders at our 2017 annual general meeting of shareholders held on June 23, 2017. At that meeting, almost 80% of the votes cast by our shareholders were in favor of our say-on-pay vote. Some of the changes made to our executive compensation program in 2017, as described below under “-Shareholder Outreach Efforts and 2017 Changes to Our Executive Compensation, were made in response to shareholder feedback, including our say-on-pay vote last year.
Compensation Objectives and Philosophies
Our executive compensation policies, plans and programs seek to enhance our financial performance, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay-for-performance. Specifically, our executive compensation programs are designed to:

•	Reinforce our corporate mission, vision and values;

•	Attract and retain executives important to the success of our company;

•	Align the interests of our executives with the interests of our shareholders; and

•	Reward executives for the achievement of company performance objectives, the creation of shareholder value in the short- and long-term, and their contributions to the success of our company.
To achieve these objectives, the compensation committee makes executive compensation decisions based on the following philosophies:

•
Base salary and total compensation levels will generally be targeted to be within a reasonable range of the 67th percentile of a group of similarly-sized peer companies. However, the specific competitiveness of any individual executive’s salary and compensation will be determined considering factors like the executive’s experience, skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and the sufficiency of total compensation potential to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

•
At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results and/or creation of shareholder value.

•
The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level, and compensation. However, compensation programs should not encourage excessive risk-taking behavior among executives and should support our commitment to corporate compliance.

•	Primary emphasis should be placed on company performance as measured against goals approved by the compensation committee rather than on individual performance.

•	At least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.

Compensation Highlights and Best Practices
The “Compensation Discussion and Analysis” section describes our executive compensation program and the executive compensation decisions made by our compensation committee in 2017 in more detail. Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our shareholders.
What We Do:

Pay for Performance
We tie compensation directly to financial and other performance metrics. Our annual incentive plan pays out only if certain levels of performance are met. In 2017, we granted performance share units, which comprise of one-third of executives’ long-term incentive and will be earned only if certain levels of performance are met.

Bonus Caps	We cap our performance incentive plan bonuses and new performance-based awards at 200% of target.
Performance Measure Mix	We use a mix of performance measures within our performance incentive plan.
At-risk Pay	A significant portion of our executive compensation is “performance-based” or “at risk.”
Equity-based Pay	A significant portion of our executive compensation is “equity-based” and in the form of equity awards.
LTI Grant Guidelines	We have adopted and review annually long-term incentive guidelines for the grant of equity awards.
Long-term Vesting
Value received under equity awards is tied to three to four-year vesting and any value from stock options is contingent upon long-term stock price performance. Our performance-based awards vest only if certain levels of performance are achieved over a three-year performance period.

Clawback Policy	Our clawback policy authorizes recovery of gains from incentive compensation in the event of certain financial restatements.
Stock Ownership Guidelines	We maintain stock ownership guidelines for all our executives.
Independent Committee and Consultant	We have an independent compensation committee which is advised by an independent external compensation consultant.
What We Don't Do:

No Repricing	We do not allow repricing or exchange of any equity awards without shareholder approval.
No Excessive Perquisites	We do not provide excessive perquisites to our executives.
No Tax Gross-Ups	We do not provide tax “gross-up” payments to our executives, other than customary tax gross-up payments under our relocation policy and to our CEO under his employment agreement.
No Hedging or Pledging	We do not allow our employees to engage in hedging transactions, including short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our securities.
No Dividends on Unvested Awards	We do not pay dividends on unvested equity awards.
Shareholder Outreach Efforts and 2017 Changes to Our Executive Compensation
During 2017, we spent considerable time reviewing our executive compensation program to ensure that it not only motivates our executives, but also aligns with shareholder interests and prevailing market practice. As part of this review, we reached out and listened to shareholders. In 2017, we contacted our top 50 institutional shareholders, representing approximately 89% of our outstanding ordinary shares and attended over 300 meetings for investors and interested investors. For the individual investor meetings, our CEO, Chief Financial Officer and/or Chief Communications Officer attended. The agenda for these meetings requested feedback from investors and shareholders and generally included: (1) a review of our operations and results to date; (2) a summary of our strategic priorities and focus; and (3) a review of our compensation philosophy and its alignment with our strategic direction. The three most common themes noted from investors and shareholders included incorporating the use of performance-based equity awards, eliminating single trigger change-in-control provisions in our equity plan and holding an annual (versus triennial) say-on-pay vote.
As a result of this review and based on feedback from investors and shareholders, we implemented the following new executive compensation practices during 2017:

Performance-Based Awards
We changed the mix of our executive long-term incentive awards to incorporate performance-based awards. We moved to a mix comprised of one-third performance share unit awards, one-third time-based stock options and one-third time-based restricted stock unit awards. The performance share unit awards will vest upon achievement of performance goals over a three-year performance period.

Double Trigger Vesting	Our new equity and incentive plan (approved by shareholders in 2017) (referred to as our 2017 equity plan) includes a double trigger change-in-control vesting provision.
Minimum Vesting Periods
Our 2017 equity plan requires all new equity awards to contain minimum vesting periods of at least one year for performance-based awards and three years for time-based full value awards granted to employees.

Clawback Policy	We adopted a clawback policy that authorizes recovery of gains from incentive compensation, including equity awards, in the event of certain financial restatements.
Annual Say-on-Pay Vote	We now provide our shareholders with an annual say-on-pay vote as opposed to our prior practice of a triennial say-on-pay vote.
Proposed Resolution
Our board of directors recommends that our shareholders vote in favor of our say-on-pay vote as set forth in the following resolution:
RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.
Shareholders are not ultimately voting to approve or disapprove the recommendation of our board of directors. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our compensation committee and our board of directors expect to take into account the outcome of the vote when considering future executive compensation decisions.
In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at our 2017 annual general meeting of shareholders, our board of directors has determined that we will conduct an advisory vote on executive compensation on an annual basis. Accordingly, the next say-on-pay vote will occur in 2019 in connection with our 2019 annual general meeting of shareholders.
Board Recommendation
Our board of directors unanimously recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

CORPORATE GOVERNANCE
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Directors and Executive Officers
The table below sets forth certain information, as of May 10, 2018, concerning our current directors and executive officers. No family relationships exist among any of our directors or executive officers.

Name	Age	Position
Robert J. Palmisano	73	President and Chief Executive Officer and Executive Director
Jason D. Asper	43	Senior Vice President, Strategy and Corporate Development
Lance A. Berry	45	Senior Vice President and Chief Financial Officer
Robert P. Burrows	71	Senior Vice President, Supply Chain
Julie D. Dewey	56	Senior Vice President and Chief Communications Officer
James A. Lightman	60	Senior Vice President, General Counsel and Secretary
Andrew C. Morton	53	Senior Vice President and Chief Human Resources Officer
J. Wesley Porter	48	Senior Vice President and Chief Compliance Officer
Kevin C. Smith	58	Senior Vice President, Quality and Regulatory
Jennifer S. Walker	50	Senior Vice President, Process Improvement
Kevin D. Cordell	52	President, U.S.
Peter S. Cooke	53	President, International
Patrick Fisher	44	President, Lower Extremities
Timothy L. Lanier	56	President, Upper Extremities
Julie B. Andrews	47	Vice President and Chief Accounting Officer
David D. Stevens(1)(2)	64	Chairman and Non-Executive Director
Gary D. Blackford(1)(3)	61	Non-Executive Director
John L. Miclot(4)	59	Non-Executive Director
Kevin C. O’Boyle(3)(4)	62	Non-Executive Director
Amy S. Paul(1)	66	Non-Executive Director
Richard F. Wallman(2)(3)	67	Non-Executive Director
Elizabeth H. Weatherman(1)(2)(4)	58	Non-Executive Director
________________________
(1)    Member of the nominating, corporate governance and compliance committee.
(2)    Member of the strategic transactions committee.
(3)    Member of the audit committee.
(4)    Member of the compensation committee.
The following is a biographical summary of the experience of our directors and executive officers:
Robert J. Palmisano was appointed our President and Chief Executive Officer and an executive director and member of our board of directors in October 2015 in connection with the Wright/Tornier merger. Mr. Palmisano has served as President and Chief Executive Officer of Wright Medical Group, Inc. since September 2011. Prior to joining legacy Wright, Mr. Palmisano served as President and Chief Executive Officer of ev3 Inc., a global endovascular device company, from April 2008 to July 2010, when it was acquired by Covidien plc. From 2003 to 2007, Mr. Palmisano was President and Chief Executive Officer of IntraLase Corp. Before joining IntraLase, Mr. Palmisano was President and Chief Executive Officer of MacroChem Corporation from 2001 to 2003. Mr. Palmisano currently serves on the

Providence College Board of Trustees and serves on the board of directors of Avedro Inc., a privately held ophthalmic medical device and pharmaceutical company. Mr. Palmisano previously served on the board of directors of ev3 Inc., Osteotech, Inc. and Abbott Medical Optics, Inc., all publicly held companies, and Bausch & Lomb, a privately held company. Under the terms of his employment agreement, we have agreed that Mr. Palmisano will be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders during the term of his employment as President and Chief Executive Officer of our company. Mr. Palmisano’s qualifications to serve on our board of directors include his day-to-day knowledge of our company and business due to his position as President and Chief Executive Officer, his experience serving on other public companies’ boards of directors, and his extensive business knowledge working with other public companies in the medical device industry.
Jason D. Asper was appointed our Senior Vice President, Strategy and Corporate Development in August 2017. Prior to joining Wright, Mr. Asper served as a principal for Deloitte Consulting, LLP, a global consulting company, from September 2012 to July 2017.
Lance A. Berry was appointed our Senior Vice President and Chief Financial Officer in October 2015 in connection with the Wright/Tornier merger. Mr. Berry has served as Senior Vice President and Chief Financial Officer of Wright Medical Group, Inc. since 2009. He joined legacy Wright in 2002, and, until his appointment as Chief Financial Officer, served as Vice President and Corporate Controller. Prior to joining Wright, Mr. Berry served as audit manager with the Memphis, Tennessee office of Arthur Andersen LLP from 1995 to 2002.
Robert P. Burrows was appointed our Senior Vice President, Supply Chain in October 2015 in connection with the Wright/Tornier merger. Mr. Burrows joined Wright Medical Group, Inc. in August 2014 as Senior Vice President, Supply Chain. Prior to joining legacy Wright, he served as Managing Principal of The On-Point Group, a privately held logistics and supply chain consultancy, from July 1994 through July 2014. While at On-Point, Mr. Burrows led over 40 client engagements, most recently as an operations consultant overseeing the transition and expansion of legacy Wright’s extremities and biologics manufacturing.
Julie D. Dewey was appointed our Senior Vice President and Chief Communications Officer in October 2015 in connection with the Wright/Tornier merger. Ms. Dewey served as Senior Vice President, Chief Communications Officer of Wright Medical Group, Inc. from October 2011 to October 2015. Prior to joining legacy Wright, Ms. Dewey served as Chief Communications Officer of Epocrates, Inc., a publicly held company that sold physician platforms for clinical content, practice tools and health industry engagement, from March 2011 to October 2011. From January 2008 to July 2010, Ms. Dewey was Senior Vice President and Chief Communications Officer of ev3 Inc. Prior to ev3, Ms. Dewey held marketing and investor relations positions at Kyphon Inc. from January 2003 to November 2007 and Thoratec Corporation from January 1998 to January 2003. Ms. Dewey currently serves as a member of the board of directors for the National Investor Relations Institute, the professional association of corporate officers and investor relations consultants responsible for communication among corporate management, shareholders, securities analysts and other financial community constituents.
James A. Lightman was appointed our Senior Vice President, General Counsel and Secretary in October 2015 in connection with the Wright/Tornier merger. Mr. Lightman joined Wright Medical Group, Inc. in December 2011 as Senior Vice President, General Counsel and Secretary. Prior to joining legacy Wright, Mr. Lightman served in various legal and executive positions with Bausch & Lomb Incorporated, a privately held supplier of eye health products. From February 2008 to November 2009, Mr. Lightman served as Vice President and Assistant General Counsel of Bausch & Lomb, and most recently held the position of Vice President, Global Sales Operations until August 2011. From June 2007 to February 2008, he served as Vice President and General Counsel of Eyeonics, Inc. Prior to joining Eyeonics, Mr. Lightman served as Senior Vice President and General Counsel of IntraLase Corp. from February 2005 to April 2007.
Andrew C. Morton was appointed our Senior Vice President and Chief Human Resources Officer effective March 26, 2018. From November 2015 to March 2018, Mr. Morton served as Senior Vice President and Chief Human Resources Officer for Hanger, Inc. and served as Vice President and Chief Human Resources Officer from June 2010 to November 2015. Prior to joining Hanger, Mr. Morton served in two capacities; first as Vice President Talent and Corporate

Services, and then Vice President Human Resources Supply Chain for Freescale Semiconductor, Inc. from May 2006 to June 2010. From June 1992 to April 2006, Mr. Morton worked at IBM and held various global field and corporate human resource executive roles of increasing responsibility across its software, hardware and sales businesses.
J. Wesley Porter was appointed our Senior Vice President and Chief Compliance Officer in October 2015 in connection with the Wright/Tornier merger. Mr. Porter joined Wright Medical Group, Inc. in July 2014 as Vice President, Compliance and became Senior Vice President and Chief Compliance Officer in October 2014. Prior to joining legacy Wright, Mr. Porter served as Vice President, Deputy Compliance Officer of Allergan, Inc. from September 2012 to February 2014, Vice President, Ethics and Compliance of CareFusion Corp. from June 2009 to September 2012, and Senior Corporate Counsel, Compliance, HIPAA and Reimbursement of Smith & Nephew, Inc. from April 2006 to May 2009.
Kevin C. Smith was appointed our Senior Vice President, Quality and Regulatory in March 2018. From May 2012 to February 2018, Mr. Smith served as our Vice President, Global Quality and Regulatory Affairs. Prior to joining Wright, Mr. Smith served as Corporate Director, Quality Systems for Boston Scientific Corporation from December 2001 to May 2012.
Jennifer S. Walker was appointed our Senior Vice President, Process Improvement in October 2015 in connection with the Wright/Tornier merger. Ms. Walker served as Senior Vice President, Process Improvement of Wright Medical Group, Inc. from December 2011 to October 2015 and Vice President and Corporate Controller from December 2009 to December 2011. Since joining legacy Wright’s financial organization in 1993, she served as Assistant Controller, Director, Financial Reporting & Risk Management, Director, Corporate Tax & Risk Management, and Tax Manager of legacy Wright. Prior to joining legacy Wright, Ms. Walker was a senior tax accountant with Arthur Andersen LLP. Ms. Walker is a certified public accountant.
Kevin D. Cordell was appointed our President, U.S. in June 2016. From October 2015 to June 2016, he served as our President, Lower Extremities and Biologics. Mr. Cordell served as President, U.S. Extremities of Wright Medical Group, Inc. from September 2014 to October 2015. Prior to joining legacy Wright, Mr. Cordell served as Vice President of Sales for the GI Solutions business at Covidien plc, a global healthcare products company, from May 2012 to September 2014. While at Covidien, he served as Vice President of Sales and Global Marketing for its Peripheral Vascular business from July 2010 to May 2012. He joined Covidien in July 2010 through the acquisition of ev3 Inc., a global endovascular device company, where he served as Vice President of U.S. Sales from January 2009 to July 2010. Prior to ev3, Mr. Cordell served as Vice President, Global Sales of FoxHollow Technologies, Inc. from March 2007 until it was acquired by ev3 in October 2007. Earlier in his career, Mr. Cordell held various positions of increasing responsibility for Johnson & Johnson’s Cordis Cardiology and Centocor companies. Mr. Cordell serves on the board of directors of TissueGen, Inc., a privately-held developer of biodegradable polymer technology for implantable drug delivery.
Peter S. Cooke was appointed our President, International in October 2015 in connection with the Wright/Tornier merger. Mr. Cooke served as President, International of Wright Medical Group, Inc. from January 2014 to October 2015 and served as Senior Vice President, International from January 2013 to January 2014. Prior to joining legacy Wright, Mr. Cooke served as Vice President and General Manager, Vascular Therapies Emerging Markets of Covidien plc, a global healthcare products company, from July 2010 to January 2013. Prior to Covidien, Mr. Cooke served in various general management roles for ev3 Inc., a global endovascular device company acquired by Covidien in July 2010, including Vice President and General Manager, International from July 2008 to July 2010; Vice President, General Manager, International from November 2006 to June 2008; Vice President, Sales International from January 2005 until November 2006; and Regional Director Asia Pacific and China from February 2003 until January 2005. Prior to ev3, Mr. Cooke spent eleven years at Guidant Corporation, three years at Baxter Healthcare Corporation and two years at St. Jude Medical, Inc.
Patrick Fisher was appointed our President, Lower Extremities in June 2016. From October 2015 to June 2016, Mr. Fisher served as our Vice President, U.S. Sales. From October 2012 to October 2015, Mr. Fisher served as Vice President, U.S. Sales of Wright Medical Group, Inc., and from October 2010 to October 2012, Mr. Fisher served as Regional Vice President of Sales - West Region. From July 2002 to October 2010, Mr. Fisher served in various commercial and marketing roles within Wright. Prior to joining Wright in July 2002, Mr. Fisher held various positions within Smith & Nephew, Inc.
Timothy L. Lanier was appointed our President, Upper Extremities in June 2016. Mr. Lanier has over 25 years of experience in medical device and commercial operations in both small and large companies that include various medical specialties such as orthopedics, vascular, oncology and ophthalmology. Prior to joining Wright, from September 2013 to June 2016, Mr. Lanier served as Vice President of Sales of DFINE Inc., a company committed to the treatment of metastatic tumors and other diseases of the spine. From July 2010 to September 2013, Mr. Lanier served as Vice President of US Sales for the Endovascular Division of Covidien plc, a global healthcare products company, where he built a world-class sales organization dedicated to treating both arterial and venous disease. He joined Covidien in July 2010 through the acquisition of ev3 Inc., where he served as Area Vice President from January 2008 to July 2010. Prior to ev3, Mr. Lanier served as Vice President of Commercial Operations at Anulex Technologies, Inc. from January 2007 to January 2008. He also had increasing executive responsibility at Zimmer Orthopedics, Spine Division and Spine-Tech, Inc. from 1997 to 2007, including Vice President of Commercial Operations.
Julie B. Andrews was appointed our Vice President and Chief Accounting Officer in October 2015 in connection with the Wright/Tornier merger. Ms. Andrews served as Vice President and Chief Accounting Officer of Wright Medical Group, Inc. from May 2012 to October 2015. From February 1998 to May 2012, Ms. Andrews held numerous key financial positions with Medtronic, Inc., a global medical device company. Most recently, Ms. Andrews served as Medtronic’s Vice President, Finance for its spinal and biologics business units. Ms. Andrews has significant accounting, finance, and business skills as well as global experience, having held positions in worldwide planning and analysis in Medtronic Sofamor Danek and in Medtronic’s spinal and biologics business. Prior to joining Medtronic, Ms. Andrews worked with Thomas & Betts Corporation in Memphis, Tennessee and Thomas Havey, LLP in Chicago, Illinois.
David D. Stevens joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Stevens serves as our Chairman. Mr. Stevens was a member of the board of directors of Wright Medical Group, Inc. from 2004 to 2015 and served as Chairman of the Board from 2009 to October 2015 and interim Chief Executive Officer of Wright from April 2011 to September 2011. He has been a private investor since 2006. Mr. Stevens served as Chief Executive Officer of Accredo Health Group, Inc., a subsidiary of Medco Health Solutions, Inc., from 2005 to 2006. He was Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005, served as Chairman of the Board from 1999 to 2005, and was President and Chief Operating Officer of the predecessor companies of Accredo Health from their inception in 1983 until 1996. He serves on the board of directors of Allscripts Healthcare Solutions, Inc., a publicly held company. He previously served on the board of directors of Viasystems Group, Inc., a publicly held company, from 2012 until May 2015 when it was acquired by TTM Technologies, Inc., Medco Health Solutions, Inc., a publicly held company, from 2006 until 2012 when it was acquired by Express Scripts Holding Company, and Thomas & Betts Corporation, a publicly held company, from 2004 to 2012 when it was acquired by ABB Ltd. Mr. Stevens's qualifications to serve on our board of directors include his extensive experience serving as a chief executive officer, including as interim chief executive officer of legacy Wright, his close familiarity with our business, and his prior experience as a director of legacy Wright.
Gary D. Blackford joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Blackford was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. From 2002 to February 2015, Mr. Blackford served as President and Chief Executive Officer and a member of the board of directors of Universal Hospital Services, Inc., a provider of medical technology outsourcing and services to the healthcare industry, and from 2007 to February 2015, served as Chairman of the Board. From 2001 to 2002, Mr. Blackford served as Chief Executive Officer of Curative Health Services Inc. From 1999 to 2001, Mr. Blackford served as Chief Executive Officer of ShopforSchool, Inc. He served as Chief Operating Officer for Value Rx from 1995 to 1998 and Chief Operating Officer and Chief Financial Officer of MedIntel Systems Corporation from 1993 to 1994. Mr. Blackford currently serves on the board of directors of Halyard Health, Inc. and ReShape Lifesciences Inc. (formerly EnteroMedics Inc.), both publicly held companies. He also serves on the board of directors of Pipeline Rx, Inc., a privately held telepharmacy company and is the Vice Chairman of the Minnesota Children's Hospitals and Clinics. Mr. Blackford previously served on the board of directors of Compex Technologies, Inc., a publicly held medical device company, from 2005 until its acquisition by Encore Medical Corporation in 2006. Mr. Blackford’s qualifications to serve as a member of our board of directors include his experience as a chief executive officer and director of a healthcare services company and other companies and as a director of other public companies in the healthcare industry, his extensive experience leading healthcare companies, and his prior experience as a director of legacy Wright.
John L. Miclot joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Mr. Miclot was a member of the board of directors of Wright Medical Group, Inc. from 2007 to 2015. Mr. Miclot has served as President and Chief Executive Officer and a member of the board of directors of LinguaFlex, Inc., a medical device company focused on treatment of sleep disordered breathing, since August 2015. From December 2011 to December 2014, he served as Chief Executive Officer and a member of the board of directors of Tengion Inc., a publicly held company that focused on organ and cell regeneration. Prior to joining Tengion, Mr. Miclot was an Executive-in Residence at Warburg Pincus, LLC. From 2008 to 2010, he was President and Chief Executive Officer of CCS Medical, Inc., a provider of products and services for patients with chronic diseases. From 2003 until 2008, he served as President and Chief Executive Officer of Respironics, Inc., a provider of sleep and respiratory products, and prior to such time, served in various positions at Respironics, Inc. from 1998 to 2003, including Chief Strategic Officer and President of the Homecare Division. From 1995 to 1998, he served as Senior Vice President, Sales and Marketing of Healthdyne Technologies, Inc., a medical device company that was acquired by Respironics, Inc. in 1998. Mr. Miclot spent the early part of his medical career at DeRoyal Industries, Inc., Baxter International Inc., Ohmeda Medical, Inc. and Medix Inc. Mr. Miclot serves as Chairman and a member of the board of directors of Breathe Technologies, Inc., a privately held company. Mr. Miclot also serves as a director of the Pittsburgh Zoo and PPG Aquarium, charitable and educational institutions, serves on the University of Iowa Tippie College of Business board of advisors and serves as an industrial advisor to EQT Partners, an investment company. Mr. Miclot previously served on the board of directors of DENTSPLY International Inc., a dental products company, prior to its merger with Sirona Dental Systems, Inc. in February 2016, and ev3 Inc., a global endovascular device company, prior to the sale of the company in 2010. Mr. Miclot’s qualifications to serve on our board of directors include his substantial experience as a chief executive officer of several medical device companies, his deep knowledge of the medical device industry, and his prior experience as a director of legacy Wright.
Kevin C. O’Boyle has served as a non-executive director and member of our board of directors since June 2010. In November 2012, Mr. O’Boyle was appointed as Interim Vice Chairman of Tornier, a position he held for about a year. From December 2010 to July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced BioHealing Inc., a medical device company that was acquired by Shire plc in July 2011. From January 2003 until December 2009, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc., a medical device orthopedics company specializing in spinal disorders. Prior to that time, Mr. O’Boyle served in various positions during his six years with ChromaVision Medical Systems, Inc., a publicly held medical device company specializing in the oncology market, including as its Chief Financial Officer and Chief Operating Officer. Mr. O’Boyle also held various positions during his seven years with Albert Fisher North America, Inc., a publicly held international food company, including Chief Financial Officer and Senior Vice President of Operations. Mr. O’Boyle serves on the board of directors of GenMark Diagnostics, Inc. and Sientra, Inc., both publicly held companies. Mr. O’Boyle previously served on the board of directors of ZELTIQ Aesthetics, Inc., a public company acquired by Allergan plc in April 2017, and Durata Therapeutics, Inc. until its acquisition by Actavis plc in November 2014. Mr. O’Boyle’s qualifications to serve on our board of directors includes his executive experience in the healthcare industry, his experience with companies during their transition from being privately held to publicly held, and his financial and accounting expertise.
Amy S. Paul joined our board of directors as a non-executive director in October 2015 in connection with the Wright/Tornier merger. Ms. Paul was a member of the board of directors of Wright Medical Group, Inc. from 2008 to 2015. Ms. Paul retired in 2008 following a 26-year career with C.R. Bard, Inc., a medical device company, most recently serving as the Group Vice President-International since 2003. She served in various positions at C.R. Bard, Inc. from 1982 to 2003, including President of Bard Access Systems, Inc., President of Bard Endoscopic Technologies, Vice President and Business Manager of Bard Ventures, Vice President of Marketing of Bard Cardiopulmonary Division, Marketing Manager for Davol Inc., and Senior Product Manager for Davol Inc. Ms. Paul previously served on the board of directors of Derma Sciences, Inc., a publicly held company, Viking Systems, Inc., a publicly held company, until October 2012 when it was acquired by Conmed Corporation, and was a commissioner of the Northwest Commission on Colleges and Universities from 2010 to 2013. Ms. Paul serves on the President’s Innovation Network at Westminster College. Ms. Paul’s qualifications to serve on our board of directors include her over three decades of experience in the medical device industry, including having served in various executive roles with responsibilities that include international and divisional operations as well as marketing and sales functions, her experience as a director of other public companies in the healthcare industry, and her prior experience as a director of legacy Wright.
Richard F. Wallman has served as a non-executive director and member of our board of directors since December 2008. From 1995 through his retirement in 2003, Mr. Wallman served as Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc., a diversified technology company (prior to its merger with Honeywell International, Inc.). Prior to joining AlliedSignal, Inc., Mr. Wallman served as Controller of International Business Machines Corporation. Mr. Wallman serves on the board of directors of Charles River Laboratories International, Inc., Extended Stay America, Inc. and Roper Technologies, Inc., all publicly held companies. Mr. Wallman previously served on the board of directors of Convergys Corporation, Dana Holding Corporation and ESH Hospitality, Inc., all publicly held companies. Mr. Wallman’s qualifications to serve on our board of directors include his prior public company experience, including as Chief Financial Officer of Honeywell, his significant public company director experience, and his financial experience and expertise.
Elizabeth H. Weatherman has served as a non-executive director and member of our board of directors since July 2006. Ms. Weatherman was initially appointed as a director of Tornier in connection with the securityholders’ agreement that Tornier entered into with certain shareholders. The securityholders’ agreement terminated by its terms in May 2016. Ms. Weatherman has been a Special Limited Partner of Warburg Pincus LLC, a private equity firm, since January 2016. Ms. Weatherman previously was a Partner of Warburg Pincus & Co., a Member and Managing Director of Warburg Pincus LLC and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and primarily focused on the firm’s healthcare investment activities. Ms. Weatherman serves on the board of directors of several privately held companies. Ms. Weatherman previously served on the boards of directors of several publicly held companies, primarily in the medical device industry, including ev3 Inc., Wright Medical Group, Inc., and Kyphon Inc. Ms. Weatherman’s qualifications to serve on our board of directors include her extensive experience as a director of several public and private companies in the medical device industry.
Board Structure and Composition
We have a one-tier board structure. Our articles of association provide that the number of members of our board of directors will be determined by our board of directors, provided that our board of directors will be comprised of at least one executive director and two non-executive directors. Our board of directors currently consists of eight directors, one of whom is an executive director and seven of whom are non-executive directors. Our board of directors approved an increase in the size of our board to nine, consisting of one executive director and eight non-executive directors, conditioned upon and effective as of the appointment of the nine director nominees in Voting Proposal No. 1, Appointment of Directors. With respect to the composition of our board of directors, under the terms of his employment agreement, we have agreed that Mr. Palmisano will be nominated by our board of directors for election as an executive director and a member of our board of directors at each annual general meeting of shareholders.
All seven of our current non-executive directors are “independent directors” under the Listing Rules of the Nasdaq Stock Market. Independence requirements for service on our audit committee are discussed below under “Audit Committee” and independence requirements for service on our compensation committee are discussed below under “Compensation Committee.” All of our non-executive directors are independent under the independence definition in the Dutch Corporate Governance Code. In addition, our board of directors has determined that J. Patrick Mackin, our new non-executive director nominee, will qualify as an independent director under the Listing Rules of the Nasdaq Stock Market and Dutch Corporate Governance Code.
The general meeting of shareholders appoints the members of our board of directors, subject to a binding nomination to be drawn up by our board of directors in accordance with the relevant provisions of the Dutch Civil Code. Our board of directors makes the binding nomination based on a recommendation of our nominating, corporate governance and compliance committee. If the list of candidates contains one candidate for each open position to be filled, such candidate will be appointed by the general meeting of shareholders unless the binding nature of the nominations by our board of directors is set aside by the general meeting of shareholders. The binding nature of nomination(s) by our board of directors can only be set aside by a vote of at least two-thirds of the votes cast at an annual or extraordinary general meeting of shareholders, provided such two-thirds vote constitutes more than one-half of our issued share capital. In such case, a new meeting is called at which the resolution for appointment of a member of our board of directors will require a majority of at least two-thirds of the votes cast representing more than one-half of our issued share capital.
A resolution of the general meeting of shareholders to suspend a member of our board of directors requires the affirmative vote of an absolute majority of the votes cast. A resolution of the general meeting of shareholders to suspend or dismiss members of our board of directors, other than pursuant to a proposal by our board of directors, requires a majority of at least two-thirds of the votes cast, representing more than one-half of our issued share capital.
Under our articles of association, our internal rules for the board of directors, and Dutch law, the members of our board of directors are collectively responsible for our management, general and financial affairs, and policy and strategy. Our executive director is primarily responsible for managing our day-to-day affairs as well as other responsibilities that have been delegated to him in accordance with our articles of association and internal rules for the board of directors. Our non-executive directors supervise our executive director and our general affairs and provide general advice to him. In performing their duties, our directors are guided by the interests of our company and, within the boundaries set by relevant Dutch law, must take into account the relevant interests of our stakeholders. The internal affairs of our board of directors are governed by our internal rules for the board of directors, a copy of which is available on the Investors-Governance Documents & Charters section of our corporate website at www.wright.com.
Mr. Stevens serves as our Chairman. The duties and responsibilities of the Chairman include, among others: determining the agenda and chairing the meetings of our board of directors, managing our board of directors to ensure that it operates effectively, ensuring that the members of our board of directors receive accurate, timely and clear information, encouraging active engagement by all the members of our board of directors, promoting effective relationships and open communication between the non-executive directors and the executive director, and monitoring effective implementation of our board of directors decisions.
Under our internal rules for the board of directors, meetings of our board of directors may be held in such locations as the board of directors determines appropriate. At each meeting, each director has the right to cast one vote and may be represented at a meeting of our board of directors by a fellow director. Our board of directors may pass resolutions only if a majority of the directors is present at the meeting and all resolutions must be passed by a majority of the directors that have no conflict of interest present or represented. As required by Dutch law, our articles of association provide that when one or more members of our board of directors is absent or prevented from acting, the remaining members of our board of directors will be entrusted with the management of our company. The intent of this provision is to satisfy certain requirements under Dutch law and provide that, in rare circumstances, when a director is incapacitated, severely ill, or similarly absent or prevented from acting, the remaining members of our board of directors (or, in the event there are no such remaining members, a person appointed by our shareholders at a general meeting) will be entitled to manage our company, notwithstanding the general requirement that otherwise requires a majority of our board of directors in office to be present. In these limited circumstances, our articles of association permit our board of directors to pass resolutions even if a majority of the directors in office is not present at the meeting.
Subject to Dutch law and any director’s objection, resolutions may be passed in writing by all of the directors in office. Under Dutch law, members of the board of directors may not participate in the deliberation and the decision-making process on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of our company and business enterprise. If all directors are conflicted and in the absence of a supervisory board, the resolution will be adopted by the general meeting of shareholders, except if the articles of association prescribe otherwise. Our articles of association provide that a director will not take part in any vote on a subject or transaction in relation to which he or she has a direct or indirect personal interest that conflicts with the interest of our company and business enterprise. In such event, the other directors will be authorized to adopt the resolution. If all directors have a conflict of interest as mentioned above, the resolution will be adopted by the non-executive directors.

Internal Rules for the Board of Directors
Our board of directors has adopted internal rules, which are similar to U.S. corporate bylaws or corporate governance guidelines. A copy of these internal rules can be found on the Investors-Governance Documents & Charters section of our website at www.wright.com. Among the topics addressed in our internal rules for our board of directors are:

• Board responsibility	• Board meetings
• Board composition	• Board resolutions
• Chairman responsibilities	• Conflicts of interest
• Executive director responsibilities	• Board committees
• Non-executive director responsibilities	• Disclosure of information
• Ownership of securities	• Confidentiality
Dutch Corporate Governance Code
In addition to the Listing Rules of the Nasdaq Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code. The Dutch Corporate Governance Code (as last amended on December 8, 2016) contains a number of principles and best practices, with emphasis on integrity, transparency and accountability as the primary means of achieving good governance.
There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code. Although we apply several provisions of the Dutch Corporate Governance Code, as an SEC registrant and Nasdaq listed company, we believe that it is appropriate to maintain governance practices that are in line with our peers listed on the Nasdaq Global Select Stock Market, and therefore, at times may choose to apply practices common for Nasdaq listed companies.
In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the company has chosen to apply different practices, we disclose in our Dutch statutory annual report that accompanies our Dutch statutory annual accounts to what extent we do not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations. Our Dutch statutory annual report may be found on the Investors-Annual Reports section of our website at www.wright.com.
Board of Directors Leadership Structure
Mr. Stevens serves as Chairman of our board of directors. Mr. Palmisano serves as our President and Chief Executive Officer and executive director.
Under the internal rules for our board of directors, the chairman may only be a non-executive director, and may not be involved, nor have been involved in the daily management of Wright. The chairman’s general and specific responsibilities cover: (i) determining the agenda and chairing the meetings of our board of directors; (ii) ensuring that there is sufficient time for decision-making by our board of directors; (iii) ensuring the functioning of our board of directors and conducting shareholder meetings, including our annual general meetings of shareholders; (iv) managing our board of directors to ensure that it operates effectively; (v) ensuring that the members of our board of directors receive accurate, timely and clear information, in particular about our performance, to enable our board of directors to take sound decisions, monitor effectively and provide advice to promote the success of Wright; (vi) encouraging active engagement by all the members of our board of directors; (vii) setting and approving our board of directors agenda to take full account of the issues and the concerns of all directors; (viii) promoting effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive directors; (ix) monitoring effective implementation of board of directors decisions; (x) ensuring clear structure for and the effective running of board committees together with and facilitated by our corporate secretary, maintaining effective communication with major shareholders so as to ensure that our board of directors develops an understanding of their views; (xi) in conjunction with our corporate secretary, taking the lead in providing a properly constructed induction program for new directors that is comprehensive, formal and tailored; (xii) ensuring that the performance of individuals and of our board of directors as a whole and its committees is evaluated at least once a year; and (xiii) establishing a close relationship of trust with the executive director, by providing support and advice while respecting executive responsibility.
Under the internal rules for our board of directors, the executive director’s responsibilities within our board of directors include: (i) day-to-day management of Wright comprising all decisions in the ordinary course of its business; and, within the strategic and financial objectives and boundaries as included in the strategy and business plans approved by our board of directors; (ii) strategic management of Wright, including developing strategy and business plans for Wright, including the financial projections and the budget, and proposing these plans to our board of directors and implementing them after approval of our board of directors; (iii) maintaining appropriate accounting, financial and other controls; (iv) establishing and maintaining internal procedures, which ensure that all major financial information is known to our entire board of directors, so that the timeliness, completeness and correctness of the external financial reporting are assured; (v) adopting company policies in respect of corporate conduct, including compliance with applicable laws and regulations; (vi) reviewing the process of the provision of appropriate financial and operational information to our board of directors, and to (public) authorities or other relevant bodies; (vii) preparing and monitoring implementation of succession plans regarding our management; (viii) evaluating the overall effectiveness of Wright; and (ix) such other matters as may be specifically delegated to the executive director by our board of directors.
We currently believe this leadership structure is in the best interests of Wright and our shareholders and strikes the appropriate balance between the President and Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership and performance of Wright and the Chairman’s responsibility to guide overall strategic direction of Wright and provide oversight of our corporate governance and guidance to our President and Chief Executive Officer and to set the agenda for and preside over board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that our company is well-served by this leadership structure.
Director Independence
Our ordinary shares are listed on The Nasdaq Global Select Market. Under the Listing Rules of the Nasdaq Stock Market, independent directors must compose a majority of our board of directors. In addition, Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating, corporate governance and compliance committee must be independent directors. Audit committee members also must satisfy the enhanced independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act, and compensation committee members must satisfy the enhanced independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  To be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.  To be considered to be independent for purposes of Rule 10C-1, a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors or any other board committee accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director.  Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including, among others, family relationships, our board of directors has determined that seven of our current eight directors, consisting of David D. Stevens, Gary D. Blackford, John L. Miclot, Kevin C. O’Boyle, Amy S. Paul, Richard F. Wallman and Elizabeth H. Weatherman are independent directors under Nasdaq listing rules and that each of the audit committee members and compensation committee members satisfy the additional enhanced independence criteria.  In addition, our board of directors has determined that J. Patrick Mackin, our new non-executive director nominee, will qualify as an independent director under Nasdaq listing rules. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining independence, including the beneficial ownership of ordinary shares by each director.
Board Committees
Our board of directors has four standing board committees: audit committee, compensation committee, nominating, corporate governance and compliance committee, and strategic transactions committee. Each of these committees has the composition described in the table below and the responsibilities described in the sections below. Our board of directors has adopted a written charter for each committee of our board of directors. These charters are available on the Investors-Governance Documents & Charters section of our corporate website at www.wright.com. Our board of directors from time to time may establish other committees.
The following table summarizes the current membership of each of our four board committees.

Director	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
Robert J. Palmisano	—	—	—	—
Gary D. Blackford	√	—	√	—
John L. Miclot	—	Chair	—	—
Kevin C. O’Boyle	√	√	—	—
Amy S. Paul	—	—	Chair	—
David D. Stevens	—	—	√	√
Richard F. Wallman	Chair	—	—	√
Elizabeth H. Weatherman	—	√	√	Chair
Audit Committee
The audit committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our consolidated financial statements. The primary responsibilities of the audit committee include:

•
assisting our board of directors in monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements insofar as they relate to our consolidated financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, our independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

•
appointing, compensating, retaining, and overseeing the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review, or attest services and dealing directly with any such auditing firm; provided, that such appointment will be subject to shareholder ratification or decision in the case of the auditor for our Dutch statutory annual accounts;

•	providing a medium for consideration of matters relating to any audit issues;

•
establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving all related party transactions required to be disclosed under the U.S. federal securities laws.

The audit committee reviews and evaluates, at least annually, the performance of the audit committee and its members, including compliance of the committee with its charter.
The audit committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate.
The audit committee consists of Mr. Wallman (Chair), Mr. Blackford, and Mr. O’Boyle. We believe that the composition of the audit committee complies with the applicable rules of the SEC and the Nasdaq Stock Market. Our board of directors has determined that each of Mr. Wallman, Mr. Blackford, and Mr. O’Boyle is an “independent director” under the rules of the Nasdaq Stock Market, an “audit committee financial expert,” as defined in SEC rules, and satisfies the financial sophistication requirements of the Nasdaq Stock Market. Our board of directors also has determined that each of Mr. Wallman, Mr. Blackford, and Mr. O’Boyle meets the more stringent independence requirements for audit committee members of Rule 10A-3(b)(1) under the Exchange Act and the Listing Rules of the Nasdaq Stock Market and is independent under the Dutch Corporate Governance Code.
Compensation Committee
The primary responsibilities of our compensation committee, which are within the scope of the board of directors compensation policy adopted by the general meeting of our shareholders, include:

•
reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluating the performance of these officers in light of those goals and objectives, and setting compensation of these officers based on such evaluations;

•
making recommendations to our board of directors with respect to incentive compensation and equity-based plans that are subject to board and shareholder approval, administering or overseeing all of our incentive compensation and equity-based plans, and discharging any responsibilities imposed on the committee by any of these plans;

•
reviewing and recommending to our board of directors any severance or similar termination payments proposed to be made to our Chief Executive Officer and reviewing and approving any severance or similar termination payments proposed to be made to any other executive officer;

•
reviewing and discussing with our Chief Executive Officer and reporting periodically to our board of directors plans for development and corporate succession plans for our executive officers and other key employees, which include transitional leadership in the event of an unplanned vacancy;

•
reviewing and discussing with management the “Compensation Discussion and Analysis” section of this proxy statement and based on such discussions, recommending to our board of directors whether the “Compensation Discussion and Analysis” section should be included in this proxy statement; and

•
approving, or recommending to our board of directors for approval, the compensation programs, and the payouts for all programs, applying to our non-executive directors, including reviewing the competitiveness of our non-executive director compensation programs and reviewing the terms to make sure they are consistent with our board of directors compensation policy adopted by the general meeting of our shareholders.

The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the committee with its charter.
The compensation committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate. Before selecting any such counsel, consultant or advisor, the compensation committee reviews and considers the independence of such counsel, consultant or advisor, including any other services the counsel, consultant or other advisor is providing to our company and management.
The compensation committee consists of Mr. Miclot (Chair), Mr. O’Boyle, and Ms. Weatherman. We believe that the composition of our compensation committee complies with the applicable rules of the SEC and the Nasdaq Stock Market. Our board of directors has determined that each of Mr. Miclot, Mr. O’Boyle and Ms. Weatherman is an “independent director” under the rules of the Nasdaq Stock Market, meets the more stringent independence requirements for compensation committee members of Rule 10C-1 under the Exchange Act and the Listing Rules of the Nasdaq Stock Market and is independent under the Dutch Corporate Governance Code. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has an executive officer serving as a member of our board of directors.
Nominating, Corporate Governance and Compliance Committee
The primary responsibilities of our nominating, corporate governance and compliance committee include:

•	reviewing and making recommendations to our board of directors regarding the size and composition of our board of directors;

•	identifying, reviewing, and recommending nominees for election as directors;

•	making recommendations to our board of directors regarding corporate governance matters and practices, including any revisions to our internal rules for our board of directors; and

•
overseeing our compliance efforts with respect to our legal, regulatory, and quality systems requirements and ethical programs, including our code of business conduct, other than with respect to matters relating to our financial statements and financial reporting obligations and any accounting, internal accounting controls or auditing matters, which are within the purview of the audit committee.

The nominating, corporate governance and compliance committee reviews and evaluates, at least annually, the performance of the nominating, corporate governance and compliance committee and its members, including compliance of the committee with its charter.
The nominating, corporate governance and compliance committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate.
The nominating, corporate governance and compliance committee consists of Ms. Paul (Chair), Mr. Blackford, Mr. Stevens, and Ms. Weatherman. We believe that the composition of our nominating, corporate governance and compliance committee complies under the applicable rules of the Nasdaq Stock Market. Our board of directors has determined that each of Ms. Paul, Mr. Blackford, Mr. Stevens, and Ms. Weatherman is an “independent director” under the rules of the Nasdaq Stock Market.
Strategic Transactions Committee
The primary responsibilities of our strategic transactions committee include:

•
reviewing and evaluating potential opportunities for strategic business combinations, acquisitions, mergers, dispositions, divestitures, investments, and similar strategic transactions involving our company or any one or more of our subsidiaries outside the ordinary course of our business that may arise from time to time;

•
approving on behalf of our board of directors any strategic transaction that may arise from time to time and is deemed appropriate by the strategic transactions committee and involves total cash consideration of less than $5.0 million; provided, however, that the strategic transactions committee is not authorized to approve any strategic transaction involving the issuance of capital stock or in which any director, officer, or affiliate of our company has a material interest;

•
making recommendations to our board of directors concerning approval of any strategic transactions that may arise from time to time and are deemed appropriate by the strategic transactions committee and are beyond the authority of the strategic transactions committee to approve;

•	reviewing integration efforts with respect to completed strategic transactions from time to time and making recommendations to management and our board of directors, as appropriate;

•
assisting management in developing, implementing, and adhering to a strategic plan and direction for its activities with respect to strategic transactions and making recommendations to management and our board of directors, as appropriate;

•	reviewing and approving the settlement or compromise of any material litigation or claim against us; and

•
reviewing and evaluating potential opportunities for restructuring our business in response to completed strategic transactions or otherwise in an effort to realize anticipated cost and expense savings for, and other benefits, to our company and making recommendations to management and our board of directors, as appropriate.

The strategic transactions committee reviews and evaluates periodically the performance of the committee and its members, including compliance of the committee with its charter.
The strategic transactions committee has the sole authority to select, retain, oversee, and terminate its own counsel, consultants, and advisors and approve the fees and other retention terms of such counsel, consultants, and advisors, as it deems appropriate.
The strategic transactions committee consists of Ms. Weatherman (Chair), Mr. Stevens, and Mr. Wallman.
Attendance at Board and Committee Meetings and Annual General Meetings of Shareholders
The following table sets forth the number of meetings held by our board of directors and each of our four board committees during the fiscal year ended December 31, 2017.

Board	Audit	Compensation	Nominating, corporate governance and compliance	Strategic transactions
4	6	7	4	0
During the last fiscal year, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of the board on which the director served.
Attendance at Annual General Meetings of Shareholders
Our formal policy regarding attendance by members of our board of directors at annual general meetings of shareholders is that due to the location of our annual general meeting of shareholders in the Netherlands, the residence of our directors in the United States and the fact that regular board meetings do not take place at or around the time of the annual general meetings of shareholders, directors are not required to attend annual general meetings of shareholders. None of our directors attended our most recent annual general meeting of shareholders held on June 23, 2017.

Risk Oversight
Risk is inherent with every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity and tax), operational, political, strategic and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to us. Our President and Chief Executive Officer, who is also a board member, regularly discusses with the board the strategies and risks facing our company.
The board’s standing committees oversee risks associated with their respective principal areas of focus. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, on our processes for the management of business and financial risk, and for compliance with significant applicable legal, ethical and regulatory requirements as they relate to our financial statements and financial reporting obligations. The audit committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The compensation committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management succession planning. The nominating, corporate governance and compliance committee oversees risks relating to our compliance efforts with respect to legal and regulatory requirements and relevant company policies and procedures, including our code of business conduct, code of conduct on insider trading and confidentiality and other aspects of our corporate compliance program and risks related to our corporate governance matters and policies and director succession planning. The strategic transactions committee oversees risks related to strategic transactions that we may undertake.
Consideration of Director Nominees
Our board of directors has delegated to the nominating, corporate governance and compliance committee the responsibility, among other things, to review and make recommendations to our board of directors regarding the size and composition of our board of directors and identify, review and recommend nominees for appointment as directors. Our board of directors, upon recommendation of the nominating, corporate governance and compliance committee, determined that it was in the best interests of our company to add a new non-executive director to the board. In furtherance of this objective, the nominating, corporate governance and compliance committee began the process of identifying a new nominee for election to our board of directors by considering candidates put forth by an external search firm and recommendations from members of the board. During that process, J. Patrick Mackin was identified by an external search firm, screened and subsequently interviewed by several members of the board of the directors. Following that process, the nominating, corporate governance and compliance committee considered and formally recommended to the full board of directors that the size of the board be increased from eight to nine directors, conditioned upon and effective as of the appointment of nine director nominees at the Annual General Meeting, and that Mr. Mackin be nominated for appointment as a non-executive director at the Annual General Meeting, in addition to our current eight directors, for a term expiring at the 2019 annual general meeting of shareholders. See “Voting Proposal No. 1-Appointment of Directors”.
Regarding the appointment as directors, the policy of the nominating, corporate governance and compliance committee with respect to nominees for appointment as directors submitted or recommended by our shareholders is to consider properly submitted recommendations for candidates to our board of directors from our shareholders. In evaluating such recommendations, the nominating, corporate governance and compliance committee seeks to achieve a balance of experience, knowledge, integrity and capability on our board of directors and to address the membership criteria described below. Any shareholder recommendations for consideration by the nominating, corporate governance and compliance committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Wright within the last three years, at least three personal references, a statement of recommendation of the candidate from the shareholder, a description of our ordinary shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on our board of directors and a written indication to provide such other information as the nominating, corporate governance and compliance committee may reasonably request. There are no differences in the manner in which the nominating, corporate governance and compliance committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or otherwise.
Shareholder recommendations to our board of directors should be sent to:
James A. Lightman
Senior Vice President, General Counsel and Secretary
Wright Medical Group N.V.
Prins Bernhardplein 200
1097 JB Amsterdam
The Netherlands
The nominating, corporate governance and compliance committee will evaluate and recommend candidates for membership on our board of directors consistent with criteria established by the committee. The nominating, corporate governance and compliance committee has not formally established any specific, minimum qualifications that must be met by each candidate for our board of directors or specific qualities or skills that are necessary for one or more of the members of our board of directors to possess. However, the nominating, corporate governance and compliance committee, when considering a potential candidate, will factor into its determination the following qualities of a candidate: (i) high personal and professional ethics, values and integrity; (ii) the education, skill and experience that our board of directors deems relevant and useful, including whether such attributes or background would contribute to the diversity of our board of directors as a whole; (iii) the ability and willingness to serve on any committees of our board of directors; and (iv) the ability and willingness to commit adequate time to the proper functioning of our board of directors and its committees.
While we do not have a stand-alone diversity policy, the nominating, corporate governance and compliance committee and our board of directors believe that the above‑mentioned attributes provide us with a diverse range of perspectives and judgment necessary to guide our strategies and monitor their execution. The nominating, corporate governance and compliance committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The nominating, corporate governance and compliance committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.
Compensation Committee Interlocks and Insider Participation
Sean D. Carney, John L. Miclot, Kevin C. O’Boyle and Elizabeth H. Weatherman served as members of the compensation committee of our board of directors during 2017. Sean D. Carney, a former director, served as a member of the compensation committee of our board of directors until April 30, 2017. No member of the compensation committee is or was an officer or employee of ours or any of our subsidiaries while serving on the compensation committee. In addition, no executive officer of ours served during 2017 as a director or a member of the compensation committee of any entity that had an executive officer serving as our director or a member of the compensation committee.
Stock Ownership Guidelines
We have established stock ownership guidelines that are intended to further align the interests of our directors and executive officers with those of our shareholders. The stock ownership guideline for our non-executive directors is that number of ordinary shares with a value equal to five times the amount of the annual cash retainer paid to directors in consideration for their service as members of our board of directors. Stock ownership targets for our executive officers have been set at that number of our ordinary shares with a value equal to a multiple of the executive’s annual base salary, with the multiple equal to four times for our President and Chief Executive Officer and one and a half to two times for our other executive officers. Each director and executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until the applicable stock ownership target is achieved, each director and executive officer subject to the guidelines is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock unit awards. Most of our directors and executives currently meet their respective individual stock ownership guideline.
Code of Business Conduct
We have adopted a code of business conduct, which applies to all of our directors, officers, and employees. The code of business conduct is available on the Investors-Governance Documents & Charters section of our corporate website at www.wright.com. Any person may request a copy free of charge by writing to James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. We intend to disclose on our corporate website any amendment to, or waiver from, a provision of our code of business conduct that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the Nasdaq Stock Market.
Code of Conduct on Insider Trading and Confidentiality
We have adopted a code of conduct on insider trading and confidentiality, which applies to all of our directors, officers and employees. The code of conduct on insider trading and confidentiality, among other things, subjects our directors, officers and employees to four quarterly blackout periods during which they may not effect transactions in Wright securities except under certain limited circumstances and prohibits our directors, officers and employees from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging ordinary shares.
Shareholder Communications with the Board of Directors
We have not adopted a formal process for shareholder communications with our board of directors. Nevertheless, every effort has been made to ensure that the views of our shareholders are heard by our board of directors or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. We believe our responsiveness to shareholder communications to our board of directors has been excellent and, to date, we have not considered it necessary to adopt a formal process. Nevertheless, our board of directors will continue to monitor whether it would be appropriate to adopt a formal process for shareholder communications with our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
__________________
Procedures Regarding Approval of Related Party Transactions
As provided in our audit committee charter, all related party transactions are to be reviewed and pre-approved by the audit committee. Related party transactions are transactions to which we were or are a participant and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
a related person (including any director, director nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family) had or will have a direct or indirect material interest.

In determining whether to approve a related party transaction, the audit committee generally will evaluate the transaction in terms of:

•	the benefits to our Company;

•
the impact on a director’s independence in the event the related person is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms and conditions of the transaction; and

•	the terms available to unrelated third parties or to employees generally.
The audit committee will then document its findings and conclusions in written minutes. In the event a transaction relates to a member of the audit committee, that member will not participate in the audit committee’s deliberations.
Related Party Transactions
We are unaware of any related party transactions that have occurred since the beginning of our last fiscal year, or any currently proposed related party transactions requiring disclosure in this proxy statement.

STOCK OWNERSHIP
__________________
Security Ownership of Certain Beneficial Owners
The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 10, 2018, by each person known by us to beneficially own more than 5% of our ordinary shares. The calculations in the table below assume that there are 105,969,807 ordinary shares outstanding.

Class of		Ordinary shares beneficially owned
securities	Name and address of beneficial owner	Number	Percent
Ordinary shares	FMR LLC (1)	15,717,232	14.8%
Ordinary shares	T. Rowe Price Associates, Inc. (2)	11,055,880	10.4%
Ordinary shares	The Vanguard Group, Inc. (3)	8,745,836	8.3%
Ordinary shares	BlackRock, Inc. (4)	7,255,388	6.9%
Ordinary shares	OrbiMed Advisors LLC (5)	6,852,068	6.5%
Ordinary shares	Invesco Ltd. (6)	5,841,441	5.5%
____________________

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

(1)
Based solely on information contained in a Schedule 13G/A of FMR LLC, an investment advisor, filed with the SEC on February 13, 2018, with sole investment discretion with respect to all such shares and sole voting authority with respect to 1,058,818 shares. Abigail P. Johnson is a Director, the Chairman and Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (Fidelity Funds) advised by Fidelity Management & Research Company (FMR Co), a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)
Based solely on information contained in a Schedule 13G/A of T. Rowe Price Associates, Inc., an investment advisor, filed with the SEC on March 12, 2018, reflecting beneficial ownership as of February 28, 2018, with sole investment discretion with respect to all such shares, and sole voting authority with respect to 1,668,225 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(3)
Based solely on information contained in a Schedule 13G/A of The Vanguard Group, Inc., an investment adviser, filed with the SEC on February 8, 2018, reflecting beneficial ownership as of December 31, 2017, with sole investment discretion with respect to 8,536,079 shares, sole voting authority with respect to 203,683 shares, shared investment discretion with respect to 209,757 shares and shared voting authority with respect to 15,075 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Based solely on information contained in a Schedule 13G/A of BlackRock, Inc., a parent holding company, filed with the SEC on January 30, 2018, reflecting beneficial ownership as of December 31, 2017, with sole investment discretion with respect to all such shares, and sole voting authority with respect to 7,044,125 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(5)
Based solely on a Schedule 13G/A filed on February 13, 2018 by OrbiMed Advisors LLC (Advisors) and OrbiMed Capital LLC (Capital), reflecting beneficial ownership as of December 31, 2017. The beneficial ownership reflected in the table includes 2,778,004 ordinary shares beneficially owned by Advisors with shared voting and investment discretion and 4,074,064 ordinary shares beneficially owned by Capital with shared voting and investment discretion. Advisors and Capital exercise investment and voting power over the shares through a management committee comprised of Carl L. Gordon, Sven H. Borho and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares. Neither reporting person beneficially owns more than 5% of the outstanding shares. Advisors disclaims beneficial ownership of the shares held indirectly by Capital, and Capital disclaims beneficial ownership of the shares held indirectly by Advisors. The address of their principal business office is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(6)
Based solely on information contained in a Schedule 13G/A of Invesco Ltd., a parent holding company, filed with the SEC on February 13, 2018, reflecting beneficial ownership as of December 29, 2017, with sole investment discretion with respect to all such shares and sole voting authority with respect to 5,411,205 shares. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309.

Security Ownership of Management
The table below sets forth certain information concerning the beneficial ownership of our ordinary shares as of May 10, 2018, by each of our current directors, director nominees and named executive officers and all of our current directors and executive officers as a group.
The calculations in the table below assume that there are 105,969,807 ordinary shares outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included ordinary shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right, the conversion of any other security, and the issuance of ordinary shares upon the vesting of stock awards granted in the form of restricted stock units. The ordinary shares that a shareholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other person.

Class of		Ordinary shares beneficially owned(1)
securities	Name and address of beneficial owner	Number	Percent
Ordinary shares	David D. Stevens	141,787	*
Ordinary shares	Gary D. Blackford	140,439	*
Ordinary shares	J. Patrick Mackin	4,000	*
Ordinary shares	John L. Miclot	123,513	*
Ordinary shares	Kevin C. O’Boyle	110,345	*
Ordinary shares	Amy S. Paul	130,131	*
Ordinary shares	Richard F. Wallman	109,867	*
Ordinary shares	Elizabeth H. Weatherman	27,405	*
Ordinary shares	Robert J. Palmisano	2,173,645	2.0%
Ordinary shares	Lance A. Berry	304,618	*
Ordinary shares	Kevin D. Cordell	137,425	*
Ordinary shares	Jason D. Asper	—	*
Ordinary shares	James A. Lightman	163,708	*
Ordinary shares	All current directors and executive officers as a group (22 persons)	4,334,301	4.0%
____________________

*	Represents beneficial ownership of less than 1% of our outstanding ordinary shares.

(1)
Includes for the persons listed below the following ordinary shares subject to options held by that person that are currently exercisable or become exercisable within 60 days of May 10, 2018 and ordinary shares issuable upon the vesting of restricted stock unit awards within 60 days of May 10, 2018:

Name	Options	Restricted stock unit awards
David D. Stevens	68,445	—
Gary D. Blackford	78,752	—
J. Patrick Mackin	—	—
John L. Miclot	89,063	—
Kevin C. O’Boyle	94,720	—
Amy S. Paul	94,217	—
Richard F. Wallman	13,682	920
Elizabeth H. Weatherman	19,191	—
Robert J. Palmisano	1,758,278	95,999
Lance A. Berry	216,754	15,440
Kevin D. Cordell	107,357	10,891
Jason D. Asper	—	—
James A. Lightman	133,243	9,910
All current directors and executive officers as a group (22 persons)	3,275,487	186,972
Securities Authorized for Issuance Under Equity Compensation Plans
The table below provides information regarding the number of ordinary shares to be issued upon the exercise of outstanding equity awards granted under our equity compensation plans and the number of ordinary shares remaining available for future issuance our equity compensation plans as of December 31, 2017.
EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted‑average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,023,598 (1)(2)(3)	$22.22 (4)	4,865,082 (5)
Equity compensation plans not approved by security holders	—	—	—
Total	8,023,598 (1)(2)(3)	$22.22 (4)	4,865,082 (5)
____________________

(1)
Amount includes ordinary shares issuable upon the exercise of stock options granted under the Wright Medical Group N.V. 2017 Equity and Incentive Plan, Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan and Tornier N.V. Amended and Restated Stock Option Plan, ordinary shares issuable upon the vesting of restricted stock unit awards granted under the Wright Medical Group N.V. 2017 Equity and Incentive Plan and Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan and performance share unit awards granted under the Wright Medical Group N.V. 2017 Equity and Incentive Plan, assuming target payouts.

(2)
Excludes employee stock purchase rights under the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan. Under such plan, each eligible employee may purchase ordinary shares at semi-annual intervals on June 30th and December 31st each calendar year at a purchase price per share equal to 85% of the closing sale price per share of our ordinary shares on the first or last trading day of the offering period, whichever is lower.

(3)
Excludes an aggregate of 3,353,172 ordinary shares issuable upon the exercise of stock options granted under legacy Wright equity compensation plans and non-plan inducement option agreements assumed by us in connection with the Wright/Tornier merger. The weighted-average per share exercise price of these assumed stock options as of December 31, 2017 was $22.12. No further grants or awards will be made under these assumed legacy Wright equity compensation plans and non-plan inducement option agreements.

(4)	Not included in the weighted-average exercise price calculation are 1,279,588 restricted stock unit awards and 108,414 performance share awards, assuming target performance.

(5)
Amount includes 4,430,789 ordinary shares remaining available for future issuance under the Wright Medical Group N.V. 2017 Equity and Incentive Plan, assuming maximum performance share unit award payouts, and 434,293 ordinary shares remaining available for future issuance under the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan. No shares remain available for grant under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, Tornier N.V. Amended and Restated Stock Option Plan or any of the legacy Wright equity compensation plans since such plans have been terminated with respect to future grants.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers, and all persons who beneficially own more than 10% of our outstanding ordinary shares to file with the SEC initial reports of ownership and reports of changes in ownership of our ordinary shares. Directors, executive officers, and greater than 10% beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2017, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act for our directors, executive officers, and beneficial owners of greater than 10% of our ordinary shares were filed on a timely basis during the year ended December 31, 2017.

DIRECTOR COMPENSATION
__________________
Overview
Under the terms of our board of directors compensation policy, which was approved by the general meeting of our shareholders on August 26, 2010 and was amended on October 28, 2010, the compensation packages for our non-executive directors are determined by our non-executive directors, based upon a recommendation by the compensation committee. Such compensation is determined by our non-executive directors pursuant to the terms of our articles of association, which provide that if all directors have a conflict of interest in the matter to be acted upon, the matter shall be approved by our non-executive directors. In determining non-executive director compensation, we target compensation in the market median range of our peer companies; although, we may deviate from the median if we determine necessary or appropriate on a case-by-case basis.
Under the terms of our non-executive director compensation program, compensation for our non-executive directors is comprised of both cash compensation and equity-based compensation. Cash compensation is in the form of annual or other retainers for non-executive directors, chairman, committee chairs, and committee members. Equity-based compensation is in the form of initial and annual stock option and restricted stock unit (RSU) award grants. All equity awards are granted under our shareholder-approved plan, the Wright Medical Group N.V. 2017 Equity and Incentive Plan. Each of these components is described in more detail below. We do not provide perquisites and other personal benefits to our non-executive directors.
Cash Compensation
The table below sets forth the annual cash retainers paid to each non-executive director and the additional annual cash retainers paid to the chairman and each board committee chair and board committee member during 2017:

Description	Annual cash retainer ($)
Non-executive director	60,000
Chairman premium	75,000
Audit committee chair premium	20,000
Compensation committee chair premium	13,000
Nominating, corporate governance and compliance committee chair premium	10,000
Strategic transactions committee chair premium	10,000
Audit committee member (including chair)	15,000
Compensation committee member (including chair)	7,000
Nominating, corporate governance and compliance committee member (including chair)	7,000
Strategic transactions committee member (including chair)	5,000
The annual cash retainers are paid on a quarterly basis in arrears within 30 days of the end of each calendar quarter. For example, the retainers for the first calendar quarter covering the period from January 1 through March 31 are paid within 30 days of March 31. In addition, each non-executive director receives a cash travel stipend of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.
Equity-Based Compensation
The equity-based compensation component of our non-executive director compensation consists of initial stock option and RSUs awards to new non-executive directors upon their first appointment or election to our board of directors and annual stock option and RSU awards to all non-executive directors on the same date that annual performance recognition grants of equity awards are made to our employees.

Non-executive directors, upon their initial election to our board of directors and on an annual basis thereafter effective as of the same date that annual performance recognition grants of equity awards are made to our employees, receive a certain dollar amount equal to $195,000, one-half of which is paid in stock options and the remaining one-half of which is paid in RSU awards. The number of ordinary shares underlying the stock options and RSU awards is determined based on the 10 trading day average closing sale price of an ordinary share, as reported by the Nasdaq Global Select Market, and as determined on the third trading day prior to the date of anticipated corporate approval of the award. The stock options have a term of 10 years and a per share exercise price equal to 100% of the fair market value of an ordinary share on the grant date. The stock options vest over a two-year period, with one-half of the underlying shares vesting on each of the one-year and two-year anniversaries of the grant date, in each case so long as the director is still a director as of such date. The RSU awards vest in full on the one-year anniversary of the grant date so long as the director is still a director as of such date.
Election to Receive Equity-Based Compensation in Lieu of Cash Compensation
Our non-executive director compensation policy allows our non-executive directors to elect to receive an RSU award in lieu of 100% of their annual cash retainers payable for services to be rendered as a non-executive director, chairman and chair or member of any board committee. Each non-executive director who elects to receive an RSU award in lieu of such director’s annual cash retainers is granted an RSU award for that number of ordinary shares as determined by dividing the aggregate dollar amount of all annual cash retainers anticipated to payable to such director for the period commencing on July 1 of each year to June 30 of the following year by the 10-trading day average closing sale price of our ordinary shares as reported by the Nasdaq Global Select Market and as determined on the third trading day prior to the date of anticipated corporate approval of the award. These RSU awards are typically granted effective as of the same date that other director equity grants are made and annual performance recognition grants of equity awards are made to our employees. These RSU awards vest in four equal installments on the following September 30th, December 31st, March 31st and June 30th.
If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers is no longer a director before such director’s interest in all of the ordinary shares underlying RSU award have vested and become issuable, then such director will forfeit his or her rights to receive all of the shares underling such RSU award that have not vested and been issued as of the date such director’s status as a director so terminates. In such case, the non-executive director will receive in cash a pro rata portion of his or her annual cash retainers for the quarter in which the director’s status as a director terminates.
If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers becomes entitled to receive an increased or additional annual cash retainer during the period from July 1 to June 30 of the next year, such director will receive such increased or additional annual cash retainer in cash until July 1 of the next year when the director may elect (on or prior to June 15 of the next year) to receive an RSU award in lieu of such director’s annual cash retainers.
If a non-executive director who elected to receive an RSU award in lieu of such director’s annual cash retainers experiences a change in the director’s membership on one or more board committees or chair positions prior to June 30 of the next year such that the director becomes entitled to receive annual cash retainers for the period from July 1 to June 30 of the next year aggregating an amount less than the aggregate amount used to calculate the director’s most recent RSU award received, the director will forfeit as of the effective date of such board committee or chair change his or her rights to receive a pro rata portion of the shares underlying such RSU award reflecting the decrease in the director’s aggregate annual cash retainers and the date on which such decrease occurred. In addition, the vesting of the RSU award will be revised appropriately to reflect any such change in the number of shares underlying the RSU award and the date on which such change occurred.
Summary of Cash and Other Director Compensation
The table below summarizes the compensation received by each individual who served as a non-executive director of our company during the fiscal year ended December 31, 2017. While Mr. Palmisano did not receive additional compensation for his service as executive director, a portion of his compensation was allocated to his service as executive director. For more information regarding the allocation of Mr. Palmisano’s compensation, please refer to note (1) to the Summary Compensation Table under “Executive Compensation-Executive Compensation Tables and Narratives-Summary Compensation Information.”
DIRECTOR COMPENSATION- 2017

Name	Fees earned or paid in cash(1) ($)	Stock awards(2)(3) ($)	Option awards(4)(5) ($)	All other compensation(6)(7) ($)	Total ($)
Gary D. Blackford	79,667	99,906	100,719	8,000	288,292
Sean D. Carney(8)	29,000	—	—	4,000	33,000
John L. Miclot	75,667	99,906	100,719	8,000	284,292
Kevin C. O’Boyle	79,667	99,906	100,719	8,000	288,292
Amy S. Paul	77,000	99,906	100,719	8,000	285,625
David D. Stevens	147,000	99,906	100,719	8,000	355,625
Richard F. Wallman	100,000	152,375	100,719	8,000	361,094
Elizabeth H. Weatherman	82,000	99,906	100,719	8,000	290,625
____________________

(1)
Unless a director otherwise elects to convert all of his or her annual retainers into RSU awards, annual retainers are paid in cash on a quarterly basis in arrears within 30 days of the end of each calendar quarter. One of our non-executive directors elected to convert all of his annual retainers covering the period of service and from July 1, 2017 to June 30, 2018 into RSU awards and accordingly, was granted an RSU award on July 25, 2017 for that number of ordinary shares as determined based on the following formula: (a) the aggregate dollar amount of all annual cash retainers that otherwise would have been payable to the non-executive director for services to be rendered as a non-executive director, chairman and chair or member of any board committee (based on such director’s board committee memberships and chair positions as of the grant date), divided by (b) the 10 trading day average closing sale price of an ordinary share, as reported by the Nasdaq Global Select Market, and as determined on the third trading day prior to the date of anticipated corporate approval of the award. The RSU award vests and the underlying shares become issuable in four as nearly equal as possible quarterly installments, on September 30, December 31, March 31 and June 30, in each case so long as the non-executive director is a director of our company as of such date.

The table below sets forth: (a) the number of RSU awards granted to the non-executive director on July 25, 2017; (b) the total amount of annual retainers converted by such director into RSU awards; (c) of such total amount of annual retainers converted into RSU awards, the amount attributed to the director’s service during 2017, which amount is included in the “Fees earned or paid in cash” column for each director; (d) the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718; and (e) the incremental grant date fair value for the stock awards above and beyond the amount of annual retainers for 2017 service converted into RSU awards computed in accordance with FASB ASC Topic 718.

Name	Total amount of retainers converted into RSU awards ($)	Number of RSU awards (#)	Amount of retainer converted into RSU awards attributable to 2017 service ($)	Grant date fair value of RSU awards ($)	Incremental grant date fair value of RSU awards received during 2017 ($)
Mr. Wallman	100,000	3,678	50,000	102,469	52,469

(2)
On July 25, 2017, each non-executive director received an RSU award for 3,586 ordinary shares. The RSU awards vest and the underlying shares become issuable on the one-year anniversary of the grant date, so long as the non-executive director is a director of our company as of such date. In addition, as described above in note (1), Mr. Wallman elected to convert his annual retainers covering the period of service from July 1, 2017 to June 30, 2018 into RSU awards. The amount reported in the “Stock awards” column represents the aggregate grant date fair value for the July 25, 2017 RSU awards granted to each director in 2017 and for Mr. Wallman, the incremental grant date fair value for the additional RSU awards granted to him as described above in note (1), in each case as computed in accordance with FASB ASC Topic 718. The grant date fair value for RSU awards is determined based on the closing sale price of our ordinary shares on the grant date.

(3)
As of December 31, 2017, each non-executive director held the following number of unvested stock awards (all of which are in the form of RSU awards): Mr. Blackford (3,586); Mr. Carney (0); Mr. Miclot (3,586); Mr. O’Boyle (3,586); Ms. Paul (3,586); Mr. Stevens (3,586); Mr. Wallman (5,425); and Ms. Weatherman (3,586).

(4)
On July 25, 2017, each non-executive director received a stock option to purchase 10,275 ordinary shares at an exercise price of $27.86 per share. Such option expires on July 25, 2027 and vests with respect to one-half of the underlying ordinary shares on each of July 25, 2018 and July 25, 2019, so long as the individual remains a director of our company as of such date. Amounts reported in the “Option awards” column represent the aggregate grant date fair value for option awards granted to each non-executive director in 2017 computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The grant date fair value per share for the options granted on July 25, 2017 was $9.80 and was determined using the following specific assumptions: risk free interest rate: 1.875%; expected life: 6.10 years; expected volatility: 32.5%; and expected dividend yield: 0.

(5)
The table below provides information regarding the aggregate number of options to purchase ordinary shares outstanding at December 31, 2017 and held by each of the non-executive directors named in the above table:

Name	Aggregate number of shares underlying options	Exercisable/ unexercisable	Range of exercise price(s) ($)	Range of expiration date(s)
Mr. Blackford	94,910	78,752/16,158	15.01-29.06	05/14/2018-07/25/2027
Mr. Carney	—	—	—	—
Mr. Miclot	105,221	89,063/16,158	15.01-29.06	05/14/2018-07/25/2027
Mr. O’Boyle	110,878	94,720/16,158	18.04-27.86	06/03/2020-07/25/2027
Ms. Paul	110,375	94,217/16,158	15.01-29.06	05/14/2018-07/25/2027
Mr. Stevens	84,603	68,445/16,158	15.01-29.06	05/14/2018-07/25/2027
Mr. Wallman	29,840	13,682/16,158	21.24-27.86	05/12/2021-07/25/2027
Ms. Weatherman	35,349	19,191/16,158	20.62-27.86	05/12/2021-07/25/2027

(6)	Represents travel stipends of $2,000 for each board meeting attended in person that takes place in the Netherlands or other location outside the United States.

(7)
We do not provide perquisites and other personal benefits to our non-executive directors. Any perquisites or personal benefits actually provided to any non-executive director were less than $10,000 in the aggregate.

(8)	Mr. Carney resigned from our board of directors effective as of April 30, 2017.

EXECUTIVE COMPENSATION
__________________
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis (CD&A), we describe the key principles and approaches we use to determine elements of compensation paid to, awarded to and earned by the following executive officers, whose compensation is set forth in the Summary Compensation Table found under “-Executive Compensation Tables and Narratives-Summary Compensation Information”:

•	Robert J. Palmisano, who serves as our President and Chief Executive Officer;

•	Lance A. Berry, who serves as our Senior Vice President and Chief Financial Officer;

•	Kevin D. Cordell, who serves as our President, U.S.;

•	Jason D. Asper, who serves as our Senior Vice President, Strategy and Corporate Development; and

•	James A. Lightman, who serves as our Senior Vice President, General Counsel and Secretary.
We refer to these executive officers as our “named executive officers” and our President and Chief Executive Officer as our “CEO” in this CD&A. This CD&A should be read in conjunction with the accompanying compensation tables, corresponding notes and narrative discussion, as they provide additional information and context to our compensation disclosures.
Executive Summary
One of our key executive compensation objectives is to link pay to performance by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay for performance in our compensation programs. We strive to accomplish this objective primarily through our annual performance incentive plan (PIP), which compensates executives for achieving annual corporate and divisional financial and other goals. For 2017, we had three corporate performance measures. While our 2017 net sales increased 8% over 2016, they were below our targeted expectations as set forth in our corporate performance goals for 2017. Our earnings before interest, taxes, depreciation and amortization, as adjusted, and free cash flow for 2017 also were below our targeted expectations as set forth in our corporate performance goals for 2017.
The table below sets forth the three corporate performance measures for 2017, in each case, from continuing operations and as adjusted for certain items, and our actual results and performance vis a vis these corporate objectives. Because our overall weighted achievement rating was between minimum and threshold performance, there were no PIP payouts based on corporate performance. This resulted in decreased total compensation for 2017 for our CEO and most of our other named executive officers compared to 2016.

2017 corporate performance measures and weighting	Actual	2017 performance
Global net sales (40%)	$730.9 million	Between minimum and threshold
Adjusted EBITDA (30%)	$108.9 million	Between threshold and target
Free cash flow (30%)	$(24.0) million	Below minimum
Overall weighted corporate performance achievement rating		Between minimum and threshold

Only two NEOs received bonuses based on 2017 performance: Mr. Cordell and Mr. Lightman. A portion of Mr. Cordell’s PIP payout was based on the performance of our U.S. business and a portion of Mr. Lightman’s PIP payout was based on individual performance. The table below sets forth the five U.S. business performance measures for 2017 and our actual results and performance vis a vis these objectives.

2017 divisional performance measures and weighting	2017 performance
U.S. net sales (35%)	Between minimum and threshold
Adjusted EBITDA for U.S. business (30%)	Slightly below threshold
Day-on-hand for U.S. business (15%)	Between target and above target
Days sales outstanding for U.S. business (15%)	Between threshold and target
AUGMENT® Bone Graft revenue (5%)	Slightly below threshold
Overall weighted achievement rating	At threshold
As described in more detail below under “-Shareholder Outreach Efforts and 2017 Changes to Our Executive Compensation”, we reviewed our executive compensation program last year to ensure that it not only motivates our executives, but also aligns with shareholder interests and prevailing market practice. As a result of this review and based on feedback from investors and shareholders, we implemented several new executive compensation practices. One of these changes was to change the mix of our long-term incentives to incorporate performance-based awards. Our current long-term incentive mix now consists of one-third performance share unit awards in addition to time-based stock options and time-based restricted stock unit awards. To further emphasize the importance of future revenue growth, the performance share unit awards will vest only upon achievement of a minimum net sales growth goal over a three-year performance period. We intend to continue to review our executive compensation program to align the financial interests of our executives with those of our shareholders and emphasize pay for performance.
Shareholder Outreach Efforts and 2017 Changes to Our Executive Compensation
During 2017, we spent considerable time reviewing our executive compensation program to ensure that it not only motivates our executives, but also aligns with shareholder interests and prevailing market practice. As part of this review, we reached out and listened to shareholders. In 2017, we contacted our top 50 institutional shareholders, representing approximately 89% of our outstanding ordinary shares and attended over 300 meetings for investors and interested investors. For the individual investor meetings, our CEO, Chief Financial Officer and/or Chief Communications Officer attended. The agenda for these meetings requested feedback from investors and shareholders and generally included: (1) a review of our operations and results to date; (2) a summary of our strategic priorities and focus; and (3) a review of our compensation philosophy and its alignment with our strategic direction. The three most common themes noted from investors and shareholders included incorporating the use of performance-based equity awards, eliminating single trigger change-in-control provisions in our equity plan and holding an annual (versus triennial) say-on-pay vote.
As a result of this review and based on feedback from investors and shareholders, we implemented the following new executive compensation practices during 2017:

Performance-Based Awards
We changed the mix of our executive long-term incentive awards to incorporate performance-based awards. We moved to a mix comprised of one-third performance share unit awards, one-third time-based stock options and one-third time-based restricted stock unit awards. The performance share unit awards will vest upon achievement of performance goals over a three-year performance period.

Double Trigger Vesting	Our new equity and incentive plan (approved by shareholders in 2017) (referred to as our 2017 equity plan) includes a double trigger change-in-control vesting provision.
Minimum Vesting Periods
Our 2017 equity plan requires all new equity awards to contain minimum vesting periods of at least one year for performance-based awards and three years for time-based full value awards granted to employees.

Clawback Policy	We adopted a clawback policy that authorizes recovery of gains from incentive compensation, including equity awards, in the event of certain financial restatements.
Annual Say-on-Pay Vote	We now provide our shareholders with an annual say-on-pay vote as opposed to our prior practice of a triennial say-on-pay vote.
Compensation Highlights and Best Practices
Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our shareholders.
What We Do:

Pay for Performance
We tie compensation directly to financial and other performance metrics. Our annual incentive plan pays out only if certain levels of performance are met. In 2017, we granted performance share units, which comprise of one-third of executives’ long-term incentive and will be earned only if certain levels of performance are met.

Bonus Caps	We cap our PIP bonuses and new performance-based awards at 200% of target.
Performance Measure Mix	We use a mix of performance measures within our PIP.
At-risk Pay	A significant portion of our executive compensation is “performance-based” or “at risk.”
Equity-based Pay	A significant portion of our executive compensation is “equity-based” and in the form of equity awards.
LTI Grant Guidelines	We have adopted and review annually long-term incentive guidelines for the grant of equity awards.
Long-term Vesting
Value received under equity awards is tied to three to four-year vesting and any value from stock options is contingent upon long-term stock price performance. Our performance-based awards vest only if certain levels of performance are achieved over a three-year performance period.

Clawback Policy	Our clawback policy authorizes recovery of gains from incentive compensation in the event of certain financial restatements.
Stock Ownership Guidelines	We maintain stock ownership guidelines for all our executives.
Independent Committee and Consultant	We have an independent compensation committee which is advised by an independent external compensation consultant.
What We Don't Do:

No Repricing	We do not allow repricing or exchange of any equity awards without shareholder approval.
No Excessive Perquisites	We do not provide excessive perquisites to our executives.
No Tax Gross-Ups	We do not provide tax “gross-up” payments to our executives, other than customary tax gross-up payments under our relocation policy and to our CEO under his employment agreement.
No Hedging or Pledging	We do not allow our employees to engage in hedging transactions, including short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our securities.
No Dividends on Unvested Awards	We do not pay dividends on unvested equity awards.

Say-on-Pay Vote
At our 2017 annual general meeting, our shareholders had the opportunity to vote on an advisory say-on-pay proposal. At this meeting, almost 80% of the votes cast by our shareholders were in favor of our say-on-pay vote. Additionally, as required every six years, our shareholders had the opportunity at our 2017 annual general meeting to provide an advisory vote on the frequency of future advisory say-on-pay votes. Our board of directors recommended, and our shareholders approved, an annual say-on-pay vote. Some of the changes made to our executive compensation program in 2017, as described above, were made in response to shareholder feedback, including our say-on-pay vote last year.
Compensation Objectives and Philosophies
Our executive compensation policies, plans and programs seek to enhance our financial performance, and thus shareholder value, by aligning the financial interests of our executives with those of our shareholders and by emphasizing pay-for-performance. Specifically, our executive compensation programs are designed to:

•	Reinforce our corporate mission, vision and values;

•	Attract and retain executives important to the success of our company;

•	Align the interests of our executives with the interests of our shareholders; and

•	Reward executives for the achievement of Company performance objectives, the creation of shareholder value in the short- and long-term, and their contributions to the success of our Company.
To achieve these objectives, although the compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation, the committee makes executive compensation decisions based on the following philosophies:

•
Base salary and total compensation levels are generally targeted to be within a reasonable range of the 67th percentile of a group of similarly-sized peer companies. However, the specific competitiveness of any individual executive’s salary and compensation will be determined considering factors like the executive’s experience, skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and the sufficiency of total compensation potential to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

•
At least two-thirds of the CEO’s compensation and half of other executives’ compensation opportunity should be in the form of variable compensation that is tied to financial results and/or creation of shareholder value.

•
The portion of total compensation that is performance-based or at-risk should increase with an executive’s overall responsibilities, job level, and compensation. However, compensation programs should not encourage excessive risk-taking behavior among executives and should support our commitment to corporate compliance.

•	Primary emphasis should be placed on company performance as measured against goals approved by the compensation committee rather than on individual performance.

•	At least half of the CEO’s compensation and one-third of other executives’ compensation opportunity should be in the form of stock-based incentive awards.
Executive Compensation Components
The principal elements of our executive compensation program for 2017 were:

•	base salary;

•	short-term cash incentive compensation;

•	long-term equity-based incentive compensation, in the form of stock options, restricted stock unit (RSU) awards and performance share unit (PSU) awards; and

•
other compensation arrangements, such as benefits made generally available to our other employees, limited and modest executive benefits and perquisites, and severance and change in control arrangements.

Except as otherwise described in this CD&A, the compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, the compensation committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based, and therefore at risk, as the executive’s position changes and responsibility increases given the influence more senior level executives generally have on Company performance. Thus, individuals with greater roles and responsibilities associated with achieving our objectives should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if objectives are met or surpassed. Accordingly, our objective is that at least two-thirds of the CEO’s compensation and one-half of other executives’ compensation opportunity be in the form of variable compensation that is tied to financial results or share price and that at least half of the CEO’s compensation and one-third of other executives’ compensation opportunity be in the form of stock-based incentive awards.
The overall mix of annual base salaries, target annual cash incentive awards and grant date fair value long-term incentive awards as a percent of target total direct compensation for our CEO and other named executive officers as a group for 2017 is provided below. The value of the long-term incentives represented is based on the grant date fair value of stock options, RSU awards and PSU awards granted during 2017. Actual long-term incentive value will be based on long-term stock price performance and whether the PSU performance goals are achieved. All other compensation is excluded from the table below.
Base Salary
Overview. We provide a base salary for our named executive officers that, unlike some of the other elements of our executive compensation program, is not subject to company or individual performance risk. We recognize the need for most executives to receive at least a portion of their total compensation in the form of a guaranteed base salary that is paid in cash regularly throughout the year. Base salaries are established upon hiring an executive, and are subject to subsequent annual adjustments.

Setting Initial Salaries for New Executives. We initially fix base salaries for executives at a level we believe enables us to hire and retain them in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business objectives. During 2017, we hired Jason D. Asper as Senior Vice President, Strategy and Corporate Development. In setting his initial base salary at $335,000, we considered his base salary at his prior employer and target market positioning of companies in our peer group.
Annual Salary Increases. We review the base salaries of our named executive officers each year following the completion of our prior year individual performance reviews. If appropriate, we increase base salaries to recognize annual increases in the cost of living and superior individual performance and to ensure that our base salaries remain market competitive. In addition, with respect to Mr. Palmisano, we also take into consideration his employment agreement which provides that we review his base salary at least annually for any increase. We refer to annual base salary increases as a result of cost of living adjustments and individual performance as “merit increases.” In addition, we may make additional upward adjustments to an executive’s base salary to compensate the executive for assuming increased roles and responsibilities, to retain an executive at risk of recruitment by other companies, and/or to bring an executive’s base salary closer to our target market positioning of companies in our peer group. We refer to these base salary increases as “market adjustments.”
The 2017 base salary merit increases for our named executive officers ranged from 3.5% to 4.0% over their respective 2016 base salaries. No upward market adjustments were made during 2017, except in the case of Mr. Berry who received an upward market adjustment of approximately $20,000. We believe the base salaries of all of our named executive officers are within a reasonable range of our targeted positioning among our peer group.
2017 Base Salaries. The table below sets forth the 2016 base salaries (which were effective April 1, 2016) of our named executive officers, their 2017 base salaries effective April 1, 2017, and the percentage increase compared to their 2016 base salaries:

Name	2016 base salary ($)	2017 base salary ($)	2017 base salary % increase compared to 2016 base salary
Robert J. Palmisano	$921,648	$958,514	4.0%
Lance A. Berry	413,400	450,000	8.9%
Kevin D. Cordell	454,740	470,656	3.5%
Jason D. Asper	N/A	335,000	N/A
James A. Lightman	388,024	403,545	4.0%
Short-Term Cash Incentive Compensation
Our short-term cash incentive compensation is paid as an annual cash bonus under our PIP and is intended to compensate executives for achieving annual corporate financial performance goals and, in some cases, divisional financial and individual performance goals. The PIP provides broad discretion to the compensation committee in interpreting and administering the plan. All 2017 short-term cash incentive bonuses to our named executive officers were paid out in early March 2018 and were dependent upon executives’ continued service through the end of 2017.

Target Bonus Percentages. Target short-term cash incentive bonuses for 2017 for each executive were based on a percentage of base salary and were as follows for each named executive officer:

Name	Percentage of base salary
Robert J. Palmisano	100%
Lance A. Berry	65%
Kevin D. Cordell	60%
Jason D. Asper	45%
James A. Lightman	50%
The 2017 target bonus percentages for our named executive officers did not change from their 2016 levels for those executives who were executives in 2016. Based on an executive compensation analysis by our compensation consultant, we believe the target bonus percentages for our named executive officers are generally aligned with our target market positioning within our peer group.
Performance Goal Mix. 2017 bonuses to our named executive officers were based upon achievement of corporate performance goals for all executives, as well as divisional performance goals for Mr. Cordell, and individual performance goals for Mr. Lightman.

Named executive officer	Percentage based upon corporate performance goals	Percentage based upon divisional performance goals	Percentage based upon individual performance goals
Robert J. Palmisano	100%	0%	0%
Lance A. Berry	100%	0%	0%
Kevin D. Cordell	40%	60%	0%
Jason D. Asper	100%	0%	0%
James A. Lightman	80%	0%	20%
Corporate Performance Goals. For 2017, we had three corporate performance measures as set forth in the table below. These three measures were selected because they were determined to be the three most important indicators of our financial performance for 2017 as evaluated by management and analysts.

2017 corporate performance metric	Weighting
Global extremities and biologics net sales (1)	40%
Adjusted EBITDA (2)	30%
Free cash flow (3)	30%
_________________

(1)
This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. The net sales goal and actual results were calculated based on a foreign currency exchange planning rate to adjust for any impact of foreign currency on underlying performance.

(2)
This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. Adjusted EBITDA from continuing operations means net loss from continuing operations plus charges for interest, income taxes, depreciation and amortization expenses, non-cash share-based compensation expense and non-operating income and expense. Additionally, adjusted EBITDA from continuing operations excluded transaction and transition costs associated with acquisitions and divestitures; tax benefit related to realizability of net operating losses; and bonus compensation.

(3)
This performance measure was calculated using a non-GAAP financial measure, which we believe provides meaningful supplemental information regarding our core operational performance. Adjusted free cash flow means net cash flow provided by operating activities (excluding net cash flow from certain discontinued operations, AUGMENT payment milestone and foreign currency gains and losses) less capital expenditures.

The percentage of the target bonus earned by bonus objective was based on the following performance levels and an overall weighted average corporate payout:

Performance level	Percent of target bonus earned
Minimum	0%
Threshold (50% payout)	50.1% to 99.9%
Target (100% payout)	100%
Above target (150% payout)	100.1% to 150%
High (200% payout)	150.1% to 200%
In setting the threshold, target, above target, and maximum performance achievement levels, we considered past performance, market conditions, and the financial, strategic, and operational plans presented by management. When setting the target performance levels, we sought to ensure that at- or above-market performance was the goal. For above-target performance levels, the achievement levels required “stretch” performance by the management team to achieve this level of performance. At the threshold level, targets would be set on a steeper slope than at the above target/maximum categories, so that missed target performance would result in more rapidly declining bonus opportunity.
The performance level of each corporate performance measure is set forth in the table below.

Performance level	Global net sales	Adjusted EBITDA	Free cash flow
Minimum	$717.2 million	$89.7 million	$(5.0) million
Threshold (50% payout)	$744.7 million	$101.0 million	$0.0 million
Target (100% payout)	$779.4 million	$112.3 million	$9.05 million
Above target (150% payout)	$799.9 million	$136.0 million	$27.7 million
High (200% payout)	$827.5 million	$160.1 million	$42.1 million
The table below sets forth our actual performance for each corporate performance measure and the overall weighted corporate performance achievement rating, which was between minimum and threshold, resulting in a zero payout for our corporate performance measures.

2017 corporate performance measures and weighting	Actual	Payout
Global net sales (40%)	$730.9 million	Between minimum and threshold
Adjusted EBITDA (30%)	$108.9 million	Between threshold and target
Free cash flow (30%)	$(24.0) million	Below minimum
Overall weighted achievement rating		Between minimum and threshold
Divisional Performance Goals. As President, U.S., Mr. Cordell’s 2017 PIP bonus was based 40% on corporate performance goals and 60% on U.S. business performance goals. The portion of Mr. Cordell’s 2017 PIP bonus that was tied to the performance of the U.S. business was based on five divisional performance measures. The table below sets forth the five U.S. divisional performance measures and reflects how that business unit performed in 2017 and the overall weighted average divisional performance achievement rating. Mr. Cordell’s 2017 PIP bonus reflected an overall weighted average achievement rating for the U.S. business performance goals of 50% of target.

2017 divisional performance measures and weighting	2017 performance
U.S. net sales (35%)	Between minimum and threshold
Adjusted EBITDA for U.S. business (30%)	Slightly below threshold
Days-on-hand for U.S. business (15%)	Between target and above target
Days sales outstanding for U.S. business (15%)	Between threshold and target
AUGMENT® Bone Graft revenue (5%)	Slightly below threshold
Overall weighted achievement rating	At threshold
The specific performance levels for our U.S. divisional performance measures are maintained as proprietary and confidential. We believe that disclosure of these specific performance levels would represent competitive harm to us as these divisional goals and results are not publicly disclosed and are competitively sensitive. For each divisional performance measure, the target goal reflects the annual financial business plan goal set for the division. Based on historical performance, the compensation committee believes the attainment of the target performance level, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for that performance measure and the compensation committee believes the threshold goals are likely to be achieved. Maximum goals represent levels of performance at which the compensation committee determines a payout of 200% of target would be appropriate. The compensation committee believes that the maximum goals established for each division performance measure are more aggressive goals.
Individual Performance Goals. To foster cooperation and communication among executives, the compensation committee places primary emphasis on overall corporate and divisional performance goals rather than on individual performance goals. For named executive officers, at least 80% of their 2017 annual PIP bonuses were determined based on the achievement of corporate or divisional performance goals and only 20% or less were based on achievement of individual performance goals. The individual performance goals used to determine annual PIP bonuses were management by objectives, known internally as MBOs. MBOs are generally two to three written, specific and measurable objectives agreed to and approved by the executive, CEO and compensation committee in the beginning of the year. The only named executive officer with MBOs for 2017 was Mr. Lightman. His MBOs for 2017 related to our insurance carrier litigation and customer satisfaction and his MBO achievement rating was 75%.
2017 Actual PIP Bonuses. The table below sets for the 2017 PIP bonuses for all named executive officers, which bonuses were paid in early March 2018:

Named executive officer	2017 PIP bonus
Robert J. Palmisano	$0
Lance A. Berry	0
Kevin D. Cordell	84,718
Jason D. Asper	0
James A. Lightman	30,266
PIP Performance Goals for 2018. In February 2017, the compensation committee approved PIP performance goals for 2018. The 2018 target bonus percentages for our named executive officers did not change from their 2017 levels. Consistent with the design for 2017 plan, the annual bonus for our CEO is based 100% on achievement of corporate performance goals, with no individual performance components. Bonuses for our other named executive officers are based 100% on achievement of corporate performance goals for Mr. Berry, 40% on achievement of corporate performance goals and 60% on achievement of divisional performance goals for Mr. Cordell, and 80% on achievement of corporate performance goals and 20% on achievement of individual goals for Messrs. Asper and Lightman. The corporate performance measures for 2018 are based on net sales, adjusted EBITDA from continuing operations, and free cash flow. The divisional performance goals for Mr. Cordell are similar to the goals for 2017, except that there will be no AUGMENT Bone Graft net sales goal.

Long-Term Equity-Based Incentive Compensation
Generally. The compensation committee’s primary objectives with respect to long-term equity-based incentives are to align the interests of our executives with the long-term interests of our shareholders, promote stock ownership, and create significant incentives for executive retention. Long-term equity-based incentives typically comprise a significant portion of each named executive officer’s compensation package, consistent with our executive compensation philosophy.
Types of Equity Grants. Under our long-term incentive grant guidelines, our board of directors, on recommendation of the compensation committee, generally grants two types of equity-based incentive awards to our named executive officers: annual performance recognition grants and new hire talent acquisition grants. On limited occasion, we may make special recognition grants or discretionary grants to executive officers for retention or other purposes. Such grants may vest based on the passage of time and/or the achievement of certain performance goals. During 2017, annual performance recognition grants and new hire talent acquisition grants were made to one or more of our named executive officers, as described in more detail under “-2017 Equity Awards.”
Annual performance recognition grants are discretionary annual grants that are made during mid-year to give the compensation committee another formal opportunity during the year to review executive compensation and recognize executive and other key employee performance. The recipients and size of the annual performance recognition grants are determined based on our long-term incentive grant guidelines, which we review annually to ensure continued alignment with our target positioning. Under our long-term incentive grant guidelines for annual performance recognition grants, named executive officers received a certain percentage of their respective base salaries in stock options, RSU awards and PSU awards. Consistent with the principle that the interests of our executives should be aligned with those of our shareholders and that the portion of an executive’s total compensation that varies with performance and is at risk should increase with the executive’s level of responsibility, incentive grants, expressed as a percentage of base salary and dollar values, increase as an executive’s level of responsibility increases.
The table below describes our long-term incentive grant guidelines for annual performance recognition grants that applied to our named executive officers for 2017. Mr. Asper did not receive an annual performance recognition grant since he joined Wright in August 2017.

Named executive officer	Incentive grant guideline expressed as % of base salary	Dollar value of incentive grant guideline as of July 25, 2017 grant date
Robert J. Palmisano	400%	$3,834,056
Lance A. Berry	200%	900,000
Kevin D. Cordell	175%	823,648
James A. Lightman	125%	504,431
Once the target total long-term equity value was determined for each executive based on the executive’s relevant percentage of base salary, one-third of the value was provided in stock options, one-third was provided in RSU awards and one-third was provided in PSU awards. The reasons why we use stock options, RSU awards and PSU awards are described below under “-Stock Options,” “-RSU Awards” and “-PSU Awards.” The number of stock options, RSU awards and target PSU awards is based on the Black-Scholes value of our ordinary shares as determined on the third business day prior to the corporate approval of the award and using an average closing price of our ordinary shares over the most recent 10-trading days.
Talent acquisition grants are used for new hires. These new hire equity grants are considered and approved as part of the executive’s compensation package at the time of hire (with the grant date and exercise price delayed until the hire date). As with our annual performance recognition grants, the size of our talent acquisition grants is determined by dollar amount (as opposed to number of underlying shares), and under our long-term incentive grant guidelines, is generally two times the long-term incentive grant guidelines for annual performance recognition grants, as recommended by our compensation consultant. We recognize that higher initial grants often are necessary to attract a new executive, especially one who may have accumulated a substantial amount of equity-based long-term incentive awards or other equity at a previous employer that would typically be forfeited upon acceptance of employment with us. In some cases, we may need to further increase a talent acquisition grant to attract an executive. Mr. Asper was the only named executive officer to receive new hire talent acquisition grants during 2017. His incentive grant guideline expressed as a percentage of base salary is 100% and consistent with our practice for new hire talent acquisition grants was two times the long-term incentive grant guideline for annual performance recognition grants, resulting in a new hire talent acquisition grant value equal to $670,000.
Stock Options. Historically, we have granted stock options to our named executive officers, as well as other key employees. We believe that options effectively incentivize employees to maximize company performance, as the value of awards is directly tied to an appreciation in the value of our ordinary shares. They also provide an effective retention mechanism because of vesting provisions. An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our ordinary shares and the potential financial gain for employees. Stock options provide recipients with the opportunity to purchase our ordinary shares at a price fixed on the grant date regardless of future market price. The vesting of our stock options is generally time-based, with 25% of the shares underlying the stock option typically vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 nearly equal monthly installments. Our policy is to grant options only with an exercise price equal to or more than the fair market value of an ordinary share on the grant date.
Because stock options become valuable only if the share price increases above the exercise price and the option holder remains employed during the period required for the option to vest, they provide an incentive for an executive to remain employed. In addition, stock options link a portion of an employee’s compensation to the interests of our shareholders by providing an incentive to achieve corporate goals and increase the market price of our ordinary shares over the four-year vesting period.
RSU Awards. RSU awards are intended to retain key employees, including named executive officers, through vesting periods. RSU awards provide the opportunity for capital accumulation and more predictable long-term incentive value than stock options. All of our RSU awards are a commitment by us to issue ordinary shares at the time the RSU award vests. The specific terms of vesting of an RSU award depends on whether the award is an annual performance recognition grant or new hire talent acquisition grant. Annual performance recognition grants of RSU awards are made mid-year and vest in four annual installments on August 15th of each year. New hire talent acquisition grants of RSU awards vest in a similar manner, except that the first installment is often pro-rated and vests in four annual installments beginning on either August 15, November 15, March 1st or May 15th depending on the grant date. In all cases, the first vesting date is at least one year after the grant date. We changed our RSU award vesting in 2017 upon the adoption of our 2017 equity plan, which contains a minimum one-year vesting provision.
PSU Awards. PSU awards are intended to retain key employees, including named executive officers, through the three-year performance periods. PSU awards are paid out in Wright ordinary shares following completion of a three-year performance period if certain performance goals are achieved. Because the PSU award grants are made in July each year, they are based on three-year performance periods beginning on the first day of our third fiscal quarter and ending on the last day of our second fiscal quarter of the third year thereafter.
At the beginning of the first year in the three-year period, the compensation committee establishes performance measures, weightings, goals and performance adjustment events, if any, for the entire three-year performance period, as well as thresholds, targets, and maximums. Factors we consider when establishing the performance goals for the three-year period include our prior year and year-to-date financial business results and long-term strategic plan outlook, our competitive situation and anticipated state of our business, and any anticipated business opportunities. At the end of the three-year performance period, the compensation committee will certify performance against the performance goals, including the applicability of any performance adjustment events, and a corresponding payout, which is expressed as a percent of target. Actual payouts for the PSU awards can range from 0% (if the threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met).

While the performance measure is net sales growth, the specific performance goal for the three-year PSU awards granted in 2017 is maintained by us as proprietary and confidential. We believe that disclosure of this specific performance goal would represent competitive harm to us. Based on historical performance, we believe the attainment of the target performance level, while uncertain, could be reasonably anticipated. The threshold goal represents the minimum level of performance necessary for there to be a payout and we believe is likely to be achieved. The maximum goal represents the performance at which a payout is 200% of the target award and represents the level of performance of which we believe a payout of 200% would be appropriate. We believe that the maximum goal established for the performance measure is much more aggressive than the target goal.
Since 2017 was the first year that we granted PSU awards and since the performance period was three years, no payouts for PSU awards were determined during 2017.
2017 Equity Awards. The table below sets forth the number of stock options, RSU awards and target PSU awards granted to each of our named executive officers in 2017. As mentioned earlier, Mr. Asper received new hire talent acquisition grants, which are two times the long-term incentive grant guideline for annual performance recognition grants and do not include PSU awards.

Named executive officer	Stock options (#)	RSU awards (#)	PSU awards (assuming target performance) (#)
Robert J. Palmisano	137,373	46,533	46,533
Lance A. Berry	32,247	10,923	10,923
Kevin D. Cordell	29,511	9,996	9,996
Jason D. Asper	35,303	12,321	N/A
James A. Lightman	18,074	6,122	6,122
Additional information concerning the long-term incentive compensation information for our named executive officers for 2017 is included in the Summary Compensation Table and Grants of Plan-Based Awards Table under the heading “Executive Compensation-Executive Compensation Tables and Narratives.”
All Other Compensation
Retirement Benefits. In 2017, our named executive officers had the opportunity to participate in retirement plans maintained by our operating subsidiaries, including a 401(k) plan, on the same basis as our other employees. We believe these plans provide an opportunity for our executives to plan for and meet their retirement savings needs. Except for these plans, we do not provide pension arrangements or post-retirement health coverage for our employees, including named executive officers. We also do not provide any nonqualified defined contribution or other deferred compensation plans.
Relocation Benefits. We provide our executive officers with customary relocation assistance benefits if they relocate at our request. Tax protection may be provided in these situations to avoid an executive being penalized from a tax perspective for a relocation on behalf of our company. During 2017, both Messrs. Asper and Lightman received relocation benefits. The value of these benefits can be found under “Executive Compensation Tables and Narratives-Summary Compensation Information-All Other Compensation for 2017-Supplemental.”
Perquisites and Other Benefits. We provide our executive officers with modest perquisites to attract and retain them. The perquisites provided to our named executive officers during 2017 included $1,000 for certain personal insurance premiums and up to $5,000 reimbursement for financial and tax planning and tax preparation. In addition, we are required to provide our CEO additional perquisites under the terms of his employment agreement, which we agreed upon at the time of his initial hiring by legacy Wright to attract him to our company. These additional perquisites include additional reimbursement for financial and tax planning and tax preparation, a monthly allowance of $7,500 for housing and automobile expenses, reimbursement for reasonable travel expenses between Memphis, Tennessee and his residences, and an annual physical examination. To the extent that the reimbursements for his housing and automobile expenses and travel expenses between Memphis, Tennessee and his residences are not deductible by Mr. Palmisano for income tax purposes, such amounts are “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. We agreed to this gross-up provision at the time of his initial hiring by legacy Wright to attract him to our company and ease the financial burden on him to travel between Memphis, Tennessee and his residences.
In addition, in 2017, we provided certain additional benefits to Mr. Asper to encourage him to accept an offer of employment with us, including a sign-on bonus, guaranteed pro rata annual incentive bonus for 2017 and reimbursement for reasonable travel expenses between Memphis, Tennessee and his current residence in Chicago, Illinois. The sign-on bonus must be paid back by Mr. Asper if he voluntarily terminates his employment with Wright prior to the two-year anniversary of his hire date.
We believe perquisites and certain other benefits are an important part of our overall compensation package and help us accomplish our goal of attracting, retaining, and rewarding top executive talent. The value of all of the perquisites and other compensation provided to our named executive officers for 2017 can be found under “Executive Compensation-Executive Compensation Tables and Narratives- Summary Compensation Information-All Other Compensation for 2017-Supplemental.”
Change in Control and Post-Termination Severance Arrangements
Change in Control Arrangements. To encourage continuity, stability and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change in control arrangements, including provisions in our equity-based compensation plans, separation pay agreements with our executives, and our employment agreement with our CEO, which are described in more detail below and under “Executive Compensation-Executive Compensation Tables and Narratives-Potential Payments Upon a Termination or Change in Control.” These arrangements are designed to incentivize our executives to remain with our company in the event of a change in control or potential change in control.
Under the terms of our prior equity plan and the individual award documents provided to recipients of awards under that plan, all stock options and RSU awards will become immediately vested (and, in the case of options, exercisable) upon the completion of a change in control of our company. Thus, the immediate vesting of stock options and RSU awards is triggered by the change in control, itself, and thus is known as a “single trigger” change in control arrangement. The intent of our prior “single trigger” equity acceleration change in control arrangements was to provide retention incentives during what can often be an uncertain time for employees. They also provided executives with additional monetary motivation to focus on and complete a transaction that our board of directors believes is in the best interests of our company and shareholders rather than to seek new employment opportunities. The immediate acceleration of equity-based awards also aligned the interests of our executives and other employees with those of our shareholders by allowing our executives to participate fully in the benefits of a change in control as to all of their equity. If an executive were to leave before the completion of the change in control, unvested awards held by the executive would terminate.
However, we recognized that our single trigger change in control arrangements did not align with current market practice and the desires of many of our shareholders. Accordingly, in connection with our new 2017 equity plan that our shareholders approved at our 2017 annual general meeting, we implemented a new “double trigger” change in control provision with respect to equity awards. Under this new provision, equity awards granted under the 2017 equity plan will not vest in connection with a change in control unless there is a termination event or the equity awards are not continued, assumed or substituted with like awards by the successor. The equity awards granted to our named executive officers during 2017 were granted under the 2017 equity plan and, therefore, are subject to the new “double trigger” change in control provision.
In addition to the change in control provisions in our 2017 equity plan, we have entered into an employment agreement with our CEO and separation pay agreements with our other named executive officers and other officers which provide certain payments and benefits in the event of a termination of employment in connection with a change in control.

These “double trigger” change in control protections are intended to induce executives to accept or continue employment with our company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change in control transaction. If an executive’s employment is terminated without “cause” or by the executive for “good reason” (as such terms are defined in the agreements) within 12 months (24 months for our CEO) following a change in control, the executive will be entitled to receive a severance payment and certain benefits. These arrangements and a quantification of the payment and benefits provided under these arrangements are described in more detail under “Executive Compensation-Executive Compensation Tables and Narratives-Potential Payments Upon a Termination or Change in Control.”
We believe our change in control arrangements are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller company where there is a meaningful likelihood that the company may be acquired. Change in control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change in control of our company, might consider seeking employment alternatives to be less risky than remaining with our company through the transaction. We believe that relative to our company’s overall value, our potential change in control benefits are relatively small and are aligned with current peer company practices.
Other Severance Arrangements. Each of our named executive officers is entitled to receive severance benefits upon certain other qualifying terminations of employment, other than a change in control, pursuant to the provisions of an employment agreement for our CEO and separation pay agreements for our other named executive officers. These severance arrangements are intended to induce the executives to accept or continue employment with our company and are primarily intended to retain our executives and provide consideration to those executives for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting the executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following their termination of employment.
For more information on our severance arrangements with our named executive officers, see the discussions below under “Executive Compensation-Executive Compensation Tables and Narratives-Potential Payments Upon a Termination or Change in Control.”
Stock Ownership Guidelines
We have established stock ownership guidelines that are intended to further align the interests of our executives with those of our shareholders. Stock ownership targets for each of our executive officers have been set at that number of our ordinary shares with a value equal to a multiple of the executive’s annual base salary. Each of the executive officers has five years from the date of hire or, if the ownership multiple has increased during his or her tenure, five years from the date established in connection with such increase to reach his or her stock ownership targets. Until his or her stock ownership target is achieved, each executive is required to retain an amount equal to 75% of the net shares received as a result of the exercise of stock options or the vesting of RSU awards. If there is a significant decline in the price of our ordinary shares that causes executives to be out of compliance, such executives will be subject to the 75% retention ratio, but will not be required to purchase additional shares to meet the applicable targets. Our compensation committee reports on compliance with the guidelines at least annually to our board of directors. Each of our named executive officers is in compliance with our stock ownership guidelines, taking to account the five-year compliance deadline for new hires.

Named executive officer	Stock ownership target as a multiple of base salary	In compliance (yes/no)
Robert J. Palmisano	4x	Yes
Lance A. Berry	2x	Yes
Kevin D. Cordell	2x	Yes

Named executive officer	Stock ownership target as a multiple of base salary	In compliance (yes/no)
Jason D. Asper	2x	Yes
James A. Lightman	2x	Yes
Anti-Hedging and Pledging
Our code of conduct on insider trading and confidentiality prohibits our executive officers from engaging in hedging transactions, such as short sales, transactions in publicly traded options, such as puts, calls and other derivatives, and pledging our ordinary shares.
Clawback Policy
During 2017, we adopted a clawback policy that authorizes recovery of gains from incentive compensation, including equity awards, in the event of certain financial restatements. In addition, under our equity plans, if an executive is determined by the compensation committee to have taken action that would constitute “cause” or an “adverse action,” as those terms are defined in the plan, during or within one year after the termination of the executive’s employment, all rights of the executive under the plan and any agreements evidencing an equity award then held by the executive will terminate and be forfeited. In addition, the compensation committee may require the executive to surrender and return to us any shares received, and/or to disgorge any profits or any other economic value made or realized by the executive in connection with any awards or any shares issued upon the exercise or vesting of any awards during or within one year after the termination of the executive’s employment or other service. Mr. Palmisano’s employment agreement also contains a clawback provision in the event of certain financial restatements.
Risk Assessment
As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure, work together in a manner so as to encourage our executives (and other employees) to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. For more information on this assessment, see the discussions below under “Executive Compensation-Executive Compensation Tables and Narratives-Risk Assessment of Compensation Policies, Practices and Programs.”
Executive Compensation Decision Making
Role of Compensation Committee and Board. The responsibilities of the compensation committee include reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating each executive’s performance in light of those goals and objectives and, either as a committee or together with the other directors, determining and approving each executive’s compensation, including performance-based compensation based on these evaluations (and, in the case of executives, other than the CEO, the CEO’s evaluation of such executive’s individual performance). Consistent with our shareholder-approved board of directors compensation policy, the compensation package for our CEO, who also serves as executive director of our company, is determined by our non-executive directors, based upon recommendations from the compensation committee.
In setting or recommending executive compensation for our named executive officers, the compensation committee considers the following primary factors:

•	each executive’s position within the company and the level of responsibility;

•	the ability of the executive to impact key business initiatives;

•	the executive’s individual experience and qualifications;

•	compensation paid to executives of comparable positions by companies similar to us;

•	company performance, as compared to specific pre-established objectives;

•	individual performance, generally and as compared to specific pre-established objectives;

•	the executive’s current and historical compensation levels;

•	advancement potential and succession planning considerations;

•	an assessment of the risk that the executive would leave us and the harm to our business initiatives if the executive left;

•	the retention value of executive equity holdings, including outstanding stock options, RSU awards and PSU awards;

•	the dilutive effect on the interests of our shareholders of long-term equity-based incentive awards; and

•	anticipated share-based compensation expense as determined under applicable accounting rules.
The compensation committee also considers the recommendations of our CEO with respect to executive compensation to be paid to other executives. In making its final decision regarding the form and amount of compensation to be paid to our named executive officers (other than the CEO), the compensation committee considers and gives great weight to the recommendations of the CEO recognizing that due to his reporting and otherwise close relationship with each executive, the CEO often is in a better position than the compensation committee to evaluate the performance of each executive (other than himself). In making its final decision regarding the form and amount of compensation to be paid to the CEO, the compensation committee considers the results of the CEO’s self-review and his individual annual performance review by the compensation committee, benchmarking data gathered by our compensation consultant, and the recommendations of our non-executive directors.
Role of Management. Three members of our executive team play a role in our executive compensation process and regularly attend meetings of the compensation committee - the CEO, Senior Vice President, Human Resources, and Senior Vice President, General Counsel and Secretary. The CEO assists the compensation committee primarily by making formal recommendations regarding the amount and type of compensation to be paid to executives (other than himself). In making these recommendations, the CEO considers many of the same factors listed above that the compensation committee considers in setting executive compensation, including in particular the results of each executive’s annual performance review and the executive’s achievement of his or her individual management performance objectives established in connection with our PIP, described below. The Senior Vice President, Human Resources assists the compensation committee primarily by gathering compensation related data regarding executives and coordinating the exchange of this information and other executive compensation information among the members of the compensation committee, the compensation committee’s compensation consultant and management in anticipation of compensation committee meetings. The Senior Vice President, General Counsel and Secretary assists the compensation committee primarily by ensuring compliance with legal and regulatory requirements and educating the committee on executive compensation trends and best practices from a corporate governance perspective and acting as corporate secretary of meetings. Final deliberations and decisions regarding the compensation to be paid to each executive, however, are made by our board of directors or compensation committee without the presence of the executive.
Role of Consultant. The compensation committee has retained the services of Mercer (US) Inc. (Mercer) to provide executive compensation advice. Mercer’s engagement by the compensation committee includes reviewing and advising on all significant aspects of executive compensation, as well as non-executive director compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for executives. At the request of the compensation committee, each year, Mercer recommends a peer group of companies, collects relevant market data from these companies to allow the compensation committee to compare elements of our compensation program to those of our peers, provides information on executive compensation trends and implications for us and makes other recommendations to the compensation committee regarding certain aspects of our executive compensation program. Our management, principally the Senior Vice President, Human Resources and the chair of the compensation committee, regularly consult with a representative of Mercer before compensation committee meetings. A representative of Mercer regularly attends meetings of the compensation committee. In making its final decision regarding the form and amount of compensation to be paid to executives, the compensation committee considers the information gathered by and recommendations of Mercer. The compensation committee values Mercer’s benchmarking information and input regarding best practices and trends in executive compensation matters.
Use of Peer Group and Other Market Data. To help determine appropriate levels of compensation for certain elements of our executive compensation program, the compensation committee reviews annually the compensation levels of our named executive officers and other executives against the compensation levels of comparable positions with companies similar to us in terms of industry, revenues, products and operations. The elements of our executive compensation program to which the compensation committee “benchmarks” or uses to base or justify a compensation decision or to structure a framework for compensating executives include base salary, short-term cash incentive opportunity, and long-term equity incentives. With respect to other elements of our executive compensation program, such as perquisites, severance, and change in control arrangements, the compensation committee benchmarks these elements on a periodic or as needed basis and in some cases uses peer group or market data more as a “market check” after determining the compensation on some other basis. The compensation committee believes that compensation paid by peer group companies is more representative of the compensation required to attract, retain, and motivate our executive talent than broader survey data and that compensation paid by peer companies that are in the same industry, with similar products and operations, and with revenues in a range similar to us, generally provides more relevant comparisons.
In 2016, Mercer worked with the compensation committee to identify a peer group of 13 companies. Companies in the peer group are public companies in the health care equipment and supplies business with products and operations similar to ours and that had annual revenues generally within a range of our annual revenues. The peer group included the following companies:

The Cooper Companies, Inc.	Masimo Corporation	NuVasive, Inc.
Globus Medical, Inc.	Merit Medical Systems, Inc.	ResMed Inc.
Greatbatch, Inc.	Natus Medical Incorporated	Insulet Corporation
Haemonetics Corporation	NxStage Medical, Inc.	Abiomed, Inc.
Integra LifeSciences Holdings Corporation
The table below sets forth certain revenue and other financial information as of a date available prior to the date Mercer used to compile the proposed peer group and market capitalization information as of May 31, 2016 regarding the peer group that the compensation committee used in connection with its recommendations and decisions regarding executive compensation for 2017.

	Trailing 12-month revenue (in millions)	One-year revenue growth	Three-year revenue growth	Trailing 12-month EBIT	Market capitalization (in millions)
25th percentile	$374	6%	24%	$ 58	$1,217
50th percentile	647	7%	29%	107	2,315
75th percentile	917	12%	39%	137	2,770
Wright's percentile rank	52%	N/A	N/A	N/A	45%
In reviewing benchmarking data, the compensation committee recognizes that benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to aspects of our business and objectives that may be unique to us. Nevertheless, the compensation committee believes that gathering this information is an important part of its compensation-related decision-making process. However, where a sufficient basis for comparison does not exist between the peer group data and an executive, the compensation committee gives less weight to the peer group data.

For example, relative compensation benchmarking analysis does not consider individual specific performance or experience or other case-by-case factors that may be relevant in hiring or retaining a particular executive.
Market Positioning. In general, we target base salary and total compensation levels to be within a reasonable range of the 67th percentile of our peer group. However, the specific competitiveness of any individual executive’s pay will be determined considering factors like the executive’s experience, skills and capabilities, contributions as a member of the executive management team, and contributions to our overall performance. The compensation committee will also consider the sufficiency of total compensation potential and the structure of pay plans to ensure the hiring or retention of an executive when considering the compensation potential that may be available elsewhere.
Tax Deductibility of Compensation
In designing our executive compensation program, we consider the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct more than $1 million (referred to as the $1 Million Cap) paid to certain executive officers. During 2017, there was an exception for “performance-based” compensation meeting certain requirements. Our equity plans incorporate provisions intended to satisfy the requirements for awarding “performance-based” compensation as defined in Code Section 162(m) under the plan. Other than stock options and our PSU awards, we did not grant any other “performance-based” compensation under the plans during 2017. In addition, while we designed our plans to operate in a manner intended to qualify as “performance-based” under Code Section 162(m), the compensation committee may administer the plans in a manner that does not satisfy the requirements of Code Section 162(m) to achieve a result that the compensation committee determines to be appropriate.
The Tax Cuts and Jobs Act signed into law on December 22, 2017 (referred to as the Tax Act), repealed the exception from the $1 Million Cap for “performance-based” compensation. This change is effective for our fiscal years beginning January 1, 2018 and thereafter. In addition, the Tax Act expanded the group of executive officers who are subject to the $1 Million Cap. The revised limit for the $1 Million Cap will apply to any named executive officer who in the fiscal year ending in 2017, or in any year thereafter, was either the principal executive officer, the principal financial officer, or one of the three highest paid officers (referred to as a Covered Employee), and, once the limit applies to a Covered Employee, all future compensation payable to or on behalf of that individual will remain subject to the $1 Million Cap. As a result, compensation amounts that were previously outside of the scope of the $1 Million Cap will now be subject to it. Despite the changes to Code Section 162(m) as a result of the Tax Act, we expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our company.
Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing “-Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the compensation committee has recommended to our board of directors that the foregoing “-Compensation Discussion and Analysis” be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and proxy statement in connection with our 2018 annual general meeting of shareholders.
Compensation Committee
John L. Miclot
Kevin C. O’Boyle
Elizabeth H. Weatherman

Executive Compensation Tables and Narratives
Summary Compensation Information
The table below provides summary information concerning all compensation awarded to, earned by, or paid to the individuals that served as our principal executive officer or principal financial officer during the fiscal year ended December 31, 2017 and other named executive officers for each of the last three fiscal years of which they served as an executive officer.
SUMMARY COMPENSATION TABLE - 2017

Name and principal position	Year	Salary(1) ($)	Bonus(2) ($)	Stock awards(3) ($)	Option awards(4) ($)	Non-equity incentive plan compensation(5) ($)	All other compen-sation(6) ($)	Total ($)
Robert J. Palmisano(7) President and Chief Executive Officer and Executive Director	2017	945,792	—	2,592,818	1,346,571	—	261,593	5,146,774
	2016	905,095	—	2,003,654	2,004,824	1,435,928	264,272	6,613,773
	2015	228,185	—	5,972,830	5,914,722	1,247,655	1,668,463	15,031,855
Lance A. Berry(8) Senior Vice President and Chief Financial Officer	2017	440,146	—	608,630	316,095	—	16,800	1,381,671
	2016	409,119	—	449,375	449,628	418,650	17,430	1,744,202
	2015	105,894	—	837,275	829,143	343,379	253,346	2,369,037
Kevin D. Cordell(9) President, U.S.	2017	466,371	—	556,978	289,276	84,718	16,800	1,414,143
	2016	429,789	—	432,510	432,765	376,693	16,600	1,688,357
Jason D. Asper(10) Senior Vice President, Strategy and Corporate Development	2017	115,962	452,183	351,765	354,619	—	29,151	1,303,680
James A. Lightman(11) Senior Vice President, General Counsel and Secretary	2017	399,366	—	341,118	177,167	30,266	208,207	1,156,124
	2016	384,006	—	263,610	263,764	297,595	10,600	1,219,575
	2015	97,295	—	561,420	555,955	253,015	285,730	1,753,415
____________________

(1)	Five percent of Mr. Palmisano’s annual base salary was allocated to his service as an executive director and member of our board of directors.

(2)
We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2017, other than a sign-on bonus and guaranteed pro rata annual bonus paid to Mr. Asper as part of his offer package. Annual cash incentive bonus payouts based on performance against pre-established performance goals under our performance incentive plan are reported in the “Non-equity incentive plan compensation” column.

(3)
Amounts reported represent the aggregate grant date fair value for RSU and PSU awards for 2017 and RSU awards for 2016 and 2015, in each case computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on the per share closing sale price of our ordinary shares on the grant date. Amounts reported for each named executive officer and each award for 2017 are set forth in the “Grants of Plan-Based Awards - 2017” table in the “Grant Date Fair Value of Stock and Option Awards” column. Provided below is the 2017 grant date fair value of PSU awards assuming maximum levels of performance. The maximum value is calculated using the number of shares reflected in the “Maximum” column of the “Estimated Future Payouts Under Equity Incentive Plan Awards” section of the “Grants of Plan-Based Awards - 2017” table and the closing price of our ordinary shares on July 25, 2017, the grant date, of $27.86, as reported by Nasdaq Global Select Market.

Name	Grant Date Fair Value at Maximum Levels of Performance ($)
Mr. Palmisano	2,592,818
Mr. Berry	608,630
Mr. Cordell	556,977
Mr. Asper	—
Mr. Lightman	341,118

(4)
Amounts reported represent the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant date	Grant date fair value per share ($)	Risk free interest rate	Expected life	Expected volatility	Expected dividend yield
07/25/2017	9.80	1.875%	6.10 years	32.50%	—
08/14/2017	10.05	1.875%	6.10 years	32.50%	—
07/19/2016	7.40	1.125%	6.08 years	34.00%	—
10/13/2015	7.06	1.375%	6.08 years	32.70%	—

(5)	Amounts reported represent payouts under our performance incentive plan and for each year reflect the amounts earned for that year but paid during the following year.

(6)	Amounts reported in this column for 2017 are described under “-All Other Compensation for 2017 - Supplemental.”

(7)
Mr. Palmisano was appointed our President and Chief Executive Officer effective upon completion of the Wright/Tornier merger, on October 1, 2015. Prior to such time, Mr. Palmisano served as President and Chief Executive Officer of Wright Medical Group, Inc. and, in such capacity, earned or was awarded or paid salary and other compensation by legacy Wright prior to October 1, 2015, which amounts are not included in the above table.

(8)
Mr. Berry was appointed our Senior Vice President and Chief Financial Officer effective upon completion of the Wright/Tornier merger, on October 1, 2015. Prior to such time, Mr. Berry served as Senior Vice President and Chief Financial Officer of Wright Medical Group, Inc. and, in such capacity, earned or was paid salary and other compensation by legacy Wright prior to October 1, 2015, which amounts are not included in the above table.

(9)	Mr. Cordell was not a named executive officer in 2015; therefore, his information is only provided for 2017 and 2016.

(10)
Mr. Asper was appointed our Senior Vice President, Strategy and Corporate Development effective August 14, 2017 and was not a named executive officer in 2016 or 2015; therefore, his information is only provided for 2017.

(11)
Mr. Lightman was appointed our Senior Vice President, General Counsel and Secretary effective upon completion of the Wright/Tornier merger, on October 1, 2015. Prior to such time, Mr. Lightman served as Senior Vice President, General

Counsel and Secretary of Wright Medical Group, Inc. and, in such capacity, earned or was paid salary and other compensation by legacy Wright prior to October 1, 2015, which amounts are not included in the above table.
Agreements with Robert J. Palmisano. Effective October 1, 2015, we entered into a service agreement and one of our subsidiaries entered into an employment agreement with Robert J. Palmisano, our President and Chief Executive Officer.
The service agreement deals with certain Dutch law matters relating to Mr. Palmisano’s role as an executive director. Under the terms of the service agreement, we have allocated a portion of Mr. Palmisano’s annual base salary to his service as an executive director, which amounts are paid after deduction of applicable withholdings for taxes and social security contributions. In addition, under the terms of the service agreement, we have agreed to provide Mr. Palmisano with indemnification and director and officer liability insurance, on terms and conditions that are at least as favorable to Mr. Palmisano as those then provided to any other current or former director or executive officer of our company or any of our affiliates.
The employment agreement provides that during the term of the agreement, Mr. Palmisano will serve as President and Chief Executive Officer of our company and each principal operating subsidiary and will report to our Chairman and board of directors. During the term, we agreed to nominate Mr. Palmisano for election as an executive director and member of our board of directors at each annual general meeting of shareholders. The employment agreement expires on December 31, 2019, subject to earlier termination under certain circumstances. On October 1, 2018 and on each anniversary thereafter, the term will automatically extend for an additional one-year period, unless at least 30 days prior to such date, either party gives notice of non-extension to the other.
With respect to compensation, the employment agreement established an annual base salary for Mr. Palmisano and provides that our board of directors will review his compensation at least annually for any increase. The employment agreement acknowledges that a certain percentage of Mr. Palmisano’s base salary will be paid by Wright Medical Group N.V. in consideration for his services as an executive director under the service agreement described above. The employment agreement provides that Mr. Palmisano is eligible to receive an annual performance incentive bonus depending on whether, and to what extent, certain performance goals established by the compensation committee for such year have been achieved. The amount of the performance incentive bonus payable to Mr. Palmisano will be targeted at 100% of his annual base salary and will not exceed 200% of his annual base salary. The employment agreement provides that Mr. Palmisano will receive an annual equity grant equal to 300% of his annual base salary. In addition, the employment agreement provides that Mr. Palmisano is eligible to participate in the fringe benefit programs, including those for medical and disability insurance and retirement benefits that we generally make available to our executive officers from time to time. During the term, Mr. Palmisano will be reimbursed for up to $1,000 for personal insurance premiums, other than for insurance coverage that pays for medical, prescription drug, dental, vision, or other medical care expenses. In addition, he may elect, in accordance with our cafeteria plan rules, not to participate in the medical and disability insurance programs provided by us, in which case, we will pay him up to $900 per month (or such greater amount that we would otherwise pay for medical and disability coverage for him and his spouse under our benefits programs). Mr. Palmisano is also entitled to receive reimbursement for up to $15,000 for financial and tax planning and tax preparation, and an annual physical examination at our expense. The employment agreement also provides for a monthly allowance of $7,500 for housing and automobile expenses, and Mr. Palmisano will be reimbursed for reasonable travel expenses between Memphis, Tennessee and his residences. To the extent that these reimbursements are not deductible by Mr. Palmisano for income tax purposes, such amounts will be “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. The employment agreement contains severance provisions as described in more detail under “-Potential Payments Upon a Termination or Change in Control.” We have guaranteed the obligations of our subsidiary under Mr. Palmisano’s employment agreement.
Mr. Palmisano and one of our subsidiaries also entered into a confidentiality, non-competition, non-solicitation and intellectual property rights agreement, pursuant to which Mr. Palmisano agreed to certain covenants that impose obligations on him regarding confidentiality of information, transfer of inventions, non-solicitation of employees, customers and suppliers, and non-competition with our business.

Agreements with Other Named Executive Officers. Each of the other named executive officers also is a party to a confidentiality, non-competition, non-solicitation and intellectual property rights agreement with us, the material terms of which are substantially similar to Mr. Palmisano’s agreement, as described above. In addition, through one of our subsidiaries, we have entered into separation pay agreements with our named executive officers who are currently executive officers, other than Mr. Palmisano, which agreements are described in more detail under “-Potential Payments Upon a Termination or Change in Control.”
Offer Letter with Jason D. Asper. In July 2017, we entered into an offer letter with Mr. Asper pursuant to which we agreed to provide him certain additional benefits to encourage him to accept an offer of employment with us, including a sign-on bonus, guaranteed pro rata annual incentive bonus for 2017 and reimbursement for reasonable travel expenses between Memphis, Tennessee and his current residence in Chicago, Illinois. The sign-on bonus must be paid back by Mr. Asper if he voluntarily terminates his employment with Wright prior to the two-year anniversary of his hire date.
Indemnification Agreements. We have entered into indemnification agreements with all of our named executive officers. The indemnification agreements are governed by the laws of the State of Delaware (USA) and provide, among other things, for indemnification to the fullest extent permitted by law and our articles of association against any and all expenses (including attorneys’ fees) and liabilities, judgments, fines and amounts paid in settlement that are paid or incurred by the executive or on his or her behalf in connection with such action, suit or proceeding. We will be obligated to pay these amounts only if the executive acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company. The indemnification agreements provide that the executive will not be indemnified and expenses advanced with respect to an action, suit or proceeding initiated by the executive unless (i) so authorized or consented to by our board of directors or the company has joined in such action, suit or proceeding or (ii) the action, suit or proceeding is one to enforce the executive’s rights under the indemnification agreement. The company’s indemnification and expense advance obligations are subject to the condition that an appropriate person or body not party to the particular action, suit or proceeding shall not have determined that the executive is not permitted to be indemnified under applicable law. The indemnification agreements also set forth procedures that apply in the event an executive requests indemnification or an expense advance.
All Other Compensation for 2017 - Supplemental. The table below provides information concerning amounts reported in the “All other compensation” column of the Summary Compensation Table for 2017 with respect to each named executive officer. Additional detail on these amounts are provided below the table.

Name	Retirement benefits ($)	Housing/car allowance ($)	Commuting expenses ($)	Relocation benefits ($)	Financial and tax planning ($)	Insurance premium ($)	Gross-up payments ($)	Total other compensation ($)
Mr. Palmisano	10,800	90,000	43,250	—	15,000	10,800	91,743	261,593
Mr. Berry	10,800	—	—	—	5,000	1,000	—	16,800
Mr. Cordell	10,800	—	—	—	5,000	1,000	—	16,800
Mr. Asper	—	—	29,151	—	—	—	—	29,151
Mr. Lightman	9,814	—	—	193,393	5,000	—	—	208,207
Retirement Benefits. Under our 401(k) plan, participants, including our named executive officers, may voluntarily request that we reduce his or her pre-tax compensation and contribute such amounts to the 401(k) plan’s trust up to certain statutory maximums. We contribute matching contributions in an amount equal to 3% of the participant’s eligible earnings for a pay period, or if less, 50% of the participant’s pre-tax 401(k) contributions (other than catch-up contributions) for that pay period. We do not provide any nonqualified defined contribution or other deferred compensation plans for our executives.
Relocation Benefits. We provide our executive officers with customary relocation assistance benefits if they relocate at our request. Tax protection may be provided in these situations to avoid an executive being penalized from a tax perspective for a relocation on behalf of our company. During 2017, both Messrs. Asper and Lightman received relocation benefits, although Mr. Asper's benefits were in the form of commuting expenses.

Perquisites and Other Benefits. We provide our executive officers with modest perquisites to attract and retain them. The perquisites provided to our named executive officers during 2017 included $1,000 for certain personal insurance premiums and up to $5,000 reimbursement for financial and tax planning and tax preparation. In addition, we are required to provide our CEO additional perquisites under the terms of his employment agreement, which we agreed upon at the time of his initial hiring by legacy Wright to attract him to our company. These additional perquisites include additional reimbursement for financial and tax planning and tax preparation, a monthly allowance of $7,500 for housing and automobile expenses, reimbursement for reasonable travel expenses between Memphis, Tennessee and his residences, and an annual physical examination. To the extent that the reimbursements for his housing and automobile expenses and travel expenses between Memphis, Tennessee and his residences are not deductible by Mr. Palmisano for income tax purposes, such amounts are “grossed-up” for income tax purposes so that the reimbursed items will be received net of any deduction for income and payroll taxes. We agreed to this gross-up provision at the time of his initial hiring by legacy Wright to attract him to our company and ease the financial burden on him to travel between Memphis, Tennessee and his residences.
To encourage Mr. Asper to accept an offer of employment with us, we agreed in his offer letter to provide him a $400,000 sign-on bonus, a guaranteed pro rata target annual incentive bonus for 2017 which amounted to $52,183, and reimbursement for reasonable travel expenses between Memphis, Tennessee and his current residence in Chicago, Illinois. The sign-on bonus must be paid back by Mr. Asper if he voluntarily terminates his employment with Wright prior to the two-year anniversary of his hire date.
Grants of Plan-Based Awards
The table below provides information concerning grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2017. Non-equity incentive plan awards were granted to our named executive officers under our performance incentive plan, the material terms of which are described under “-Compensation Discussion and Analysis.” Stock awards (in the form of RSU awards and PSU awards) and option awards were granted under the Wright Medical Group N.V. 2017 Equity and Incentive Plan (2017 plan). The material terms of these awards and the material plan provisions relevant to these awards are described under “-Compensation Discussion and Analysis,” or in the notes to the table below or the narrative following the table below.
GRANTS OF PLAN-BASED AWARDS - 2017

		Board approval date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under non-equity incentive plan awards(4)			All other stock awards: number of shares of stock or units(5) (#)	All other option awards: number of securities underlying options(6) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value stock and option awards(7)(8) ($)
Name	Grant date		Thres-hold(2) ($)	Target ($)	Maxi-mum(3) ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Robert J. Palmisano
Cash incentive award	N/A	2/15/17	479,257	958,514	1,917,028	—	—	—	—	—	—	—
RSU award	7/25/17	7/25/17	—	—	—				46,533	—	—	1,296,409
PSU award	7/25/17	7/25/17	—	—	—	23,266	46,533	93,066	—	—	—	1,296,409
Stock option	7/25/17	7/25/17	—	—	—	—	—	—	—	137,373	27.86	1,346,571
Lance A. Berry
Cash incentive award	N/A	2/15/17	146,250	292,500	585,000	—	—	—	—	—	—	—
RSU award	7/25/17	7/25/17	—	—	—	—	—	—	10,923	—	—	304,315
PSU award	7/25/17	7/25/17	—	—	—	5,461	10,923	21,846	—	—	—	304,315
Stock option	7/25/17	7/25/17	—	—	—	—	—	—	—	32,247	27.86	316,095

		Board approval date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under non-equity incentive plan awards(4)			All other stock awards: number of shares of stock or units(5) (#)	All other option awards: number of securities underlying options(6) (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value stock and option awards(7)(8) ($)
Name	Grant date		Thres-hold(2) ($)	Target ($)	Maxi-mum(3) ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Kevin D. Cordell
Cash incentive award	N/A	2/15/17	56,478	282,394	564,787	—	—	—	—	—	—	—
RSU award	7/25/17	7/25/17	—	—	—	—	—	—	9,996	—	—	278,489
PSU award	7/25/17	7/25/17	—	—	—	4,998	9,996	19,992	—	—	—	278,489
Stock option	7/25/17	7/25/17	—	—	—	—	—	—	—	29,511	27.86	289,276
Jason D. Asper
Cash incentive award	N/A	7/24/17	26,092	52,183	104,366	—	—	—	—	—	—	—
RSU award	8/14/17	7/25/17	—	—	—	—	—	—	12,321	—	—	351,765
Stock option	8/14/17	7/25/17	—	—	—	—	—	—	—	35,303	28.55	354,619
James A. Lightman
Cash incentive award	N/A	2/15/17	20,177	201,773	403,545	—	—	—	—	—	—	—
RSU award	7/25/17	7/25/17	—	—	—	—	—	—	6,122	—	—	170,559
PSU award	7/25/17	7/25/17	—	—	—	3,061	6,122	12,244	—	—	—	170,559
Stock option	7/25/17	7/25/17	—	—	—	—	—	—	—	18,074	27.86	177,167
____________________

(1)
Amounts reported represent estimated future payouts under our performance incentive plan. Actual payouts under these performance incentive plans are reflected in the “Non-equity incentive compensation” column of the Summary Compensation Table.

(2)	Threshold amounts for awards payable under the performance incentive plan assume the satisfaction of the threshold level of the lowest weighted corporate performance goal.

(3)	Maximum amounts reflect payouts at a maximum rate of 200% of target for our performance incentive plan.

(4)
Amounts reported represent PSU awards granted under our 2017 plan. The PSU awards have a three-year performance period from June 26, 2017 to June 28, 2020. Information regarding the PSU awards is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives-PSU Awards”.

(5)
Amounts reported represent RSU awards granted under our 2017 plan. The RSU awards vest and become issuable over time, with the last tranche becoming issuable on August 15, 2021, in each case, so long as the individual remains an employee or consultant of our company.

(6)
Amounts reported represent option awards granted under our 2017 plan. All options have a ten-year term and vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case, so long as the individual remains an employee or consultant of our company.

(7)	See notes (3) and (4) to the Summary Compensation Table for a discussion of the assumptions made in calculating the grant date fair value of stock and option awards.

(8)
Amounts reported represent the grant date fair value of PSU awards, assuming target performance, based on the closing price of our ordinary shares, as reported by the Nasdaq Global Select Market, on July 25, 2017, the date of grant, of $27.86. These amounts are reflected in the “Stock Awards” column of the Summary Compensation Table.

Wright Medical Group N.V. Performance Incentive Plan. Under the terms of the Wright Medical Group N.V. Performance Incentive Plan, our named executive officers, as well as other employees, may earn cash incentive bonuses based on our financial performance for 2017. The material terms of the plan are described in detail under “-Compensation Discussion and Analysis-Short-Term Cash Incentive Compensation.”
Wright Medical Group N.V. 2017 Equity and Incentive Plan. At an annual general meeting of shareholders held on June 23, 2017, our shareholders approved the Wright Medical Group N.V. 2017 Equity and Incentive Plan, which permits the grant of a wide variety of stock-based and cash-based awards, including non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, annual performance cash awards, non-employee director awards, other cash-based awards and other stock-based awards. Our 2017 plan is designed to assist us in attracting and retaining employees, directors and consultants, provide an additional incentive to such individuals to work to increase the value of our ordinary shares, and provide such individuals with a stake in our future which corresponds to the stake of our shareholders.
The 2017 plan reserves for issuance a number of ordinary shares equal to the sum of (i) 5,000,000 shares, (ii) the number of ordinary shares available for grant under the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan as of June 23, 2017 (not including issued or outstanding shares granted pursuant to options under such plan as of such date) which was 1,329,648, and (iii) the number of ordinary shares forfeited upon the expiration, cancellation, forfeiture, cash settlement, or other termination following June 23, 2017 under our 2010 plan which was 6,405,992. As of December 31, 2017, 4,430,789 ordinary shares remained available for future grant of equity awards under the 2017 plan.
Ordinary shares that are issued under the 2017 plan or that are subject to outstanding awards will be applied to reduce the maximum number of ordinary shares remaining available for issuance under the 2017 plan only to the extent they are used; provided, however, that the full number of ordinary shares subject to a stock-settled SAR or other stock-based award will be counted against the ordinary shares authorized for issuance under the 2017 plan, regardless of the number of ordinary shares actually issued upon settlement of such SAR or other stock-based award. Furthermore, any ordinary shares withheld to satisfy tax withholding obligations on awards issued under the 2017 plan, any ordinary shares withheld to pay the exercise price or grant price of awards under the 2017 plan and any ordinary shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will be counted against the ordinary shares authorized for issuance under the 2017 plan and will not be available again for grant under the 2017 plan. Any ordinary shares subject to awards settled in cash will again be available for issuance under the 2017 plan. Any ordinary shares repurchased by us on the open market using the proceeds from the exercise of an award will not increase the number of ordinary shares available for future grant of awards. Any ordinary shares related to awards granted under the 2017 plan, and ordinary shares related to awards granted under the 2010 plan, that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the ordinary shares, will be available again for grant under the 2017 plan and correspondingly increase the total number of ordinary shares available for issuance under the 2017 plan. To the extent permitted by applicable law, ordinary shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us will not be counted against ordinary shares available for issuance pursuant to the 2017 plan. The ordinary shares available for issuance under the 2017 plan may be authorized and unissued ordinary shares or ordinary shares which have been reacquired by us.
Under the terms of the 2017 plan, stock options must be granted with a per share exercise price equal to at least 100% of the fair market value of an ordinary share on the grant date. For purposes of the plan, the fair market value of an ordinary share is the closing sale price of our ordinary shares, as reported by the Nasdaq Global Select Market. We set the per share exercise price of all stock options granted under the plan at an amount at least equal to 100% of the fair market value of our ordinary shares on the grant date. Options become exercisable at such times and in such installments as may be determined by our board of directors, provided that most options may not be exercisable after 10 years from their grant date. The vesting of our stock options is generally time-based and is as follows: 25% of the shares underlying the stock option vest on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vest over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case so long as the individual remains an employee or consultant of our company.

Currently, optionees must pay the exercise price of stock options in cash, except that the compensation committee may allow payment to be made (in whole or in part) by a “cashless exercise” effected through an unrelated broker through a sale on the open market, by a “net exercise” of the option, or by a combination of such methods. In the case of a “net exercise” of an option, we will not require a payment of the exercise price of the option from the grantee but will reduce the number of our ordinary shares issued upon the exercise by the largest number of whole shares that has a fair market value that does not exceed the aggregate exercise price for the shares exercised under this method.
The 2017 plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement, any individual agreement between a participant and us or any plan or policy of our company applicable to the participant. If a participant’s employment or other service with us is terminated for cause, then all outstanding awards held by such participant will be immediately terminated and forfeited. In the event a participant’s employment or other service with us is terminated by reason of death or disability, then:

•
All outstanding stock options and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire and all outstanding stock options and SARs that are not exercisable will be terminated and forfeited; provided, however, that if the exercise of a stock option that is exercisable is prevented by securities laws or other restrictions, the stock option will remain exercisable until 30 days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the date the stock option expires;

•	All outstanding unvested restricted stock awards will be terminated and forfeited; and

•
All outstanding but unvested RSUs, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with us is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with us is terminated by reason other than for cause, death or disability, then:

•
All outstanding stock options and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire and all outstanding stock options and SARs that are not exercisable will be terminated and forfeited; provided, however, that if the exercise of a stock option that is exercisable is prevented by securities laws or other restrictions, the stock option will remain exercisable until 30 days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the date the stock option expires;

•	All outstanding unvested restricted stock awards will be terminated and forfeited; and

•
All outstanding unvested RSUs, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with us is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.
Upon a participant’s termination of employment or other service with us, the committee may, in its discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, performance awards, annual performance cash awards, other cash-based awards and other stock-based awards held by such participant as of the effective date of such termination to vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the committee; provided, however, that (a) no stock option or SAR may remain exercisable beyond its expiration date; (b) the committee may not adjust the amount payable pursuant to an award under the 2017 plan that is intended to qualify as “performance-based compensation” under Code Section 162(m) upwards (unless the applicable tax or securities laws change to permit committee discretion to alter the governing performance measures without obtaining shareholder approval, in which case the committee will have sole discretion to make such changes without obtaining shareholder approval); and (c) any such action by the committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the committee is authorized by the 2017 plan to take such action.
If a participant is determined by the committee to have taken any action while providing services to us or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the 2017 plan, all rights of the participant under the 2017 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to us, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. We may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the committee to determine whether “cause” or “adverse action” exists. We are entitled to withhold and deduct future wages to collect any amount due.
All awards also are subject to any required automatic clawback, forfeiture or other penalties pursuant to any applicable law, including without limitation under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, all awards are subject to clawback, forfeiture or other penalties pursuant to any policy adopted by us and such clawback, forfeiture and/or penalty conditions or provisions as determined by the committee. In 2017, we adopted a clawback policy that provides for the clawback of certain incentive compensation in the event of certain financial accounting restatements.
As a condition of receiving awards, recipients, including our named executive officers, must agree to pay all applicable tax withholding obligations in connection with the awards. In the case of our RSU and PSU award grants, recipients upon acceptance of the award may provide a “sell-to-cover” instruction pursuant to which the executive gives instructions to, and authorizes, a brokerage firm to sell on the executive’s behalf that number of ordinary shares issuable upon vesting of the award as determined to be appropriate to generate cash proceeds sufficient to satisfy any applicable tax withholding obligations.
As described in more detail under “-Potential Payments Upon Termination or Change in Control,” if a change in control of our company occurs, then under certain circumstances, the award may vest or lapse.

Outstanding Equity Awards at Fiscal Year-End
The table below provides information regarding unexercised options awards, unvested RSU awards and unvested PSU awards for each of our named executive officers that remained outstanding at our fiscal year-end, December 31, 2017.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END - 2017

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised option unexercisable(1) (#)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(5) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(6) ($)
Robert J. Palmisano
Stock options	628,849	—	15.55	09/17/2021
	4,112	—	17.70	04/16/2022
	145,500	—	20.75	05/09/2022
	9,771	—	22.55	04/17/2023
	144,625	—	23.93	05/14/2023
	7,939	—	30.14	04/01/2024
	129,462	—	29.06	05/13/2024
	453,624	384,559	20.62	10/13/2025
	95,960	175,116	21.24	07/19/2026
	—	137,373	27.86	07/25/2027
RSU awards					262,116	5,818,975
PSU award							46,533	1,033,033

Lance A. Berry
Stock options	10,309	—	28.32	05/14/2018
	6,575	—	15.01	05/13/2019
	9,635	—	17.82	05/13/2020
	12,528	—	15.04	05/11/2021
	1,924	—	17.70	04/16/2022
	19,557	—	20.75	05/09/2022
	30,602	—	23.93	05/14/2023
	18,262	—	29.06	05/13/2024
	63,590	53,909	20.62	10/13/2025
	21,521	39,274	21.24	07/19/2026
	—	32,247	27.86	07/25/2027
RSU awards					47,094	1,045,487
PSU award							10,923	242,491

	Option awards				Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised option unexercisable(1) (#)	Option exercise price ($)	Option expiration date(2)	Number of shares or units of stock that have not vested(3) (#)	Market value of shares or units that have not vested(4) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(5) (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(6) ($)
Kevin D. Cordell
Stock options	34,626	—	30.08	09/26/2024
	36,337	30,805	20.62	10/13/2025
	20,714	37,801	21.24	07/19/2026
	—	29,511	27.86	07/25/2027
RSU awards					36,871	818,536
PSU award							9,996	221,911

Jason D. Asper
Stock options	—	35,303	28.55	08/14/2027
RSU awards					12,321	273,526

James A. Lightman
Stock options	33,504	—	15.75	12/29/2021
	566	—	17.70	04/16/2022
	7,444	—	20.75	05/09/2022
	1,999	—	22.55	04/17/2023
	11,099	—	23.93	05/14/2023
	9,086	—	29.06	05/13/2024
	42,638	36,147	20.62	10/13/2025
	12,625	23,039	21.24	07/19/2026
	—	18,074	27.86	07/25/2027
RSU awards					29,045	644,799
PSU award							6,122	135,908
____________________

(1)
All stock options vest over a four-year period, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining 75% of the underlying shares vesting over a three-year period thereafter in 36 as nearly equal as possible monthly installments, in each case so long as the individual remains an employee or consultant of our company. If a change in control of our company occurs, outstanding options may become immediately exercisable in full and remain exercisable for the remainder of their terms, depending upon the plan under which the options were granted and, in the case of options granted under the 2017 plan, whether the option is continued, assumed or substituted by the successor entity and whether the executive experiences a termination event in connection with or within two years following the change in control. For more information, see the discussion under “-Potential Payments Upon a Termination or Change in Control.”

(2)	All option awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with our company terminates.

(3)	The release dates and release amounts for the unvested RSU awards are as follows:

Name	06/01/2018	08/15/2018	06/01/2019	08/15/2019	06/01/2020	08/15/2020	08/15/2021
Mr. Palmisano	95,999	11,633	96,000	11,633	23,584	11,633	11,634
Mr. Berry	15,440	2,730	15,441	2,731	5,290	2,731	2,731
Mr. Cordell	10,891	2,499	10,893	2,499	5,091	2,499	2,499
Mr. Asper	—	3,080	—	3,080	—	3,080	3,081
Mr. Lightman	9,910	1,530	9,910	1,531	3,103	1,530	1,531
If a change in control of our company occurs, outstanding unvested RSU awards may become immediately vested in full, depending upon the plan under which the stock awards were granted and, in the case of RSU awards granted under the 2017 plan, whether the award is continued, assumed or substituted by the successor entity and whether the executive experiences a termination event in connection with or within two years following the change in control. For more information, see the discussion under “-Potential Payments Upon a Termination or Change in Control.”

(4)
The market value of RSU awards that had not vested as of December 31, 2017 is based on the closing sale price of our ordinary shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 29, 2017 ($22.20).

(5)
Amounts reported represent the number of PSU awards that were in progress based on target levels of performance. The PSU awards will vest based on the achievement of the performance goal established for the June 26, 2017 - June 28, 2020 performance period. For information regarding the treatment of such awards upon a change in control of our company, see the discussion under “-Potential Payments Upon a Termination or Change in Control.”

(6)
Amounts reported represent the target value of PSU awards that were in progress based on the closing sale price of our ordinary shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 29, 2017 ($22.20).

Options Exercised and Stock Vested During Fiscal Year
The table below provides information regarding stock awards that vested for each of our named executive officers during the fiscal year ended December 31, 2017. No option awards were exercised by any of our named executive officers during the fiscal year ended December 31, 2017.

	Stock awards(1)
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Robert J. Palmisano
Restricted stock units	95,998	2,615,946
Lance A. Berry
Restricted stock units	15,441	420,767
Kevin D. Cordell
Restricted stock units	10,891	296,780
Jason D. Asper
Restricted stock units	—	—
James A. Lightman
Restricted stock units	9,909	270,020
____________________

(1)
The number of shares acquired upon vesting reflects the gross number of shares acquired absent netting of shares surrendered or sold to satisfy tax withholding requirements. The value realized on vesting of the RSU awards held by each of the named executive represents the gross number of ordinary shares acquired, multiplied by the closing sale price of our ordinary shares on the vesting date or the last trading day prior to the vesting date if the vesting date was not a trading day, as reported by the Nasdaq Global Select Market.
Potential Payments Upon a Termination or Change in Control
Employment Agreement with Robert J. Palmisano. Effective October 1, 2015, Wright Medical Group, Inc., one of our subsidiaries, entered into an employment agreement with Robert J. Palmisano, our President and Chief Executive Officer. Under the terms of our employment agreement with Mr. Palmisano, in the event of a termination of his employment, the post-employment pay and benefits, if any, to be received by him will vary according to the basis for his termination. We have guaranteed the obligations under the employment agreement since our subsidiary, Wright Medical Group, Inc., is party to the agreement. The employment agreement will continue until December 31, 2019, subject to earlier termination under certain circumstances, and on October 1, 2018, will automatically renew for additional one-year periods unless we or Mr. Palmisano provides notice of non-extension of the agreement.
In the event that Mr. Palmisano’s employment is terminated for “cause” or he terminates his employment other than for “good reason” (as such terms are defined in the employment agreement) or disability, we will have no obligations to him, other than payment of accrued obligations. Accrued obligations include: (i) any accrued base salary through the date of termination; (ii) any annual cash incentive compensation awards earned but not yet paid; (iii) the value of any accrued vacation; (iv) reimbursement for any unreimbursed business expenses; and (v) only in the case of a termination at any time by reason of death or disability, his annual target incentive payment for the year that includes the date of termination.
In the event of an involuntary termination of his employment, we will be required to provide him, in addition to his accrued obligations: (i) a lump sum payment equal to two and one-half times the sum of: (a) his then current annual base salary; plus (b) his annual target incentive bonus; (ii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months; (iii) outplacement assistance for a period of 12 months, subject to termination if Mr. Palmisano accepts employment with another employer; (iv) financial planning services for a period of 12 months; and (v) an annual physical examination within 12 months of termination.
In the event of a termination of his employment due to death or disability, we will be required to provide him, in addition to his accrued obligations, his annual target incentive bonus.
In the event of an involuntary termination of his employment in anticipation of or within a 24-month period following a “change in control,” we will be required to provide him, in addition to his accrued obligations: (i) a lump sum payment equal to three times the sum of: (a) his then current annual base salary, plus (b) his annual target incentive bonus; (ii) his annual target incentive bonus for the year in which his termination occurs; (iii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months; (iv) outplacement assistance for a period of 12 months, subject to termination if Mr. Palmisano accepts employment with another employer; (v) financial planning services for a period of 12 months; and (vi) an annual physical examination within 12 months of termination.
Upon termination for any reason other than for cause, disability, or death, Mr. Palmisano must enter into a release of all claims within 30 days after the date of termination before any payments will be made to him under the employment agreement, other than accrued obligations. If he breaches the terms of the confidentiality, non-competition, non-solicitation, intellectual property rights agreement, then our obligations to make payments or provide benefits will cease immediately and permanently, and he will be required to repay an amount equal to 30% of the post-employment payments and benefits previously provided to him under the employment agreement, with interest. The employment agreement provides for other clawback and forfeiture provisions, including if we are required to restate our financial statements under certain circumstances. All payments under his employment agreement will be net of applicable tax withholding obligations. The agreement also provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to one dollar less than the amount that would subject him to the excise tax if the reduction results in him receiving a greater amount on a net-after tax basis than would be received if he received the payments and benefits and paid the excise tax.

Severance Pay Agreements with Other Named Executive Officers. Our subsidiary, Wright Medical Group, Inc., has entered into separation pay agreements with our named executive officers, other than Mr. Palmisano. We have guaranteed the obligations under these separation pay agreements. The separation pay agreements will continue until October 1, 2019 and, on October 1, 2018, will automatically renew for additional one-year periods unless we or the executive provides notice of termination of the agreement.
Under the terms of the separation pay agreement, in the event that the executive is terminated for cause or the executive terminates his employment other than for good reason or disability, we will have no obligations, other than payment of accrued obligations. Accrued obligations include: (i) any accrued base salary through the date of termination; (ii) any annual cash incentive compensation awards earned but not yet paid; (iii) the value of any accrued vacation; (iv) reimbursement for any unreimbursed business expenses; and (v) only in the case of a termination at any time by reason of death or disability, an annual incentive target bonus for the year that includes the date of termination, prorated for the portion of the year that the executive was employed.
In the event of an involuntary termination of the executive’s employment, other than for cause, we will be obligated to pay a severance payment and accrued obligations and provide certain benefits to the executive. The severance payment will equal the sum of (i) the executive’s then current annual base salary, plus (ii) an amount equal to his then current annual target bonus. Half of the total severance payment amount will be payable at or within a reasonable time after the date of termination and the remaining half will be payable in installments beginning six months after the date of termination, with a final installment to be made on or before March 15 of the calendar year following the year of termination. In the event of an involuntary termination of the executive’s employment in connection with a change in control, then his severance payment will equal two times the amount of his severance payment as described above. Under the separation pay agreement, an involuntary termination of the executive’s employment will occur if we terminate the executive’s employment other than for cause, disability, voluntary retirement, or death or if the executive resigns for good reason, in each case as defined in the separation pay agreement.
In addition to a severance payment, the executive also will be entitled to receive the following benefits in the event of an involuntary termination of his employment: (i) a pro rata portion of the executive’s annual cash incentive compensation award for the fiscal year that includes the termination date, if earned pursuant to the terms thereof and at such time and in such manner as determined pursuant to the terms thereof, less any payments thereof already made during such fiscal year (or, in the event of an involuntary termination in connection with a change in control, a pro rata portion of the executive’s target annual cash incentive compensation award for the fiscal year that includes the termination date, less any payments thereof already made during such fiscal year); (ii) payment or reimbursement for the cost of COBRA continuation coverage for up to 12 months (18 months in the event of an involuntary termination in connection with a change in control); (iii) outplacement assistance for a period of one year (two years in the event of an involuntary termination in connection with a change in control), subject to termination if the executive accepts employment with another employer; (iv) financial planning services for a period of one year (two years in the event of an involuntary termination in connection with a change in control); (v) payment to continue insurance coverage equal to the executive’s annual supplemental insurance premium benefit provided to him or her prior to the date of termination (twice the premium benefit in the event of an involuntary termination in connection with a change in control); (vi) an annual physical examination within 12 months of termination; and (vii) reasonable attorneys’ fees and expenses if any such fees or expenses are incurred to recover benefits rightfully owed under the separation pay agreement.
In the event of a termination of an executive’s employment due to death or disability, we will be required to provide the executive, in addition to his or her accrued obligations, a pro rata portion of his or her annual target incentive bonus.
Upon termination for any reason other than cause, disability, or death, the executive must enter into a release of all claims within 30 days after the date of termination before any payments will be made to the executive under the separation pay agreement, other than accrued obligations. If the executive breaches the terms of the confidentiality, non-competition, non-solicitation, and intellectual property rights agreement or the release, then our obligations to make payments or provide benefits will cease immediately and permanently, and the executive will be required to repay an amount equal 90% of the payments and benefits previously provided to the executive under the separation pay agreement, with interest. All payments under the separation pay agreement will be net of applicable tax withholding obligations. The separation pay agreement provides that if any severance payments or other payments or benefits deemed made in connection with a future change in control are subject to the “golden parachute” excise tax under Code Section 4999, the payments will be reduced to one dollar less than the amount that would subject the executive to the excise tax if the reduction results in the executive receiving a greater amount on a net-after tax basis than would be received if the executive received the payments and benefits and paid the excise tax.
Change in Control Provisions in Equity Plans. Our equity plans under which awards have been granted to our named executive officers contain “change in control” provisions.
Under our current 2017 equity plan, a “change in control” means:

•
the acquisition (other than from us) by any person, entity or group, subject to certain exceptions, of 50% or more of either our then-outstanding ordinary shares or the combined voting power of our then-outstanding ordinary shares or the combined voting power of our then-outstanding capital stock entitled to vote generally in the election of directors;

•	the “continuity directors” cease for any reason to constitute at least a majority of our board of directors;

•
consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were our shareholders immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the reorganized, merged, consolidated, or other surviving corporation (or its direct or indirect parent corporation);

•	approval by our shareholders of a liquidation or dissolution of our company; or

•
the consummation of the sale of all or substantially all of our assets with respect to which persons who were our shareholders immediately prior to such sale do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the then-outstanding voting securities of the acquiring corporation (or its direct or indirect parent corporation).

Under the 2017 equity plan, if a change in control of our company occurs, then if an award is continued, assumed or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms. If the award is continued, assumed or substituted by the successor entity and within two years following the change in control the participant is either terminated by the successor entity without “cause” or, if the participant is an employee, resigns for “good reason,” each as defined in the 2017 plan, then:

•	All outstanding stock options and SARs held by such participant will become immediately vested and exercisable in full and will remain exercisable for the remainder of their respective terms;

•	All restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based held by such participant will lapse and be of no further force and effect;

•
All performance-based awards held by such participant for which the performance period has been completed as of the date of such termination or resignation but have not yet been paid will vest and be paid in cash or shares and at such time as provided in the award agreement based on actual attainment of each performance goal; and

•
All performance-based awards held by such participant for which the performance period has not been completed as of the date of such termination or resignation will with respect to each performance goal vest and be paid out for the entire performance period (and not pro rata) based on actual performance achieved through the date of such termination or resignation with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of termination or resignation.

If a change in control of our company occurs, and if an award participant suffers a “termination of continued employment” in connection with such change in control, or if outstanding awards are not continued, assumed or substituted with equivalent awards by the successor entity, or in the case of a dissolution or liquidation of our company, outstanding awards will be subject to the following rules:

•
All outstanding stock options and SARs will become fully vested and exercisable and the committee will give such participant a reasonable opportunity to exercise any and all stock options and SARs before but conditioned upon the resulting change in control and if a participant does not exercise all stock options and SARs, the committee will pay such participant the difference between the exercise price for the stock option or grant price for the SAR and the per share consideration provided to other similarly situated shareholders in the change in control, provided that if the exercise or grant price exceeds the consideration in the change in control, provided, however, that if the exercise price or grant price exceeds the consideration provided, then such exercised stock option or SAR will be canceled and terminated without payment;

•
All restrictions imposed on restricted stock, RSUs or deferred units that are not performance-based will lapse and be of no further force and effect, and RSUs and deferred units will be settled and paid in cash or shares and at such time as provided in the award agreement, provided, however, that if any such payment is to be made in shares, the committee may provide such holders the consideration provided to other similarly situated shareholders in the change in control;

•
All performance-based awards held by such participant for which the performance period has been completed as of the date of the change in control but have not yet been paid will vest and be paid in cash or shares and at such time as provided in the award agreement based on actual attainment of each performance goal; and

•
All performance-based awards held by such participant for which the performance period has not been completed as of the date of the change in control will with respect to each performance goal vest and be paid out for the entire performance period (and not pro rata) based on actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the change in control.

These change in control provisions may not be terminated, amended or modified in any manner that adversely affects any then-outstanding award or award participant without the prior written consent of such participant.
The 2017 plan defines “cause” as, unless otherwise provided in an award agreement, cause as defined in any employment, consulting, severance or similar agreement between the participant and us (an “individual agreement”), or if there is no such individual agreement or if it does not define cause: (i) the participant has engaged in conduct that in the judgment of the committee constitutes gross negligence, misconduct, or gross neglect in the performance of the participant’s duties and responsibilities or conduct resulting or intending to result directly or indirectly in gain or personal enrichment for the participant at our expense; (ii) the participant has engaged or is about to engage in conduct materially injurious to us; (iii) the participant has engaged in or is about to engage in conduct that is materially inconsistent with our legal and healthcare compliance policies, programs or obligations, including but not limited to our code of business conduct and ethics and our code of conduct on insider trading and confidentiality; (iv) the participant’s bar from participation in programs administered by the United States Department of Health and Human Services or the United States Food and Drug Administration or any succeeding agencies; (v) the participant’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; or (vi) the participant has engaged in a material breach of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with us or a breach of any company policy for which termination of employment or service is a permissible consequence of such breach.
The 2017 plan defines “good reason” as, unless otherwise provided in an award agreement, the occurrence of any of the following without the prior written consent of the participant, unless such act or failure to act is corrected by us within 30 days of the participant providing notice of the occurrence: (a) a material reduction in the participant's then current responsibilities or assignment to the participant of duties materially inconsistent with such participant's then current range of duties and responsibilities; and for the avoidance of doubt, the following circumstances would be considered a material reduction of a participant's responsibilities: (i) the reporting structure of a participant who reports to the chief executive officer of the entire organization is modified or the participant is informed that it will be modified such that the participant would no longer report to such chief executive officer or (ii) a participant who is the chief executive officer or organization-wide leader of a material function in a public company would no longer be, or is informed that he or she will no longer be, the chief executive officer or organization-wide leader of such function, or would no longer lead that function in a public company environment; (b) a material reduction (i.e., more than 10%) in the participant's aggregate annualized compensation target (including bonus opportunity as a percentage of base salary) and benefits opportunities, except for an across the board reduction or modification to any benefit plan affecting all similarly situated participants; (c) failure to pay to the participant any portion of the participant's current compensation and benefits, under any plan, program or policy of, or other contract or agreement within 30 days of the date such compensation and/or benefits are due; (d) cancellation or material reduction in scope of any indemnification and/or director and officer liability insurance; (e) the relocation of the participant's then current principal place of employment, or principal location, to a location which is more than 40 miles from the principal location; or (f) material breach other than by the participant of any material provision of the participant's employment, severance or similar agreement.
The 2017 plan defines “termination of continued employment” as termination of an individual’s employment with our company or if the individual is a director, his or her service as a director, without cause in connection with a change of control and includes, by way of example and without limitation, the following circumstances: (i) such individual is notified within the 60 day period preceding the change of control that the individual’s employment is or will be terminated without cause prior to or after the change of control, (ii) such individual is notified within the 60 day period preceding the change of control that the individual’s continued employment with our company after the change of control is conditioned upon acceptance of a position with the successor or an affiliate of the successor under terms which would entitle the individual to resign for good reason and the individual in fact resigns for good reason on this basis, and (iii) such individual is a director and will not become a director of the successor parent immediately after the change in control.
Under the terms of our 2010 equity plan, if there is a change in control of our company, then, all outstanding options become immediately exercisable in full and remain exercisable for the remainder of their terms and all issuance conditions on all outstanding RSU awards will be deemed satisfied. Alternatively, the compensation committee may determine that outstanding awards will be cancelled as of the consummation of the change in control and that holders of cancelled awards will receive a payment in respect of such cancellation based on the amount of per share consideration being paid in connection with the change in control less, in the case of options and other awards subject to exercise, the applicable exercise price.

Potential Payments to Named Executive Officers. The table below reflects the amount of compensation and benefits payable to each named executive officer, in the event of (i) any voluntary resignation or termination or termination for cause; (ii) an involuntary termination without cause; (iii) an involuntary termination without cause or a resignation for good reason within 12 months (24 months in the case of Mr. Palmisano and two years in the case of equity awards acceleration) following a change in control, or a qualifying change in control termination; (iv) termination by reason of an executive’s death or disability; and (v) a change in control. The amounts reported in the table assume that the applicable triggering event occurred on December 31, 2017, and, therefore, are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

Name	Type of payment(1)	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death/ disability ($)	Change in control ($)
Robert J. Palmisano	Cash severance	—	4,792,570	5,751,084	—	—
	Benefit continuation	—	19,920	19,920	—	—
	Annual bonus(2)	—	958,514	958,514	958,514	—
	Outplacement benefits	—	30,000	30,000	—	—
	Other termination benefits(3)	—	6,000	6,000	—	—
	Option award acceleration(4)	—	—	775,715	—	775,715
	RSU award acceleration(5)	—	—	5,818,975	—	5,818,975
	PSU award acceleration(6)	—	—	1,033,033	—	1,033,033
	Total	—	5,807,004	14,393,241	958,514	7,627,723

Lance A. Berry	Cash severance	—	742,500	1,485,000	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	292,500	292,500	292,500	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	122,879	—	122,879
	RSU award acceleration(5)	—	—	1,045,487	—	1,045,487
	PSU award acceleration(6)	—	—	242,491	—	242,491
	Total	—	1,090,920	3,290,237	292,500	1,410,857

Kevin D. Cordell	Cash severance	—	753,050	1,506,099	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	282,394	282,394	282,394	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	84,961	—	84,961
	RSU award acceleration(5)	—	—	818,536	—	818,536
	PSU award acceleration(6)	—	—	221,911	—	221,911
	Total	—	1,091,364	3,015,781	282,394	1,125,408

Name	Type of payment(1)	Voluntary/ for cause termination ($)	Involuntary termination without cause ($)	Qualifying change in control termination ($)	Death/ disability ($)	Change in control ($)
Jason D. Asper	Cash severance	—	519,250	1,038,500	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	184,250	184,250	184,250	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	—	—	—
	RSU award acceleration(5)	—	—	273,526	—	273,526
	Total	—	759,420	1,598,156	184,250	273,526

James A. Lightman	Cash severance	—	605,318	1,210,635	—	—
	Benefit continuation	—	19,920	29,880	—	—
	Annual bonus(2)	—	201,773	201,773	201,773	—
	Outplacement benefits	—	30,000	60,000	—	—
	Other termination benefits(3)	—	6,000	12,000	—	—
	Option award acceleration(4)	—	—	79,230	—	79,230
	RSU award acceleration(5)	—	—	644,799	—	644,799
	PSU award acceleration(6)	—	—	135,908	—	135,908
	Total	—	863,011	2,374,225	201,773	859,937
____________________

(1)	The benefit amounts set forth in the table do not reflect any reduction that may be necessary to prevent the payment from being subject to an excise tax under Code Section 280G, if applicable.

(2)	Assumes payment equal to full target annual bonus for the year in which the termination date occurs.

(3)	Reflects the cost of financial planning services and continued executive insurance. Reimbursement of reasonable attorneys’ fees and expenses is not included as the amount is not estimable.

(4)
Based on the difference between: (i) the per share market price of the ordinary shares underlying the unvested stock options held by such executive as of December 29, 2017, the last trading day of fiscal year 2017, based upon the closing sale price of our ordinary shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 29, 2017 ($22.20), and (ii) the per share exercise price of the options held by such executive. The per share exercise price of all unvested stock options held by our named executive officers included in the table as of December 31, 2017 range from $20.62 to $28.55. The “Change in Control” scenario assumes that options granted under the 2017 plan are not continued, assumed or substituted with equivalent awards in connection with the change in control.

(5)
Based on: (i) the number of unvested RSU awards held by such executive as of December 31, 2017, multiplied by (ii) the per share market price of our ordinary shares as of December 29, 2017, the last trading day of fiscal year 2017, based upon the closing sale price of our ordinary shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 29, 2017 ($22.20). The “Change in Control” scenario assumes that RSU awards granted under the 2017 plan are not continued, assumed or substituted with equivalent awards in connection with the change in control.

(6)
Amounts reported represent the value of the immediate payout of the target number of ordinary shares that the named executive officer would have been entitled to receive as payout for PSU awards for the June 26, 2017 - June 28, 2020 performance period. The value is based on: (a) the number of outstanding PSU awards at target, multiplied by (b) the closing sale price of our ordinary shares, as reported by the Nasdaq Global Select Market, on the last trading day of our fiscal year, December 29, 2017 ($22.20). The “Change in Control” scenario assumes that PSU awards granted under the 2017 plan are not continued, assumed or substituted with equivalent awards in connection with the change in control and are paid out, assuming target performance.

Risk Assessment of Compensation Policies, Practices, and Programs
As a result of our annual assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure, work together in a manner so as to encourage our employees, including our named executive officers, to pursue growth strategies that emphasize shareholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our company. As part of our assessment, we noted in particular the following:

•	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;

•
while performance-based, or at risk, compensation constitutes a significant percentage of the overall total compensation of many of our employees, including our executives, non-performance based compensation for most employees for most years is still a sufficiently high percentage of their overall total compensation that the performance-based compensation does not encourage unnecessary or excessive risk taking;

•	for most employees, our performance-based compensation has appropriate maximums;

•
a significant portion of performance-based compensation of our employees is in the form of long-term equity incentives which do not encourage unnecessary or excessive risk because they generally vest over a three to four-year period of time thereby focusing our employees on our long-term interests; and

•
performance-based or variable compensation awarded to our employees, which for our higher-level employees, including our named executive officers, constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes several different performance measures and goals that are drivers of long-term success for our company and shareholders.

As a matter of best practice, we will continue to monitor our compensation policies, practices, and programs to ensure that they continue to align the interest of our employees, including in particular our executive officers, with those of our long-term shareholders while avoiding unnecessary or excessive risk.

MISCELLANEOUS
__________________
Proposals for the 2019 Annual General Meeting of Shareholders
If any shareholder wishes to propose a matter for consideration at our 2019 annual general meeting of shareholders, the proposal should be delivered to James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands.
To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2019 annual general meeting of shareholders, a proposal must be received by our Senior Vice President, General Counsel and Secretary on or before January 16, 2019, unless the date of the 2019 annual general meeting is changed by more than 30 days from the date of the 2018 Annual General Meeting, and must satisfy the requirements of the proxy rules promulgated by the SEC.
Any other shareholder proposals to be presented at our 2019 annual general meeting of shareholders, including director nominations, must be given in writing to our Senior Vice President, General Counsel and Secretary no later than 60 days prior to our 2019 annual general meeting of shareholders, as required by our articles of association.
Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our articles of association and the rules and regulations of the SEC. You may contact James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.
Proxy Solicitation Costs
The Board is soliciting your proxy, and we will bear the cost of this solicitation of proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding ordinary shares.
We have retained Morrow Sodali LLC, a proxy solicitation firm, to solicit proxies in connection with the Annual General Meeting at a cost of approximately $15,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, facsimile or via the Internet by Morrow Sodali LLC or, without additional compensation, by certain of our directors, officers and employees.
Householding of Annual Meeting Materials
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. This year, a number of brokers with customers who are our shareholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, (+ 31) 20 521-4777.
Once a shareholder has received notice from his or her broker that the broker will be “householding” communications to the shareholder’s address, “householding” will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the shareholder should so notify his or her broker. Any shareholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our company, at the address or telephone number provided above.
Copies of 2017 Annual Report on Form 10-K and Dutch Statutory Annual Accounts
Our annual report on Form 10-K for the fiscal year ended December 31, 2017 is being sent to shareholders together with this proxy statement on or about May 15, 2018.
Our annual report on Form 10-K, including the financial statements and the financial statement schedules thereto, and our Dutch statutory annual accounts for the fiscal year ended December 31, 2017 are available without charge upon written request to: James A. Lightman, Senior Vice President, General Counsel and Secretary, Wright Medical Group N.V., Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands. The annual report on Form 10-K and Dutch statutory annual accounts for the fiscal year ended December 31, 2017 are also available on our website at www.wright.com.
________________
Your vote is important. Please promptly vote your Wright ordinary shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors,
/s/ David D. Stevens
David D. Stevens
Chairman

Amsterdam, The Netherlands
May 15, 2018

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WRIGHT
FOCUSED EXCELLENCE

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 27, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 27, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E46777-P07497

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WRIGHT MEDICAL GROUP N.V.

The Board of Directors recommends you vote FOR the following proposals:

1. Appointment of an executive director nominated by the Board of Directors

Nominee:

	For	Against	Abstain
1a. Appointment of Robert J. Palmisano for executive director. Mark "For" to appoint Palmisano.	☐	☐	☐

Appointment of eight non-executive directors nominated by the Board of Directors

Nominees:

	For	Against	Abstain
1b. Appointment of David D. Stevens for non-executive director. Mark "For" to appoint Stevens.	☐	☐	☐
1c. Appointment of Gary D. Blackford for non-executive director. Mark "For" to appoint Blackford.	☐	☐	☐
1d. Appointment of J. Patrick Mackin for non-executive director. Mark "For" to appoint Mackin.	☐	☐	☐
1e. Appointment of John L. Miclot for non-executive director. Mark "For" to appoint Miclot.	☐	☐	☐
1f. Appointment of Kevin C. O'Boyle for non-executive director. Mark "For" to appoint O'Boyle.	☐	☐	☐
1g. Appointment of Amy S. Paul for non-executive director. Mark "For" to appoint Paul.	☐	☐	☐
1h. Appointment of Richard F. Wallman for non-executive director. Mark "For" to appoint Wallman.	☐	☐	☐
1i. Appointment of Elizabeth H. Weatherman for non-executive director. Mark "For" to appoint Weatherman.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Said attorneys and proxies, or other substitutes (or if only one), at said meeting, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Signature [PLEASE SIGN WITHIN BOX]   Date

Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E46778-P07497

WRIGHT MEDICAL GROUP N.V.

PROXY

Annual General Meeting of Shareholders
June 29, 2018

(Solicited on Behalf of the Board of Directors)

The undersigned shareholder of Wright Medical Group N.V. hereby constitutes and appoints Robert J. Palmisano, Lance A. Berry and James A. Lightman or any one of them, to act as the attorneys and proxies of the undersigned, each with full power of substitution and revocation, to vote for and otherwise to represent in the name, place and stead of the undersigned at our Annual General Meeting of Shareholders to be held at our offices at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, on Friday, June 29, 2018 at 9:00 a.m. (Central European Time), the number of votes the undersigned would be entitled to cast if personally present at the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL OF THE DIRECTOR NOMINEES IN PROPOSAL NO. 1 AND "FOR" EACH OTHER PROPOSAL. The instructions entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting.